Exhibit 10.21

EXECUTION VERSION

TERM LOAN CREDIT AGREEMENT

dated as of March 3, 2014

among

ROUNDY’S SUPERMARKETS, INC.,

as Borrower,

The Several Lenders

from Time to Time Parties Hereto,

CREDIT SUISSE AG,

as Administrative Agent,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Documentation Agent,

and

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent

CREDIT SUISSE SECURITIES (USA) LLC,

J.P. MORGAN SECURITIES LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and

BMO CAPITAL MARKETS CORP.,

as Joint Lead Arrangers and Joint Bookrunners,

TABLE OF CONTENTS

		PAGE
ARTICLE 1
DEFINITIONS

Section 1.01.	Defined Terms	2
Section 1.02.	Other Definitional Provisions	50
Section 1.03.	Pro Forma Calculations	51

ARTICLE 2
AMOUNT AND TERMS OF TERM COMMITMENTS

Section 2.01.	Tranche B Term Loans	53
Section 2.02.	Repayment of Term Loans	53

ARTICLE 3
[RESERVED].

ARTICLE 4
GENERAL PROVISIONS APPLICABLE TO LOANS

Section 4.01.	Borrowing Procedure	54
Section 4.02.	Optional Prepayments	55
Section 4.03.	Mandatory Prepayments and Commitment Reductions	56
Section 4.04.	Conversion and Continuation Options	59
Section 4.05.	Limitations on Eurodollar Tranches	60
Section 4.06.	Interest Rates and Payment Dates	60
Section 4.07.	Computation of Interest and Fees	61
Section 4.08.	Inability to Determine Interest Rate	61
Section 4.09.	Pro Rata Treatment and Payments	62
Section 4.10.	Requirements of Law	64
Section 4.11.	Taxes	65
Section 4.12.	Indemnity	70
Section 4.13.	Change of Lending Office	70
Section 4.14.	Replacement of Lenders	71
Section 4.15.	Evidence of Debt	72
Section 4.16.	Illegality	72

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

Section 5.01.	Financial Condition	73

i

SCHEDULES

Schedule 1.01(a)	Existing Surveys/ Existing Title Policies
Schedule 1.01(b)	Real Property
Schedule 1.01(c)	Commitments
Schedule 5.06	Litigation
Schedule 5.15	Subsidiaries
Schedule 5.19(a)	UCC Filing Jurisdictions
Schedule 5.19(b)	Mortgage Filing Jurisdictions
Schedule 8.02	Existing Indebtedness

Schedule 8.03	Existing Liens
Schedule 8.08	Investments
Schedule 8.10	Transactions with Affiliates
Schedule 8.13	Negative Pledge Agreements
Schedule 8.14	Restrictions on Subsidiary Distributions

EXHIBITS

Exhibit A	Form of Assignment and Assumption
Exhibit B	Auction Procedures
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Guarantee and Collateral Agreement
Exhibit E	Form of Mortgage
Exhibit F	Form of Exemption Certificate
Exhibit G	Form of Promissory Note
Exhibit H	Form of Closing Certificate
Exhibit I	Form of Solvency Certificate

v

TERM LOAN CREDIT AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of March 3, 2014, among ROUNDY’S SUPERMARKETS, INC., a Wisconsin corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”), and CREDIT SUISSE AG, as administrative agent and collateral agent (in any such capacity, together with its successors in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, capitalized terms used and not defined in the preamble and these recitals shall have the respective meanings set forth for such terms in Section 1.01 hereof;

WHEREAS, the Borrower, Credit Suisse AG, as administrative agent, the several banks and other financial institutions or entities from time to time parties thereto and certain other parties are parties to that certain Credit Agreement dated as of February 13, 2012 (as amended, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Facility”);

WHEREAS, the Borrower intends to repay (the “Refinancing”) the Existing Credit Facility and has requested that the Lenders make term loans in an aggregate principal amount equal to $460,000,000 to the Borrower;

WHEREAS, subject to the terms and conditions hereinafter set forth, the Lenders to the extent of their respective Commitments as defined herein are willing severally to make the term loans to the Borrower;

WHEREAS, in connection with the foregoing and as an inducement for the Lenders to extend the credit contemplated hereunder, the Borrower has agreed to secure all of its Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, a first priority lien on its Term Priority Collateral and a second priority lien on its ABL Priority Collateral; and

WHEREAS, in connection with the foregoing and as an inducement for the Lenders to extend the credit contemplated hereunder, the Guarantors have agreed to guarantee the Obligations and to secure their respective guarantees by granting to the Administrative Agent, for the benefit of the Secured Parties, a first priority lien on their respective Term Priority Collateral and a second priority lien on their respective ABL Priority Collateral;

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the terms listed in this Section 1.01 shall have the respective meanings set forth in this Section 1.01.

“ABL Priority Collateral” shall have the meaning provided in the First Lien Intercreditor Agreement.

“Acquisition” shall mean, as to any Person, the acquisition by such Person of (a) Capital Stock of any other Person in a related, complementary or ancillary line of business as such Person if, after giving effect to the acquisition of such Capital Stock, such other Person would be a Subsidiary of such Person, (b) all or substantially all of the assets of any other Person in a related, complementary or ancillary line of business as such Person, (c) assets constituting one or more business units (which may include any individual store or groups of stores) of any other Person used in a related, complementary or ancillary line of business of such Person or (d) additional Capital Stock of any Restricted Subsidiary not then held by the Borrower or any other Restricted Subsidiary.

“Additional Lender” shall mean, at any time, any bank, other financial institution, institutional investor or other Person (other than a natural person or a Competitor) that, in any case, is not an existing Lender and that agrees to provide any portion of any (a) Incremental Term Loans or Incremental Revolving Commitment in accordance with Section 12.01 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 12.03.

“Administrative Agent” shall have the meaning provided in the preamble to this Agreement.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Affiliate Debt Fund” shall mean an Affiliated Lender that is a bona fide debt fund or an investment vehicle that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business and whose managers have independent fiduciary duties to their investors in such funds or investment vehicles that are separate from the duties to the Sponsor, Holdings or their respective Affiliates.

“Affiliated Lender” shall mean the Sponsor and its Affiliates (other than Parent, Holdings, the Borrower or its Subsidiaries or any natural person).

“Agents” shall mean, collectively, the Administrative Agent, the Lead Arrangers, the Syndication Agent and the Documentation Agent.

“Aggregate Exposure” shall mean, with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the aggregate then unpaid principal amount of such Lender’s Term Loans.

“Aggregate Exposure Percentage” shall mean, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“All-in Yield” shall mean, as to any Indebtedness, the yield thereon as determined in good faith by the Borrower in consultation with the Administrative Agent and consistent with generally accepted financial practices, whether in the form of interest rate, margin, original issue discount, up-front fees, rate floors (provided that with respect to any Indebtedness that includes a “Eurodollar floor” or “Base Rate floor,” (a) to the extent that the Eurodollar or Base Rate (without giving effect to any floors in such definitions), as applicable, on the date that the All-in Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the All-in Yield and (b) to the extent that the Eurodollar or Base Rate (without giving effect to any floors in such definitions), as applicable, on the date that the All-in Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the All-in Yield) or otherwise; provided that original issue discount and up-front fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the remaining weighted average life to maturity of such Indebtedness); and provided further that “All-in Yield” shall not include arrangement, underwriting, structuring, ticking or similar fees paid to arrangers for such Indebtedness and customary consent fees for an amendment paid generally to consenting Lenders.

“Amend and Extend Transaction” shall mean an extension of maturity transaction described in and effected pursuant to Section 12.02.

“Applicable Margin” shall mean, for any day (a) with respect to any Eurodollar Loans, 4.75% per annum and (b) with respect to any Base Rate Loans, 3.75% per annum.

“Approved Fund” shall mean (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an affiliate of such investment advisor.

“Asset Sale” shall mean any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a), (b), (c), (d), (e), (g), (h), (i), (j), (l) or (m) of Section 8.05) that yields gross proceeds to the Borrower or any of the Restricted Subsidiaries (valued at the initial principal amount thereof, in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value, in the case of other non-cash proceeds) in excess of $3,000,000.

“Assignee” shall have the meaning provided in Section 11.06(b).

“Assignment and Assumption” shall mean an Assignment and Assumption, substantially in the form of Exhibit A or such other form as shall be approved by the Administrative Agent and the Borrower.

“Auction Manager” shall mean an investment bank or other financial institution or advisor of recognized standing selected by the Borrower.

“Auction Procedures” shall mean the auction procedures with respect to non-pro rata assignments of Term Loans pursuant to Section 11.06(g) or 11.06(h), as applicable, and as set forth in Exhibit B hereto.

“Available Amount” shall mean, at any time (the “Reference Date”), the sum of (without duplication):

(a) $30,000,000, plus

(b) 50% of the aggregate amount of the Consolidated Net Income (or, if the Consolidated Net Income is a loss, minus 100% of the amount of the loss) accrued on a cumulative basis during the period, taken as one accounting period, beginning on December 29, 2013 and ending on the last day of the Borrower’s most recently completed fiscal quarter for which internal financial statements are available immediately preceding the Reference Date, plus

(c) the aggregate net cash proceeds, and the fair market value of any assets or property other than cash, received by the Borrower (other than from a Subsidiary) after the Closing Date:

(i) from the issuance and sale of its Qualified Capital Stock, including by way of issuance of its Disqualified Capital Stock or Indebtedness to the extent since converted into Qualified Capital Stock of the Borrower or any direct or indirect parent entity thereof, or

(ii) as a contribution to its common equity capital,

provided that any such proceeds, assets or property shall not be included in clause (c) if any of the foregoing were previously applied for any purpose or applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose (other than the Available Amount), including without limitation, pursuant to the definition of “Consolidated EBITDA” or Sections 8.06(b), 8.08(r) or 8.09(a); plus

(d) an amount equal to the sum, for all Unrestricted Subsidiaries, of the following:

(x) the cash return, and the fair market value of any assets or property received, after the Closing Date, on Investments in an Unrestricted Subsidiary made after the Closing Date pursuant to the Available Amount as a result of any sale, repayment, redemption, liquidating distribution or other realization (not included in Consolidated Net Income) on such Investments, plus

(y) all distributions or dividends to the Borrower or a Restricted Subsidiary from Unrestricted Subsidiaries (provided that such distributions or dividends shall be excluded in calculating Consolidated Net Income for purposes of clause (b)), plus

(z) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the assets less liabilities of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, plus

(e) the cash return, and the fair market value of assets or property received, after the Closing Date, on any other Investment made after the Closing Date pursuant to the Available Amount, as a result of any sale, repayment, redemption, liquidating distribution, transfer of assets, payment of dividends, interest or distributions to the Borrower or any Restricted Subsidiary from any Unrestricted Subsidiary, or other return of capital or realization (to the extent not included in Consolidated Net Income) minus

(f) the aggregate amount of Restricted Payments made pursuant to Section 8.06(g), the aggregate amount of the Available Amount utilized pursuant to Section 8.08(i), the aggregate amount of the Available Amount utilized pursuant to Section 8.08(s) and the aggregate amount of the Available Amount utilized pursuant to Section 8.09(a), in each case immediately prior to, or contemporaneously with, such time.

“Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, for the avoidance of doubt, the Eurodollar Rate for any day shall be based on the rate determined on such day at approximately 11 a.m. (London time) by reference to the Intercontinental Exchange Benchmark Administration (or the successor thereto if the Intercontinental Exchange Benchmark Administration is no longer making a LIBOR rate available) Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the Intercontinental Exchange Benchmark Administration (or the successor thereto if the Intercontinental Exchange Benchmark Administration is no longer making a LIBOR rate available) as an authorized vendor for the purpose of displaying such rates), but in any event shall not be less than 1.00% per annum. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate, as the case may be.

“Base Rate Loans” shall mean Loans the rate of interest applicable to which is based upon the Base Rate.

“Benefited Lender” shall have the meaning in Section 11.07(a).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” shall have the meaning provided in the preamble to this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 11.02.

“Borrower Notice” shall have the meaning provided in Section 7.09(b).

“Borrowing” shall mean Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Date” shall mean any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 4.01 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Business” shall have the meaning provided in Section 5.17(b).

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures” shall mean for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Restricted Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Restricted Subsidiaries; but excluding to the extent otherwise included any such expenditure: (i) which is financed with the Net Cash Proceeds of a Recovery Event as permitted by Section 4.03(b), (ii) relating to the purchase price of an Acquisition or an Investment permitted under Section 8.08, (iii) made by the Borrower or any Subsidiary Guarantor as a tenant to finance leasehold improvements, to the extent such expenditures are reimbursed by the landlord, (iv) to effect any Sale and Leaseback Transactions permitted under Section 8.11 and (v) that is financed with the proceeds of a Disposition permitted by Section 8.05(a), Section 8.05(f) and Section 8.05(k).

“Capital Lease Obligations” shall mean as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Capital Stock Net Cash Proceeds” shall mean any Net Cash Proceeds contributed by Parent to Holdings and by Holdings to the Borrower, in each case as cash common equity; provided that such Net Cash Proceeds shall cease to constitute Capital Stock Net Cash Proceeds if such Net Cash Proceeds were previously applied for any purpose or applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose, including, without limitation, pursuant to the definition of “Available Amount”, “Consolidated EBITDA” or Sections 8.06(b), 8.08(r) or 8.09(a).

“Cash Equivalents” shall mean (a) U.S. Dollars, (b) securities issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within twelve months from the date of acquisition, (c) certificates of deposit, time or demand deposits, eurodollar time deposits or overnight bank deposits having maturities of twelve months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000 and a Thomson Bank Watch Rating of at least B, (d) commercial paper of an issuer rated no lower than A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within twelve months from the date of acquisition, (e) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (c) of this definition or recognized securities dealer having combined capital and surplus of not less than

$500,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (c) above, (f) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) having one of the two highest rating categories obtainable from either Moody’s or S&P, (g) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (c) of this definition, or (h) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (g) of this definition.

“Change in Law” shall mean (a) the adoption or taking effect of any law, rule or regulation after the Closing Date, (b) any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 4.10, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or any United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued, other than in the case of clauses (x) and (y), any rules, regulations, orders, requests, guidelines or directives that Lenders are required to comply with prior to the Closing Date; provided that this exclusion shall not apply if any of such existing rules, regulations, orders, requests, guidelines or directives are modified after the Closing Date.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Tranche B Term Loans, Incremental Term Loans, Extended Term Loans (of the same Extension Series) or Refinancing Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Tranche B Term Commitment, an Incremental Term Loan Commitment, an Incremental Revolving Commitment or a Refinancing Term Loan Commitment, and when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment with respect to the applicable Class.

“CLO” shall mean any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an affiliate of such Lender.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 6.01 shall have been satisfied or waived (in accordance with Section 11.01), which date is March 3, 2014.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment” shall mean, as to any Lender, such Lender’s Tranche B Term Commitment, Incremental Term Loan Commitment or Refinancing Term Loan Commitment.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, that is under common control with Holdings or the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes Holdings or the Borrower and that is treated as a single employer under Section 414 of the Code.

“Communications” shall have the meaning assigned to such term in Section 11.02.

“Competitor” shall mean (x) a Person which is engaged in a business that is substantially similar to the Borrower or is a competitor of the Borrower or (y) any Affiliate of such Person described in clause (x) of this definition.

“Conduit Lender” shall mean any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Borrower; provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; and provided further that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 4.10, 4.11, 4.12 or 11.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum dated February 2014 and furnished to the Lenders.

“Consolidated Current Assets” shall mean, at any date, all amounts (other than (i) cash and Cash Equivalents and (ii) amounts related to current or deferred taxes based on income or profits) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date.

“Consolidated Current Liabilities” shall mean, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date, but excluding (a) any Indebtedness (whether principal, interest or otherwise) of the Borrower and the Restricted Subsidiaries, (b) without duplication of clause (a) above, all Indebtedness consisting of revolving loans to the extent otherwise included therein, (c) accruals of any costs or expenses related to restructuring reserves, (d) deferred revenue and (e) the current portion of pension liabilities.

“Consolidated EBITDA” shall mean, for any period, the sum of:

(1) Consolidated Net Income, plus

(2) Fixed Charges, to the extent deducted in calculating Consolidated Net Income, plus

(3) to the extent deducted in calculating Consolidated Net Income and as determined on a consolidated basis for the Borrower and its Restricted Subsidiaries in conformity with GAAP:

(A) income taxes, including any penalties and interest related to such taxes or arising from any tax examinations; and

(B) depreciation, amortization and all other non-cash items reducing Consolidated Net Income, provided, however, that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made), less all non-cash items increasing Consolidated Net Income; plus

(4) without duplication and to the extent deducted in calculating Consolidated Net Income, any costs, fees, charges and expenses related to any issuance of Capital Stock, acquisition or disposition of a division or line of business, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred hereunder (whether or not successful), plus

(5) the cash proceeds of any business interruption insurance to the extent such proceeds are not included in determining Consolidated Net Income for such period, plus

(6) any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or a Guarantor or net cash proceeds of an issuance of Capital Stock of Parent (other than Disqualified Capital Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Available Amount, plus

(7) any expenses, charges or other costs of the same nature or type as the expenses, charges or other costs that were added to “Net income (loss)” to calculate “Adjusted EBITDA” for fiscal 2012 as set forth in note (4) to the “Summary Historical Consolidated Financial and Other Data” section of the Offering Circular for the Second Lien Notes.

“Consolidated Leverage Ratio” shall mean, as at the last day of any period of four consecutive fiscal quarters of the Borrower, the ratio of (a) Consolidated Total Debt on such day minus the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries as of such day to (b) Consolidated EBITDA for such period; provided that for purposes of determining compliance with the Consolidated Leverage Ratio in connection with an incurrence of Indebtedness, such unrestricted cash and Cash Equivalents shall not include the net cash proceeds of such Indebtedness.

“Consolidated Net Income” shall mean, for any period, the aggregate net income (or loss) of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP; provided that the following (without duplication) will be excluded in computing Consolidated Net Income:

(1) the net income (but not loss) of any Person that is not a Restricted Subsidiary, except to the extent of the lesser of:

(x) the dividends or other distributions actually paid in cash (or to the extent converted into cash) to the Borrower or any of its Restricted Subsidiaries (subject to clause (3) below) by such Person during such period, and

(y) the Borrower’s pro rata share of such Person’s net income earned during such period;

(2) any net income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition;

(3) for purposes of determining the Available Amount, the net income (but not loss) of any Restricted Subsidiary (other than any Guarantor) to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income would not have been permitted for the relevant period by charter or by any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

(4) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to Asset Sales and other dispositions of assets or Capital Stock or the early extinguishment of Indebtedness, Hedge Agreements or other derivative instruments;

(5) any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses or charges relating thereto), any non-cash amortization or impairment expenses and any restructuring expenses, including any severance expenses, relocation expenses, curtailments or modifications to pension and post-retirement employee benefit plans, and fees, expenses or charges relating to stores and facilities closing costs, acquisition integration costs, stores and facilities opening costs, business optimization costs, signing, retention or completion bonuses;

(6) the cumulative effect of a change in accounting principles;

(7) any non-cash compensation expense, including any expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights;

(8) (a)(i) the non-cash portion of “straight-line” rent expense less (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations;

(9) any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from Hedge Agreements for currency exchange or interest rate risk, until such gains or losses are actually realized (at which time they should be included);

(10) any net after-tax income or loss from discontinued operations;

(11) to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption;

(12) any increase in amortization or depreciation attributable to the write up of assets associated with the application of purchase accounting in relation to any consummated acquisition (including the impact on net income (loss) arising from earn-outs and contingent consideration adjustments), net of taxes;

(13) any fees, costs, charges and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, disposition, recapitalization, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Capital Stock, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated on or prior to the Closing Date, any such transaction undertaken but not completed and the Refinancing) and any charges or nonrecurring merger costs incurred during such period as a result of any such transaction; and

(14) mark-to-market gains or losses as a result of the application of Accounting Standards Codification Topic 715: Compensation-Retirement Benefits;

provided further that the amount of any payments made in such period under Section 8.06(c)(ii) shall be deducted in calculating Consolidated Net Income (to the extent not otherwise deducted in calculating Consolidated Net Income).

“Consolidated Senior Secured Debt” shall mean, at any date, the aggregate principal amount of all Indebtedness of the types referred to in clauses (a), (c) and (e) of the definition thereof of the Borrower and the Restricted Subsidiaries at such date, in each case (i) to the extent that such Indebtedness should appear on a consolidated balance sheet of the Borrower as determined on a consolidated basis in accordance with GAAP and (ii) for so long as such Indebtedness is secured by any assets of the Borrower or any of the Subsidiary Guarantors on a first-priority basis or otherwise on a basis pari passu with or senior to the Liens of the Administrative Agent (for the benefit of the Secured Parties) in the Collateral. For the avoidance of doubt and without limiting the foregoing, Indebtedness under the Revolving Credit Facility Agreement, the Term Loans hereunder, any Permitted First Priority Incremental Equivalent Debt, any Permitted First Priority Refinancing Debt and any other Indebtedness secured on a senior basis to or on a pari passu basis with the obligations under the Revolving Credit Facility Agreement or the Obligations hereunder shall be deemed to be Consolidated Senior Secured Debt.

“Consolidated Senior Secured Leverage Ratio” shall mean, as of the last day of any period of four consecutive fiscal quarters, the ratio of (a) Consolidated Senior Secured Debt on such day minus the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries as of such day to (b) Consolidated EBITDA for such period; provided that for purposes of determining compliance with the Consolidated Senior Secured Leverage Ratio in connection with an incurrence of Indebtedness, such unrestricted cash and Cash Equivalents shall not include the net cash proceeds of such Indebtedness.

“Consolidated Total Debt” shall mean, at any date, the aggregate principal amount of all Indebtedness of the types referred to in clauses (a), (c) and (e) of the definition thereof of the Borrower and the Restricted Subsidiaries at such date, to the extent the same should appear on a consolidated balance sheet of the Borrower as determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital” shall mean, at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Continuing Directors” shall mean the directors of Holdings on the Closing Date and each other director, if, in each case, such other director’s nomination for election to the board of directors of Holdings is recommended by at least a majority of the then Continuing Directors who were members of such board of directors at the time of such nomination.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Investment Affiliate” shall mean, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Corrective Extension Amendment” shall have the meaning provided in Section 12.02(d).

“Credit Agreement Refinancing Indebtedness” shall mean (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend (other than pursuant to Section 12.02 hereof), refund, renew, replace or refinance, in whole or part, existing Term Loans or any existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) such extending, refunding, renewing, replacing or refinancing Indebtedness is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of the Refinanced Debt except by an amount equal to unpaid accrued interest and premium thereon and any fees and expenses (including upfront fees and original issue discount) in connection with such extension, exchange, modification, refinancing, refunding, renewal or replacement, (ii) in the case of loans, such Indebtedness has a maturity date not earlier than the maturity date of such Refinanced Debt, and a Weighted Average Life to Maturity equal to or greater than that of the Refinanced Debt, (iii) in the case of notes, the terms of such notes shall not provide for any scheduled repayment, maturity, mandatory redemption, sinking fund obligation or other payment of principal prior to the maturity date of the Refinanced Debt (other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights upon an event of default (or, in the case of any bridge financing, subject to prepayments from the issuance of equity or other indebtedness permitted hereunder customary for bridge financings), (iv) the pricing, fees, rate floors, discounts and premiums and, subject to clauses (ii) and (iii) above, optional prepayment or redemption terms may be as agreed by the Borrower and the other terms and conditions of such Indebtedness (except as otherwise provided herein)

are on market terms at the time of issuance thereof (as determined in good faith by the Borrower), (v) if such Indebtedness is permitted to be secured, such Indebtedness shall not be secured by any property or assets of Holdings, the Borrower or any Subsidiary other than the Collateral, (vi) such Indebtedness shall not be guaranteed by any Affiliate of the Borrower other than the Guarantors and (vii) such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, with 100% of the Net Cash Proceeds of the applicable Credit Agreement Refinancing Indebtedness.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Proceeds” shall have the meaning provided to such term in Section 4.03(e).

“Default” shall mean any of the events specified in Article 9 whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Derivatives Counterparty” shall have the meaning provided in Section 8.06.

“Disposition” shall mean, with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock” shall mean any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the six month anniversary of the Latest Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock referred to in clause (a) above, in each case at any time prior to the six month anniversary of the Latest Maturity Date; provided that (i) if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital

Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (ii) Capital Stock will not constitute Disqualified Capital Stock solely because of provisions giving holders thereof the right to require repurchase or redemption upon an “asset sale” or “change of control” occurring prior to the six month anniversary of the then Latest Maturity Date if those provisions specifically state that repurchase or redemption pursuant thereto will not be required prior to the repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments.

“Documentation Agent” shall mean Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as Documentation Agent hereunder.

“Dollars” and “$” shall mean dollars in lawful currency of the United States.

“Domestic Subsidiary” shall mean any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Dutch Auction” shall mean an auction conducted by Holdings, the Borrower or an Affiliated Lender in order to purchase Term Loans as contemplated by Section 11.06(g) or 11.06(h), as applicable, in accordance with the Auction Procedures.

“ECF Percentage” shall mean, with respect to each fiscal year of the Borrower, (i) 50%, if the Consolidated Leverage Ratio as of the last day of such fiscal year is greater than 4.00 to 1.00, (ii) 25%, if the Consolidated Leverage Ratio as of the last day of such fiscal year is equal to or less than 4.00 to 1.00 but greater than 3.50 to 1.00 and (iii) 0% , if the Consolidated Leverage Ratio as of the last day of such fiscal year is equal to or less than 3.50 to 1.00.

“Environmental Claims” shall mean any and all actions, suits, demands, demand letters, claims, liens, written notices of liability, noncompliance or violation, investigations or adjudicatory or administrative proceedings related to any violation of, or liability under, any Environmental Law or any permit or approval issued or required under any such Environmental Law (hereinafter, “Claim”), including (i) any and all Claims by or before any Governmental Authority for enforcement, cleanup, removal, response, remedial or other action or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the release or threatened release of Hazardous Materials or arising from alleged injury or threat to human health or safety or the environment.

“Environmental Laws” shall mean any foreign, federal, state, local or municipal law, rule, order, regulation, statute, ordinance, code, decree, requirement of any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning any hazardous or toxic substance, material or waste or protection of human health or the environment, in each case as now or may at any time hereafter be in effect.

“Equity Investors” shall mean the Sponsor and certain other investors and management of, and in, Holdings and the Borrower.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Event” shall mean (a) any Reportable Event with respect to a Single Employer Plan, (b) a determination that any Single Employer Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Single Employer Plan, (d) the incurrence by Holdings, the Borrower or any of their Commonly Controlled Entities of any liability under Title IV of ERISA (other than non delinquent premiums payable to the PBGC under Sections 4006 and 4007 of ERISA), (e) the termination, or the filing of a notice of intent to terminate, any Single Employer Plan pursuant to Section 4041(c) of ERISA, (f) the receipt by Holdings, the Borrower or any of their Commonly Controlled Entities from the PBGC or a plan administrator of any notice relating to the intention to terminate any Single Employer Plan or Single Employer Plans or to appoint a trustee to administer any Single Employer Plan, (g) the cessation of operations at a facility of Holdings, the Borrower or any of their Commonly Controlled Entities in the circumstances described in Section 4062(e) of ERISA, (h) conditions contained in Section 303(k)(1)(A) of ERISA for imposition of a Lien shall have been met with respect to any Single Employer Plan, (i) the receipt by Holdings, the Borrower or any of their Commonly Controlled Entities of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be Insolvent or in Reorganization, (j) the occurrence of a non-exempt “prohibited transaction” with respect to which Holdings, the Borrower or any of their Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or a “party in interest” (within the meaning of Section 406 of ERISA) or with respect to which Holdings, the Borrower or any such Subsidiary could otherwise be liable or (k) any other event or condition with respect to a Single Employer Plan or Multiemployer Plan that could reasonably be expected to result in liability of Holdings, the Borrower or any Subsidiary.

“Eurodollar Base Rate” shall mean, with respect to any borrowing of Eurodollar Loans for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the Intercontinental Exchange Benchmark Administration (or successor thereto if the Intercontinental Exchange Benchmark Administration is no longer making a LIBOR rate available) Interest Settlement Rates for deposits in dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other readily available service reasonably selected by the Administrative Agent in consultation with the Borrower that has been nominated by the Intercontinental Exchange Benchmark Administration (or successor thereto if the Intercontinental Exchange Benchmark Administration is no longer making a LIBOR rate available) as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurodollar Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Eurodollar Loans” shall mean Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate” shall mean, with respect to any borrowing of Eurodollar Loans for any Interest Period, an interest rate per annum equal to the greater of (a) 1.00% per annum and (b) the product of (i) the Eurodollar Base Rate in effect for such Interest Period and (ii) Statutory Reserves.

“Eurodollar Tranche” shall mean the collective reference to Eurodollar Loans under a particular Facility with current Interest Periods which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default” shall mean any of the events specified in Article 9; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow” shall mean, for any period, (a) the sum (without duplication) of (i) the consolidated net income (or loss) of the Borrower and its Restricted Subsidiaries for such period, adjusted to exclude any gains or losses attributable to Asset Sales or Recovery Events resulting in a prepayment of the Term Loans under Section 4.03(b), (ii) depreciation, amortization and other non-

cash charges or losses deducted in determining such consolidated net income (or loss) for such period, (iii) the net increase during such period (if any) in long-term deferred tax accounts of the Borrower and (iv) decreases in Consolidated Working Capital for such period; minus (b) the sum (without duplication) of (i) any non-cash gains included in determining such consolidated net income (or loss) for such period, (ii) increases in Consolidated Working Capital for such period, (iii) the net decrease during such period (if any) in long-term deferred tax accounts of the Borrower, (iv) Capital Expenditures made in cash during such period, except to the extent financed with the proceeds of Indebtedness (other than revolving loans), equity issuances or contributions, casualty proceeds, condemnation proceeds or other similar proceeds, (v) mandatory amortization payments of the Term Loans pursuant to Section 2.02(a)(i) made in cash during such period, (vi) mandatory amortization payments in respect of the MEDC Loan made in cash during such period, (vii) mandatory scheduled payments in respect of the capitalized portion of Capital Lease Obligations paid in cash by the Borrower and the Restricted Subsidiaries during such period, (viii) the aggregate amount of all regularly scheduled principal payments of other Funded Debt of the Borrower and the Restricted Subsidiaries made in cash during such period, but only to the extent that the Funded Debt so paid by its terms cannot be reborrowed or redrawn and such payments do not occur in connection with a refinancing of all or any portion of such Funded Debt, (ix) an amount equal to cash payments made by the Borrower and the Restricted Subsidiaries during such period in respect of Acquisitions in reliance on Section 8.08 or Investments in reliance on clause (j) or (s) of Section 8.08, except to the extent financed with the proceeds of Indebtedness (other than revolving loans), equity issuances or contributions, casualty proceeds, condemnation proceeds or other similar proceeds, (x) any cash payments made during such period pursuant to Restricted Payments permitted under Section 8.06(b) (or any Investment permitted hereunder made in lieu of thereof) (excluding amounts expended in reliance on the final proviso thereof or financed with the proceeds of key man life insurance) and Section 8.06(c), (xi) optional prepayments of Funded Debt (other than the Term Loans) paid in cash during such period, but only to the extent that the Funded Debt so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or a portion of such Funded Debt and (xii) to the extent not otherwise deducted in the determination of consolidated net income (or loss) of the Borrower and its Restricted Subsidiaries for such period, cash payments during such period made by the Borrower or any of its Restricted Subsidiaries with respect to liabilities in respect of pension plans (including any multiemployer plans).

“Excess Cash Flow Application Date” shall have the meaning provided in Section 4.03(c).

“Excluded Indebtedness” shall mean all Indebtedness permitted by Section 8.02, other than any Credit Agreement Refinancing Indebtedness.

“Excluded Subsidiary” shall mean each (a) Immaterial Subsidiary, (b) Foreign Subsidiary, (c) Unrestricted Subsidiary, (d) Subsidiary that is prohibited or restricted by applicable law or by Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof or in connection therewith) from guaranteeing the Obligations (but only for so long as such prohibition or restriction remains in effect) or if guaranteeing the Obligations would require governmental (including regulatory) consent, approval, license or authorization, unless such consent, approval, license or authorization has been obtained, or could result in material adverse tax consequences as reasonably determined by the Borrower, (e) other Subsidiary with respect to which, in the reasonable judgment of the Borrower and the Administrative Agent, the burden or cost of providing a Guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (f) direct or indirect Domestic Subsidiary the primary assets of which are Capital Stock and/or Indebtedness of one or more Foreign Subsidiaries and/or other Subsidiaries otherwise described in this clause, (g) captive insurance Subsidiary, (h) Restricted Subsidiary of the Borrower that is not, directly or indirectly, wholly owned by the Borrower (other than in respect of any directors’ qualifying shares) and (i) any Subsidiary of a Subsidiary referred to in clauses (a) through (h) above.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee Obligation of such Guarantor with respect to, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (after giving effect to Section 2.08 of the Guarantee and Collateral Agreement) at the time the guarantee of such Guarantor or the grant of such security interest would become effective with respect to such Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal or unlawful.

“Existing Credit Facility” shall have the meaning provided in the recitals to this Agreement.

“Existing Lenders Agreement” shall mean the cashless roll letter dated as of March 3, 2014 among the Borrower, certain of the lenders party to the Existing Credit Facility and Credit Suisse AG, Cayman Islands Branch, as administrative agent under the Existing Credit Facility.

“Existing Surveys” shall mean each of the surveys for the Mortgaged Property as listed on Schedule 1.01(a) under the heading “Existing Surveys”.

“Existing Title Policies” shall mean each of the title insurance policies for the Mortgaged Properties as listed on Schedule 1.01(a) under the heading “Existing Title Policies”.

“Extended Term Loans” shall have the meaning provided in Section 12.02(a).

“Extension” shall have the meaning provided in Section 12.02(a).

“Extension Amendment” shall have the meaning provided in Section 12.02(a).

“Extension Notice” shall have the meaning provided in Section 12.02(a).

“Extension Offer” shall have the meaning provided in Section 12.02(a).

“Extension Series” shall mean all Extended Term Loans that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, if any, and amortization schedule.

“Facility” shall mean any of the Tranche B Term Loan Facility, any Incremental Term Loan Facility or any Refinancing Term Loan Facility, as applicable. Each Class of Extended Term Loans shall constitute a separate Facility from the tranche of Term Loans not extended pursuant to the relevant Extension Notice.

“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date hereof (or any amended or successor version that is substantially comparable and not materially more onerous to comply with) and any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements between the United States and a non-U.S. Governmental Authority with respect thereto.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“FIRREA” shall have the meaning provided in Section 7.09(b).

“First Lien Intercreditor Agreement” shall mean the First Lien Intercreditor Agreement dated as of the date hereof by and among the Administrative Agent, as administrative agent and collateral agent for the Lenders, the Revolving Credit Facility Agent, the Borrower and the other Loan Parties from time to time party thereto, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Fixed Charges” shall mean, for any period, the sum of:

(1) Interest Expense for such period; and

(2) the product of

(x) cash dividends paid on any Preferred Stock and cash and non-cash dividends paid, declared, accrued or accumulated on any Disqualified Capital Stock or Preferred Stock of the Borrower or a Restricted Subsidiary, except for dividends payable in the Borrower’s Qualified Capital Stock or paid to the Borrower or to a Restricted Subsidiary, and

(y) a fraction, the numerator of which is one and the denominator of which is one minus the sum of the currently effective combined Federal, state, local and foreign tax rate applicable to the Borrower and its Restricted Subsidiaries.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Funded Debt” shall mean, as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“Funding Office” shall mean the office of the Administrative Agent specified in Section 11.02 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein. Notwithstanding any other provision contained herein, any obligation of a Person under a lease (whether existing as of the Closing Date or entered into in the future) that is not (or would not be) required to be classified and accounted for as a capital lease on the balance sheet of such Person under GAAP as in effect at the time such lease is entered into shall not be treated as a Capital Lease Obligation solely as a result of the adoption of any changes in, or changes in the application of, GAAP after such lease is entered into.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement to be executed and delivered by Parent, Holdings, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit D.

“Guarantee Obligation” shall mean, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors” shall mean, collectively, (a) Parent, (b) Holdings, (c) each Domestic Subsidiary on the Closing Date other than Excluded Subsidiaries and (d) each Domestic Subsidiary (other than an Excluded Subsidiary) that becomes a party to the Guarantee and Collateral Agreement after the Closing Date pursuant to Section 7.09.

“Hazardous Materials” shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes defined or regulated in or under any Environmental Law, including asbestos, radioactive material, radon gas, polychlorinated biphenyls and urea-formaldehyde insulation.

“Hedge Agreements” shall mean all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Holdings” shall mean Roundy’s Acquisition Corp., a Delaware corporation.

“Immaterial Subsidiary” shall mean, at any time, each Restricted Subsidiary of the Borrower for which (a) (i) the assets of such Restricted Subsidiary constitute less than 2.5% of the total assets of the Borrower and the Restricted Subsidiaries on a consolidated basis and (ii) the third-party revenue of such Restricted Subsidiary accounts for less than 2.5% of the consolidated third-party revenue of the Borrower and the Restricted Subsidiaries for the most recently ended four-fiscal quarter period for which financial statements have been delivered pursuant to Section 7.01(a) or (b), and (b) (i) the aggregate assets of all such Restricted Subsidiaries constitute 5.0% or less than the total assets of the Borrower and the Restricted Subsidiaries on a consolidated basis, and (ii) the aggregate third-party revenue of all such Restricted Subsidiaries accounts for less than 5.0% of the consolidated third-party revenue of the Borrower and the Restricted Subsidiaries for the most recently ended four-fiscal quarter period for which financial statements have been delivered pursuant to Section 7.01(a) or (b), and in each case such Restricted Subsidiaries have been designated as an Immaterial Subsidiary by the Borrower in a written notice delivered to the Administrative Agent. Upon any Restricted Subsidiary ceasing to be an Immaterial Subsidiary pursuant to the preceding sentence, such Restricted Subsidiary, to the extent not otherwise qualifying as an Excluded Subsidiary, shall comply with Section 7.09, to the extent applicable.

“Incremental Amendment” shall have the meaning provided in Section 12.01(e).

“Incremental Facility” shall mean any incremental credit facility provided under Section 12.01 hereof.

“Incremental Facility Closing Date” shall have the meaning provided in Section 12.01(e).

“Incremental Revolving Commitment” shall have the meaning provided in Section 12.01(a).

“Incremental Term Loan Commitment” shall mean the commitment of any lender to make Incremental Term Loans of a particular tranche pursuant to Section 12.01(a).

“Incremental Term Loan Facility” shall mean each tranche of Incremental Term Loans made pursuant to Section 12.01.

“Incremental Term Loans” shall have the meaning provided in Section 12.01(a).

“Indebtedness” of any Person at any date shall mean, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) trade payables or accrued expenses incurred in the ordinary course of such Person’s business and (ii) any earnout obligation, deferred revenue, noncompete or similar obligations under employment agreements of such Person until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and only if such liability is not paid after becoming due and payable and all time frames for payment have expired), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all Disqualified Capital Stock of such Person (excluding Disqualified Capital Stock the redemption of which is prohibited until after the repayment in full of the Obligations hereunder (other than contingent indemnification obligations and Obligations under or in respect of Specified Hedge Agreements)), (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; provided that the amount of Indebtedness which has not been assumed and for which recourse is limited to an identified asset or assets shall be equal to the lesser of: (1) the limited amount of such obligation and (2) the fair market value of such asset or assets and (j) for the purposes of Section 8.02 and Section 9.01(e) only, net obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. The amount of any net obligations under any Hedge Agreement as of any date shall be deemed to be the Swap Termination Value of such Hedge Agreement as of such date.

“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent” shall mean pertaining to a condition of Insolvency.

“Intellectual Property” shall mean, collectively, all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks and service marks (and in each case, all goodwill associated therewith), trademark and service mark licenses, domain names, technology, software, trade secrets, know-how and processes, all registrations or applications for registration of any of the foregoing and all rights to sue at law or in equity for any infringement, misappropriation or other violation of any of the foregoing, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement” shall mean the First Lien Intercreditor Agreement, the Second Lien Notes Intercreditor Agreement, the Permitted Pari Passu Intercreditor Agreement and/or the Permitted Junior Lien Intercreditor Agreement as the context may require.

“Interest Expense” shall mean, for any period, the consolidated interest expense of the Borrower and its Restricted Subsidiaries, plus, to the extent not included in such consolidated interest expense, and to the extent incurred, accrued or payable by the Borrower or its Restricted Subsidiaries, without duplication, (i) amortization of debt discount and debt issuance costs but excluding amortization of deferred financing charges, (ii) capitalized interest, (iii) non-cash interest expense, (iv) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (v) net costs associated with Hedge Agreements related to interest rates (including the amortization of fees), (vi) any of the above expenses with respect to Indebtedness of another Person guaranteed by the Borrower or any of its Restricted Subsidiaries and (vii) any premiums, fees, discounts, expenses and losses on the sale of accounts receivable (and any amortization thereof) payable by the Borrower or any Restricted Subsidiary, all as determined on a consolidated basis and in accordance with GAAP.

“Interest Payment Date” shall mean (a) with respect to any Base Rate Loan, the last Business Day of each March, June, September and December, and (b) with respect to any Borrowing of Eurodollar Loans, the last day of the Interest Period applicable to such Borrowing and, in the case of a Borrowing of Eurodollar Loans with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, with respect to any Borrowing of Eurodollar Loans, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is 1, 2, 3, 6 or (with the consent of all Lenders under the relevant Facility) 12 months thereafter, as the Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period for any Borrowing shall extend beyond the maturity date of such Borrowing. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investee Store” shall mean a Person in which the Borrower or any of the Restricted Subsidiaries has invested equity capital, to which it has made loans or for which it has guaranteed loans, in any such case in accordance with the business practice of the Borrower and the Restricted Subsidiaries of making equity investments in, making loans to or guaranteeing loans made to Persons in acquiring, remodeling, refurbishing, expanding or operating one or more retail grocery stores.

“Investments” shall have the meaning provided in Section 8.08.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment (or, if so specified, applicable to the specified Loans or Commitments or Class thereof) hereunder at such time, including the latest maturity or expiration date of any Incremental Term Loan, any Extended Term Loan or any Refinancing Term Loan, as applicable.

“Lead Arrangers” shall mean, collectively, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and BMO Capital Markets Corp., in their capacities as lead arrangers.

“Lenders” shall have the meaning provided in the preamble hereto; provided that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, collateral assignment, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” shall mean any Permitted Acquisition the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Loan” shall mean any Tranche B Term Loan, Incremental Term Loan, Extended Term Loan, loan made under an Incremental Revolving Commitment, or Refinancing Term Loan made by any Lender hereunder.

“Loan Documents” shall mean this Agreement, the Security Documents, any Incremental Amendment, any Extension Amendment, any Refinancing Amendment, the Loan Notes and each Intercreditor Agreement.

“Loan Notes” shall mean, collectively, any promissory notes evidencing Loans.

“Loan Parties” shall mean Parent (in respect of its guarantee of the Obligations only), Holdings, the Borrower and each other Guarantor.

“Majority Facility Lenders” shall mean, with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans outstanding under such Facility.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, property, financial condition or results of operations of the Borrower and the Restricted Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.

“Maturity Date” shall mean the Tranche B Term Loan Maturity Date (in the case of Tranche B Term Loans), any maturity date related to any tranche of Incremental Term Loans or Refinancing Term Loans and, as applicable, any maturity date related to any Extension Series of Extended Term Loans, in each case as such date may be extended pursuant to Section 12.02.

“MEDC Loan” shall mean the extensions of credit under that certain Term Loan Agreement, dated as of April 19, 2004, between the Borrower (f/k/a Roundy’s, Inc.), as customer, and Milwaukee Economic Development Corporation, as lender.

“Minimum Extension Condition” shall have the meaning provided in Section 12.02(b).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean the fee-owned real properties of any Loan Party (including those listed on Schedule 1.01(b)), as to which the Administrative Agent for the benefit of the Secured Parties is required to be, or has been, granted a Lien pursuant to the Mortgages.

“Mortgages” shall mean each of the mortgages, deeds of trust and deeds to secure debt made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit E (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

“Multiemployer Plan” shall mean a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of (i) attorneys’ fees, accountants’ fees and investment banking fees, (ii) amounts required to be applied to the repayment of Indebtedness (together with any interest thereon, premium or penalty and any other amount payable with respect thereto) secured by a Lien not prohibited hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document or any Liens securing the Revolving Credit Facility Agreement, any Second Lien Notes, Credit Agreement Refinancing Indebtedness, Permitted Incremental Equivalent Debt or Ratio Debt,

or in each case any Permitted Refinancing thereof), (iii) amounts provided as a reasonable reserve against any liabilities under any indemnification obligations or purchase price adjustments associated with any Asset Sale (such amounts to be included as Net Cash Proceeds when such reserves are no longer required) and (iv) other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax-sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“NFIP” shall have the meaning provided in Section 7.09(b).

“Non-Excluded Taxes” shall have the meaning provided in Section 4.11(a).

“Non-U.S. Lender” shall have the meaning provided in Section 4.11(f).

“Obligations” shall mean the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Post-Petition Interest) the Loans and all other obligations and liabilities of the Borrower or any other Loan Party to any Agent or to any Lender (or, in the case of Specified Hedge Agreements, any Qualified Counterparty), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided that (i) obligations of the Borrower or any Guarantor under any Specified Hedge Agreement are included in the definition of Obligations solely for purposes of providing security and guarantees therefor and for no other purposes and shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements in their capacity as such; provided further, “Obligations” shall not include, with respect to any Guarantor that is not a Qualified ECP Guarantor, Excluded Swap Obligations of such Guarantor.

“Optional Prepayment Notice” shall have the meaning provided in Section 4.02(a).

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise, property, transfer, sales, intangible, mortgage recording or similar taxes, charges or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, registration or recordation of, performance under, enforcement of, or otherwise with respect to, this Agreement or any other Loan Document (but excluding, for the avoidance of doubt, any Non-Excluded Taxes and any taxes excluded from the definition of Non-Excluded Taxes under clauses (i) through (iii) of the first sentence of Section 4.11(a), provided that any such taxes imposed on any assignment of the Loans, any Assignment and Assumption agreements or any sale of participations in the Loans, and any estate gift or inheritance taxes, shall not constitute Other Taxes, unless such assignment, Assignment and Assumption agreements or sale of participations is made or entered into at the request of the Borrower or is otherwise required under this Agreement.

“Parent” shall mean Roundy’s, Inc.

“Participant” shall have the meaning provided in Section 11.06(c).

“Participant Register” shall have the meaning provided in Section 11.06(c)(iii).

“PATRIOT Act” shall have the meaning provided in Section 11.19.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Permitted Acquisition” shall have the meaning provided in Section 8.08(i).

“Permitted First Priority Incremental Equivalent Debt” shall mean any secured Indebtedness incurred by the Borrower or any Subsidiary Guarantor in the form of one or more series of senior secured notes (including bridge financings in respect thereof); provided that (i) such Indebtedness shall be secured by the Collateral on a pari passu basis with the Obligations, the obligations in respect of any Permitted First Priority Refinancing Debt and the obligations in respect of any other Permitted First Priority Incremental Equivalent Debt and (ii) a Senior Representative approved by the Borrower acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of a Permitted Pari Passu Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted First Priority Incremental Equivalent

Debt incurred by the Borrower or a Subsidiary Guarantor, then the Borrower, Holdings, the Subsidiary Guarantors, the Administrative Agent and the Senior Representative for such Indebtedness shall have executed and delivered a Permitted Pari Passu Intercreditor Agreement. Permitted First Priority Incremental Equivalent Debt will include any Registered Equivalent Notes issued in exchange therefor. Any reference to Permitted First Priority Incremental Equivalent Debt shall include any Permitted Refinancing thereof (and any further Permitted Refinancing thereof).

“Permitted First Priority Refinancing Debt” shall mean any secured Indebtedness incurred by the Borrower or any Subsidiary Guarantor in the form of one or more series of senior secured notes (including bridge financings in respect thereof) or loans (other than Loans); provided that (i) such Indebtedness shall be secured by the Collateral on a pari passu basis with the Obligations and the obligations in respect of any Permitted First Priority Incremental Equivalent Debt, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, and (iii) a Senior Representative approved by the Borrower acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of a Permitted Pari Passu Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted First Priority Refinancing Debt incurred by the Borrower or a Subsidiary Guarantor, then the Borrower, Holdings, the Subsidiary Guarantors, the Administrative Agent and the Senior Representative for such Indebtedness shall have executed and delivered a Permitted Pari Passu Intercreditor Agreement. Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor. Unless the context requires otherwise, any reference to Permitted First Priority Refinancing Debt shall include any Permitted Refinancing thereof (and any further Permitted Refinancing thereof).

“Permitted Incremental Equivalent Debt” shall mean Permitted First Priority Incremental Equivalent Debt, Permitted Second Priority Incremental Equivalent Debt and Permitted Unsecured Incremental Equivalent Debt.

“Permitted Incremental Equivalent Debt Conditions” shall mean, in the case of incurrence of any applicable Indebtedness, the satisfaction of the following conditions in respect of such Indebtedness: (i) at the time of incurrence thereof, no Specified Default shall have occurred and be continuing, except to the extent such Indebtedness is incurred in connection with a Limited Condition Acquisition (in, which case, this clause (i) shall not apply), (ii) if such Indebtedness is permitted to be secured, such Indebtedness shall not be secured by any property or assets of Holdings, the Borrower or any Subsidiary other than the Collateral, (iii) in the case of any term loans, such Indebtedness (x) shall have a maturity date not earlier than the Tranche B Term Loan Maturity Date and (y) shall not have a Weighted Average Life to Maturity shorter than the longest remaining Weighted Average Life to Maturity of the Tranche B Term Loans, (iv) in the case of notes, the terms of such notes shall not provide for any scheduled repayment, maturity, mandatory redemption, sinking fund obligation or other payment of principal prior to the Tranche B Term Loan Maturity Date, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights upon an event of default (or, in the case of any bridge financing, subject to prepayments from the issuance of equity or other indebtedness permitted hereunder customary for bridge financings), (v) the pricing, fees, rate floors, discounts and premiums and, subject to clauses (iii) and (iv) above, optional prepayment or redemption terms may be as agreed by the Borrower and the other terms and conditions of such Indebtedness shall be on market terms at the time of issuance thereof (as determined in good faith by the Borrower) and (vi) such Indebtedness shall not be guaranteed by any Affiliate of the Borrower other than any of the Loan Parties.

“Permitted Investors” shall mean, collectively, the Sponsor and its Control Investment Affiliates.

“Permitted Junior Lien Intercreditor Agreement” shall mean a “junior lien” intercreditor agreement among the Administrative Agent and one or more Senior Representatives for holders of Permitted Second Priority Refinancing Debt, Permitted Second Priority Incremental Equivalent Debt and/or Ratio Debt (to the extent intended to be or required hereunder to be secured by Liens ranking junior to the Liens securing the Obligations), in form and substance reasonably satisfactory to the Administrative Agent.

“Permitted Liens” shall mean any Lien permitted by Section 8.03.

“Permitted Pari Passu Intercreditor Agreement” shall mean a “pari passu” intercreditor agreement among the Administrative Agent and one or more Senior Representatives for holders of Permitted First Priority Refinancing Debt, Permitted First Priority Incremental Equivalent Debt and/or Ratio Debt (to the extent intended to be secured by Liens ranking senior to or pari passu to the Liens securing the Obligations), in form and substance reasonably satisfactory to the Administrative Agent.

“Permitted Refinancing” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to amend and restate, restate, restructure, amend or modify, extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being refinanced (or previous refinancings thereof constituting a Permitted Refinancing); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses (including fees and original issue discount) incurred in connection with the incurrence of the Permitted Refinancing Indebtedness) plus any amounts that could otherwise be incurred hereunder, (b) the final maturity date of such Permitted Refinancing Indebtedness is greater than or equal to the maturity date of the Indebtedness being Refinanced, (c) the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to the Weighted Average Life to Maturity of the Indebtedness being Refinanced, (d) no Permitted Refinancing shall have (A) different obligors, unless (x) if any obligor on the Indebtedness being Refinanced is a Loan Party, such new obligors are Loan Parties or (y) if all obligors on the Indebtedness being Refinanced are non-Loan Parties, such new obligors are all non-Loan Parties, or (B) greater security, or more favorable subordination terms (if applicable), than the Indebtedness being Refinanced, (e) to the extent such Indebtedness being so Refinanced is subject to a Lien which is subordinated to the Liens securing the Obligations, then the Liens securing such Permitted Refinancing, if secured by any of the Collateral, shall be subject to the applicable Intercreditor Agreement and junior to the Liens securing the Obligations and (f) such Permitted Refinancing may have pricing, fees, rate floors, discounts and premiums and, subject to clauses (b) and (c) above, optional prepayment or redemption terms as may be agreed by the Borrower and shall be otherwise on terms that are current market terms for such type of Permitted Refinancing (as determined in good faith by the Borrower).

“Permitted Second Priority Incremental Equivalent Debt” shall mean any secured Indebtedness incurred by the Borrower or any Subsidiary Guarantor in the form of one or more series of senior secured notes (including bridge financings in respect thereof) or term loans (other than Loans); provided that (i) such Indebtedness shall be secured by the Collateral, but solely on a junior basis (including in respect of the control of remedies) to the Obligations, the obligations in respect of any Permitted First Priority Refinancing Debt and the obligations in respect of any Permitted First Priority Incremental Equivalent Debt and (ii) a Senior Representative approved by the Borrower and acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of a Permitted Junior Lien Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted Second Priority Incremental Equivalent Debt incurred by the Borrower or a Subsidiary Guarantor, then the Borrower, Holdings, the Subsidiary Guarantors, the Administrative Agent and the Senior Representative for such Indebtedness shall have executed and delivered a Permitted Junior Lien Intercreditor Agreement. Permitted Second Priority Incremental Equivalent Debt will include any Registered Equivalent Notes issued in exchange therefor. Unless the context requires otherwise, any reference to Permitted Second Priority Incremental Equivalent Debt shall include any Permitted Refinancing thereof (and any further Permitted Refinancing thereof).

“Permitted Second Priority Refinancing Debt” shall mean any secured Indebtedness incurred by the Borrower or any Subsidiary Guarantor in the form of one or more series of senior secured notes (including bridge financings in respect thereof) or loans (other than Loans); provided that (i) such Indebtedness shall be secured by the Collateral on a junior basis (including in respect of the control of remedies) with the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt or any Permitted First Priority Incremental Equivalent Debt, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness and (iii) a Senior Representative approved by the Borrower and acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of a Permitted Junior Lien Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted Second Priority Refinancing Debt incurred by the Borrower or a Subsidiary Guarantor, then the Borrower, Holdings, the Subsidiary Guarantors, the Administrative Agent and the Senior Representative for such Indebtedness shall have executed and delivered a Permitted Junior Lien Intercreditor Agreement. Permitted Second Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor. Unless the context requires otherwise, any reference to Permitted Second Priority Refinancing Debt shall include any Permitted Refinancing thereof (and any further Permitted Refinancing thereof).

“Permitted Unsecured Incremental Equivalent Debt” shall mean unsecured Indebtedness incurred by the Borrower or any Subsidiary Guarantor in the form of one or more series of senior unsecured notes (including any unsecured bridge financing in respect thereof) or term loans (other than Loans) or revolving credit facilities; provided that (i) if such Indebtedness is subordinated, such Indebtedness (including any guarantee thereof) shall be subordinated to the Obligations on terms at least as favorable to the Lenders as those then customary for high yield debt issuances or as otherwise reasonably agreed between the Borrower and the Administrative Agent and (ii) such Indebtedness (including any guarantee thereof) shall not be secured by any Lien on any property or assets of Holdings, the Borrower or any Restricted Subsidiary. Permitted Unsecured Incremental Equivalent Debt will include any Registered Equivalent Notes issued in exchange therefor. Unless the context requires otherwise, any reference to Permitted Unsecured Incremental Equivalent Debt shall include any Permitted Refinancing thereof (and any further Permitted Refinancing thereof).

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness incurred by the Borrower or any Subsidiary Guarantor in the form of one or more series of unsecured notes (including any unsecured bridge financing in respect thereof) or loans (other than Loans); provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (ii) such Indebtedness (including any guarantee thereof) is not secured by any Lien on any property or assets of Holdings, the Borrower or any Restricted Subsidiary and (iii) if such

Indebtedness is subordinated, such Indebtedness (including any guarantee thereof) shall be subordinated to the Obligations on terms at least as favorable to the Lenders as those then customary for high yield debt issuances or otherwise reasonably agreed between the Borrower and the Administrative Agent. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor. Unless the context requires otherwise, any reference to Permitted Unsecured Refinancing Debt shall include any Permitted Refinancing thereof (and any further Permitted Refinancing thereof).

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” shall mean, at a particular time, any employee benefit plan that is covered by ERISA and in respect of which Holdings, the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 11.02.

“Post-Petition Interest” shall mean any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Borrower or any other Loan Party (or would accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such proceeding.

“Preferred Stock” shall mean, with respect to any Person, any and all Capital Stock which is preferred as to the payment of dividends or distributions, upon liquidation or otherwise, over another class of Capital Stock of such Person.

“Prepayment Amount” shall have the meaning provided in Section 4.02(a).

“Prime Rate” shall mean the rate of interest per annum determined from time to time by Credit Suisse AG as its prime rate in effect at its principal office in New York City and notified to the Borrower. The prime rate is a rate set by Credit Suisse AG based upon various factors including Credit Suisse AG’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.

“Pro Forma Balance Sheet” shall have the meaning provided in Section 5.01(a).

“Projections” shall have the meaning provided in Section 7.02(c).

“Properties” shall have the meaning provided in Section 5.17(a).

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Public Lender” shall have the meaning assigned to such term in Section 11.02.

“Qualified Capital Stock” shall mean any Capital Stock that is not Disqualified Capital Stock.

“Qualified Counterparty” shall mean, with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender, an Affiliate of a Lender, an Agent or an Affiliate of an Agent; provided that, in the event a counterparty to a Specified Hedge Agreement at the time such Specified Hedge Agreement was entered into was a Qualified Counterparty, such counterparty shall constitute a Qualified Counterparty hereunder and under the other Loan Documents.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest is incurred with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Ratio Debt” shall have the meaning provided in Section 8.02(h). Ratio Debt will include any Registered Equivalent Notes issued in exchange therefor. Unless the context requires otherwise, any reference to Ratio Debt shall include any Permitted Refinancing thereof (and any further Permitted Refinancing thereof).

“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of the Restricted Subsidiaries.

“Reference Date” shall have the meaning provided in the definition of “Available Amount”.

“Reference Period” shall have the meaning provided in Section 1.03.

“Refinanced Debt” shall have the meaning provided in the definition of “Credit Agreement Refinancing Indebtedness”.

“Refinancing” shall have the meaning provided in the recitals to this Agreement.

“Refinancing Amendment” shall mean an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 12.03.

“Refinancing Amendment Closing Date” shall have the meaning provided in Section 12.03(a).

“Refinancing Term Loan Commitments” shall mean each Class of term loan commitments hereunder that results from a Refinancing Amendment.

“Refinancing Term Loan Facility” shall mean each tranche of term loans made available to the Borrower pursuant to a Class of Refinancing Term Loan Commitments.

“Refinancing Term Loans” shall mean one or more Classes of Term Loans that result from a Refinancing Amendment.

“Register” shall have the meaning provided in Section 11.06(b)(iv).

“Registered Equivalent Notes” shall mean, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation U” shall mean Regulation U of the Board as in effect from time to time.

“Reinvestment Deferred Amount” shall mean, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of the Restricted Subsidiaries in connection therewith that are not applied to prepay Loans pursuant to Section 4.03(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” shall mean any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” shall mean a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Restricted Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair fixed or capital assets useful in its or one of its Restricted Subsidiary’s business or to finance an Acquisition.

“Reinvestment Prepayment Amount” shall mean, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair fixed or capital assets useful in the Borrower’s or one of its Restricted Subsidiary’s business or to finance an Acquisition.

“Reinvestment Prepayment Date” shall mean, with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after receipt of a Reinvestment Deferred Amount with respect to such Reinvestment Event (or, if, prior to the expiration of such twelve month period, the Borrower shall have entered into a binding commitment with a third party that is not an Affiliate to apply all or a portion of such Reinvestment Deferred Amount to acquire or repair fixed or capital assets useful in its or one of its Restricted Subsidiary’s business or to finance an Acquisition and no Event of Default shall have occurred and be continuing on the date on which such commitment is entered into, the date occurring 18 months after receipt of such Reinvestment Deferred Amount (but only with respect to that portion of such Reinvestment Deferred Amount that is subject to such commitment)) and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair fixed or capital assets useful in the Borrower’s or one of its Restricted Subsidiary’s business or to finance an Acquisition with all or any portion of the relevant Reinvestment Deferred Amount.

“Rejection Notice” shall have the meaning assigned to such term in Section 4.03(e).

“Related Parties” shall mean, as to any Indemnitee, (a) any controlling person or controlled affiliate of such Indemnitee, (b) the respective members, directors, officers or employees of such Indemnitee or any of its controlling persons or controlled affiliates and (c) the respective agents of such Indemnitee or any of its controlling persons or controlled affiliates, in the case of this clause (c), acting at the instructions of such Indemnitee, controlling person or such controlled affiliate; provided each reference to a “controlled affiliate” or “controlling person” in this definition refers to a controlled affiliate or controlling person involved in the negotiation or syndication of the Facilities.

“Related Persons” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC Regulations.

“Repricing Transaction” shall mean a transaction the primary purpose of which is the prepayment, refinancing, substitution or replacement of all or a portion of the Tranche B Term Loans with the incurrence by Holdings, the Borrower or any Restricted Subsidiary thereof of any syndicated bank indebtedness having an All-in Yield that is less than the All-in Yield of such Tranche B Term Loans, including without limitation, as may be effected through any amendment to this Agreement relating to the All-in Yield of such Tranche B Term Loans.

“Required Lenders” shall mean, at any time, Lenders having Loans and Commitments in respect of Term Loans representing more than 50% of the sum of all Loans outstanding and Commitments in respect of Term Loans at such time.

“Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to and binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, as to any Person, the chief executive officer, president, chief financial officer or treasurer of such Person, but in any event, with respect to financial matters, the chief financial officer or treasurer of such Person; provided that, for purposes of Section 1.02(v), Responsible Officer shall also include any officer of such person with knowledge of or responsibility for compliance with the applicable provisions of the Loan Documents.

“Restricted Payments” shall have the meaning provided in Section 8.06.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Borrowing Base” shall have the meaning provided for such term in the Revolving Credit Facility Agreement (as in effect on the date hereof, whether or not in effect on any applicable date of determination). As used herein, the term “Revolving Borrowing Base” shall be interpreted, and any determination thereof shall be made, in accordance with Section 1.02(b).

“Revolving Credit Facility” shall mean the asset-based revolving loan facility made available pursuant to the Revolving Credit Facility Agreement (and any Permitted Refinancing thereof).

“Revolving Credit Facility Agent” shall mean JPMorgan Chase Bank, N.A., in its capacity as administrative agent and collateral agent under the Revolving Credit Facility Agreement and any successor thereto in such capacity.

“Revolving Credit Facility Agreement” shall mean the Asset-Based Revolving Credit Agreement dated as of the date hereof by and among the Loan Parties party thereto and the Revolving Credit Facility Agent, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement. Unless the context requires otherwise, any reference to the Revolving Credit Facility Agreement shall include any Permitted Refinancing thereof (and any further Permitted Refinancing thereof).

“Revolving Credit Facility Documents” shall have the meaning provided for “Loan Documents” in the Revolving Credit Facility Agreement.

“Revolving Loans” shall mean any loans from time to time outstanding under the Revolving Credit Facility Agreement.

“S&P” shall mean Standard & Poor’s Ratings Service.

“Sale and Leaseback Transactions” shall have the meaning provided in Section 8.11.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Second Lien Notes” shall mean the 10.250% Senior Secured Second Lien Notes due 2020, issued by the Borrower pursuant to the Second Lien Notes Indenture, and all related guarantees thereof by any Loan Party. Unless the context requires otherwise, any reference to the Second Lien Notes shall include any Permitted Refinancing thereof (and any further Permitted Refinancing thereof).

“Second Lien Notes Documents” shall mean the Second Lien Notes, any guarantees related thereto, the Second Lien Notes Indenture and the Second Lien Security Documents.

“Second Lien Notes Indenture” shall mean the Indenture dated as of December 20, 2013, under which the Second Lien Notes are issued, among the Borrower, as issuer, certain of the Loan Parties party thereto, as guarantors, and U.S. Bank National Association, as trustee, as amended, restated, renewed, extended, increased, supplemented or otherwise modified from time to time (whether with new or the same lenders or agents or one or more agreements), in each case in accordance with the terms hereof. Unless the context requires otherwise, any reference to the Second Lien Notes Indenture shall include any Permitted Refinancing thereof (and any further Permitted Refinancing thereof).

“Second Lien Notes Intercreditor Agreement” shall mean the Intercreditor Agreement dated as of December 20, 2013, by and among the Administrative Agent, as administrative agent and collateral agent for the Lenders, U.S. Bank National Association, as trustee for the holders of the Second Lien Notes, the Borrower and the other Loan Parties from time to time party thereto, as amended by that certain joinder and supplement dated March 3, 2014, by and among the Administrative Agent, the Revolving Credit Facility Agent, U.S. Bank National Association, as trustee and noteholder collateral agent, the Borrower and the other Loan Parties from time to time party thereto, and as further amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Second Lien Security Documents” shall mean the “Security Documents” as defined in the Second Lien Notes Indenture.

“Secured Parties” shall mean, collectively, the Lenders, the Agents and the Qualified Counterparties.

“Security Documents” shall mean, collectively, the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting or purporting to grant a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document or under any Specified Hedge Agreement.

“Senior Representatives” shall mean, with respect to any series of Permitted First Priority Refinancing Debt, Permitted First Priority Incremental Equivalent Debt, Permitted Second Priority Refinancing Debt, Permitted Second Priority Incremental Equivalent Debt or Ratio Debt (to the extent secured by any Collateral), the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or other agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Single Employer Plan” shall mean any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent” and “Solvency” shall mean, with respect to any Person on a particular date, that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts and liabilities, of such Person, contingent or otherwise, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the liability of such Person on its debts as they become absolute and matured, (c) such Person will be able to pay its debts and liabilities, contingent or otherwise, as they become absolute and matured, and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Specified Change of Control” shall mean a “Change of Control” or similar event, however denominated, as defined in any Indebtedness of any Loan Party the outstanding principal amount of which exceeds in the aggregate $25,000,000.

“Specified Event of Default” shall mean an Event of Default under clause (a) or (f) of Section 9.01.

“Specified Hedge Agreement” shall mean any Hedge Agreement (a) entered into by (i) the Borrower or any Guarantor and (ii) any Qualified Counterparty, as counterparty and (b) that has been designated by the Borrower, by notice to the Administrative Agent, as a Specified Hedge Agreement. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of the Qualified Counterparty any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement.

“Sponsor” shall mean WSP, together with its affiliates and related partners and investors (other than any portfolio company).

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Restricted Subsidiary or Restricted Subsidiaries of the Borrower.

“Subsidiary Guarantor” shall mean any Guarantor other than Holdings or the Parent.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” shall mean, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Syndication Agent” shall mean JPMorgan Chase Bank, N.A. in its capacity as syndication agent hereunder.

“Term Lender” shall mean each Lender that has a Term Loan.

“Term Loan” shall mean a Tranche B Term Loan, an Incremental Term Loan, a Refinancing Term Loan or an Extended Term Loan, as applicable.

“Term Loan Commitments” shall mean the Tranche B Term Commitments, any Incremental Term Loan Commitments and any Refinancing Term Loan Commitments.

“Term Priority Collateral” shall have the meaning provided in the First Lien Intercreditor Agreement.

“Tranche B Term Commitment” shall mean, with respect to each Tranche B Term Lender, its commitment to make Tranche B Term Loans as set forth on Schedule 1.01(c).

“Tranche B Term Lender” shall mean each Lender that has a Tranche B Term Commitment or that holds a Tranche B Term Loan.

“Tranche B Term Loan” shall mean the term loans made on the Closing Date pursuant to Section 2.01. The aggregate outstanding principal amount of the Tranche B Term Loans as of the Closing Date is $460,000,000.

“Tranche B Term Loan Facility” shall mean, at any time, the aggregate amount of the Tranche B Term Commitments or Tranche B Term Loans at such time.

“Tranche B Term Loan Maturity Date” shall mean the date that is seven years after the Closing Date; provided, however, that if the Second Lien Notes are not refinanced in full prior to the date that is 91 days prior to December 15, 2020 and such refinanced notes shall not have a maturity later than the date that is seven years and 91 days after the Closing Date, then the Tranche B Term Loan Maturity Date shall be the day that is 91 days prior to December 15, 2020; provided further, that if such day is not a Business Day, the “Tranche B Term Loan Maturity Date” will be the next preceding Business Day.

“Tranche B Term Percentage” shall mean as to any Tranche B Term Lender at any time, the percentage which the aggregate principal amount of such Lender’s Tranche B Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche B Term Loans of all Lenders then outstanding.

“Transactions” shall mean the Refinancing and the making of the Loans hereunder.

“Transferee” shall mean any Assignee or Participant.

“Type” shall mean, as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“Unfunded Pension Liability” shall mean, with respect to any Single Employer Plan, the amount by which the present value of all accrued benefits under such plan (based on those assumptions used to fund such plan) exceeds the value of such plan’s assets.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect on the date of determination in the applicable jurisdiction.

“United States” shall mean the United States of America.

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of the Borrower that is formed or acquired after the Closing Date and which at the time of determination is an Unrestricted Subsidiary (as designated by the Borrower in compliance with Section 7.12) and (b) each Subsidiary of an Unrestricted Subsidiary.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any prepayments made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“WSP” shall mean Willis Stein & Partners III, L.P., Willis Stein & Partners Dutch III-A, L.P., Willis Stein & Partners Dutch III-B, L.P., Willis Stein & Partners III-C, L.P., and funds associated with any of the foregoing.

Section 1.02. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(i) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (A) accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.01 and accounting terms partly defined in Section 1.01, to the extent not defined, shall have the respective meanings given to them under GAAP, (B) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (C) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (D) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights and (E) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder).

(ii) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(iii) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(iv) Except as otherwise expressly provided herein, in any calculation of dates for required performance or deliveries (other than payments), if the date calculated is not a Business Day, then the date for such performance or delivery shall be the next succeeding Business Day.

(v) The word “knowledge” when used with respect to the Borrower or any of the Restricted Subsidiaries shall be deemed to be a reference to the knowledge of any Responsible Officer of the Borrower or any such Restricted Subsidiary, as the case may be.

(b) As used herein and in any other Loan Document, the term Revolving Borrowing Base shall include all defined terms referenced therein (and any other defined terms referenced in such defined terms, and so on), each of which shall have the meaning set forth in the Revolving Credit Facility Agreement (as in effect on the date hereof, whether or not in effect on any applicable date of determination) and are hereby deemed to be incorporated herein. The Revolving Borrowing Base shall be determined in accordance with the terms of the Revolving Credit Facility Agreement (as in effect on the date hereof, whether or not in effect on any applicable date of determination) without regard to any reserves or other adjustments permitted to be made at the discretion (Permitted Discretion (as defined therein), or otherwise) of the Revolving Credit Facility Agent.

Section 1.03. Pro Forma Calculations.

(a) For purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (the “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio or the Consolidated Senior Secured Leverage Ratio (the date of determination, the “transaction date”):

(i) pro forma effect will be given to any Indebtedness, Disqualified Capital Stock or Preferred Stock incurred during or after the Reference Period to the extent the Indebtedness, Disqualified Capital Stock or Preferred Stock is outstanding or is to be incurred on the transaction date as if the Indebtedness, Disqualified Capital Stock or Preferred Stock had been incurred on the first day of the Reference Period;

(ii) pro forma calculations of interest on Indebtedness bearing a floating interest rate will be made as if the rate in effect on the transaction date (taking into account any Hedge Agreement applicable to the Indebtedness if the Hedge Agreement has a remaining term of at least 12 months) had been the applicable rate for the entire Reference Period;

(iii) Fixed Charges related to any Indebtedness, Disqualified Capital Stock or Preferred Stock no longer outstanding or to be repaid or redeemed on the transaction date, will be excluded;

(iv) pro forma effect will be given to:

(A) the creation, designation or redesignation of Restricted and Unrestricted Subsidiaries,

(B) the acquisition or disposition of companies, divisions, lines of businesses or operations by the Borrower and its Restricted Subsidiaries, including any acquisition or disposition of a company, division, line of business or operations since the beginning of the Reference Period by a Person that became a Restricted Subsidiary after the beginning of the Reference Period, and

(C) the discontinuation of any discontinued operations but, in the case of Fixed Charges, only to the extent that the obligations giving rise to the Fixed Charges will not be obligations of the Borrower or any Restricted Subsidiary following the transaction date that have occurred since the beginning of the Reference Period as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the Reference Period. To the extent that pro forma effect is to be given to an acquisition, disposition or discontinuation of a company, division or line of business or operation, the pro forma calculation will be based upon the most recent four full fiscal quarters for which the relevant financial information is available.

(b) For purposes of making the computations referred to above, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation, the pro forma calculations shall be made in good faith by a Responsible Officer of the Borrower (and may include, for the avoidance of doubt, cost savings, synergies and operating expense reductions resulting from such Investment, acquisition, merger, amalgamation or consolidation which is being given pro forma effect that have been or are expected to be realized based on actions taken, committed to be taken or expected in good faith to be taken within 12 months).

(c) For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

(d) For purposes of the foregoing, any amount in a currency other than U.S. dollars will be converted to U.S. dollars in accordance with GAAP, in a manner consistent with that used in preparing the Borrower’s financial statements.

ARTICLE 2

AMOUNT AND TERMS OF TERM COMMITMENTS

Section 2.01. Tranche B Term Loans. Subject to the terms and conditions of this Agreement, each Tranche B Term Lender hereby agrees, severally and not jointly, to make a Tranche B Term Loan to the Borrower on the Closing Date in a principal amount equal to such Lender’s Tranche B Term Commitment. The Tranche B Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 4.04. Amounts paid or prepaid in respect of Tranche B Term Loans may not be reborrowed. The Tranche B Term Commitments shall automatically terminate upon the making of the Tranche B Term Loans on the Closing Date. Notwithstanding any other provision contained herein, the obligations of the Tranche B Term Lenders to make Tranche B Term Loans to the Borrower on the Closing Date and the obligations of the Administrative Agent to make such Tranche B Term Loans available to the Borrower shall be subject to the terms and conditions set forth in the Existing Lenders Agreement.

Section 2.02. Repayment of Term Loans. (a)(i) Tranche B Term Loans. The Borrower shall pay to the Administrative Agent, for the account of the Tranche B Term Lenders, on the last Business Day of each March, June, September and December, commencing on the last Business Day of June 2014, a principal amount of the Tranche B Term Loans (as adjusted from time to time pursuant to Section 4.02, 4.09 and 11.06(g)) equal to 0.25% of the aggregate principal amount of the Tranche B Term Loans made on the Closing Date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(ii) Incremental Term Loans: In the event any Incremental Term Loans are made, such Incremental Term Loans shall be repaid in amounts and on dates as agreed between the Borrower and the relevant Lenders of such Incremental Term Loans, subject to the requirements set forth in Section 12.01 and to adjustment from time to time pursuant to Section 4.02, 4.09 and 11.06(g), together in each case, with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(iii) Refinancing Term Loans: In the event any Refinancing Term Loans are made, such Refinancing Term Loans shall be repaid in amounts and on dates as agreed between the Borrower and the relevant Lenders of such Refinancing Term Loans, subject to the requirements set forth in Section 12.03 and to adjustment from time to time pursuant to Section 4.02, 4.09 and 11.06(g), together in each case, with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b) To the extent not previously paid, all Term Loans of each Class shall be due and payable on the Maturity Date applicable to the Term Loans of such Class (or, in the case of Incremental Term Loans, the Maturity Date for such tranche of Incremental Term Loans), together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(c) All repayments pursuant to this Section 2.02 shall be subject to Section 4.12, but shall otherwise be without premium or penalty.

ARTICLE 3

[RESERVED].

ARTICLE 4

GENERAL PROVISIONS APPLICABLE TO LOANS

Section 4.01. Borrowing Procedure. In order to request a Borrowing, the Borrower shall notify the Administrative Agent of such request (a) in the case of Eurodollar Loans, not later than 12:00 noon, New York City time (x) with respect to a Tranche B Term Loan Borrowing, on the Closing Date and (y) with respect to any Incremental Term Loan Borrowing, three Business Days before the proposed Borrowing Date and (b) in the case of Base Rate Loans, not later than 12:00 noon, New York City time, on the proposed Borrowing Date. Each such Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or fax (or, if agreed by the Administrative Agent, by other electronic transmission) to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) whether the Borrowing then being requested is to be a Tranche B Term Loan Borrowing or an Incremental Term Loan Borrowing, and whether such Borrowing is to be a Eurodollar Borrowing or a Base Rate Borrowing (provided that, until the Administrative Agent shall have notified the Borrower that the primary syndication of the Commitments has been completed (which notice shall be given as promptly as practicable and, in any event, within 30 days after the Closing Date), the Borrower shall not be permitted to request a Eurodollar Borrowing with an Interest Period in excess of one month); (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be a Base Rate

Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of three months’ duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 4.01 (and the contents thereof), and of each Lender’s portion of the requested Borrowing. Each applicable Lender will make the amount of its pro rata share of each Borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 1:00 P.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such Borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower specified in the applicable Borrowing Request with the aggregate of the amounts made available to the Administrative Agent by the applicable Lenders and in like funds as received by the Administrative Agent.

Section 4.02. Optional Prepayments. (a) The Borrower may at any time and from time to time prepay the Loans, in whole or in part, subject to the provisions of paragraph (b) below (if applicable), upon irrevocable notice (the “Optional Prepayment Notice”) (except that any Optional Prepayment Notice may be revoked prior to the prepayment date specified therein if it was expressly contingent on the consummation of another transaction, and such transaction was not consummated prior to such date, in which case the provision of Section 4.12 shall apply with respect to such revocation) delivered to and received by the Administrative Agent prior to 11:00 A.M., New York City time, three Business Days prior thereto in the case of Eurodollar Loans and same day in the case of Base Rate Loans, so long as such notice is received prior to 11:00 A.M., New York City time, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 4.12. Upon receipt of any Optional Prepayment Notice, the Administrative Agent shall promptly notify each relevant Lender thereof. If any Optional Prepayment Notice is given, the amount specified in such Optional Prepayment Notice shall be due and payable on the date specified therein (unless such Optional Prepayment Notice is revoked as contemplated above), together with accrued interest to such date on the amount prepaid (the “Prepayment Amount”). Partial prepayments of Term Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $250,000 in excess thereof.

(b) In the event that, on or prior to the one-year anniversary of the Closing Date, the Borrower (x) prepays, refinances, substitutes or replaces any Tranche B Term Loans pursuant to a Repricing Transaction (including, for the avoidance of doubt, with any Credit Agreement Refinancing Indebtedness that constitutes a Repricing Transaction) or (y) effects any amendment of this

Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, (I) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the Tranche B Term Loans so prepaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable Tranche B Term Loans outstanding immediately prior to such amendment which are the subject of such Repricing Transaction. Such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.

(c) Prepayments of Term Loans under this Section 4.02 shall be applied as directed by the Borrower in the Optional Prepayment Notice (and, absent such direction, in direct order of maturity to the remaining scheduled installments of principal due in respect of the applicable class of Term Loans under Section 2.02).

Section 4.03. Mandatory Prepayments and Commitment Reductions. (a) If, after the Closing Date, any Indebtedness shall be incurred by the Borrower or any of its Restricted Subsidiaries (other than Excluded Indebtedness), an amount equal to 100% of the Net Cash Proceeds of such incurrence shall be applied on the date of such incurrence toward the prepayment of the Loans as set forth in Section 4.09(b).

(b) If on any date the Borrower or any of its Restricted Subsidiaries shall receive Net Cash Proceeds from any Asset Sale which occurs after the Closing Date or from any Recovery Event which occurs after the Closing Date, then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied within fifteen Business Days after receipt of such Net Cash Proceeds toward the prepayment of the Loans as set forth in Section 4.09(b); provided that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Loans as set forth in Section 4.09(b); provided further that the portion of the Net Cash Proceeds allocable to ABL Priority Collateral shall first be applied in accordance with the Revolving Credit Facility Agreement for so long as the Revolving Credit Facility Agreement is in effect; provided further that if at the time that any such prepayment would be required under this Section 4.03(b), the Borrower is required to offer to repurchase or prepay any other Indebtedness permitted hereunder to be secured, and actually secured, on a pari passu basis with the Obligations pursuant to the terms of the documentation governing such Indebtedness with such Net Cash Proceeds (such Indebtedness required to be offered to be so repurchased or prepaid, the “Other Applicable Indebtedness”), then the Borrower may apply such Net Cash Proceeds on a pro rata basis to the prepayment of the Term Loans and to the repurchase or prepayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time; provided that the portion of such Net Cash Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Cash Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Cash Proceeds shall be allocated to the Term Loans in accordance with the terms hereof), and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 4.03(b) shall be reduced accordingly; provided, further, that to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount may be retained by the Borrower.

(c) The Borrower shall, commencing with the fiscal year ended January 2, 2016, on each Excess Cash Flow Application Date, apply toward the prepayment of the Loans, as set forth in Section 4.09(b), an amount (which amount shall not be less than zero) equal to (v) the ECF Percentage of Excess Cash Flow for the fiscal year minus (w) the aggregate amount of all prepayments of loans under the Revolving Credit Facility Agreement (other than prepayments funded with proceeds of Indebtedness or the issuance of Capital Stock) during such fiscal year to the extent accompanying permanent optional reductions of the commitments under the Revolving Credit Facility Agreement minus (x) the aggregate amount of all optional prepayments of Term Loans (other than prepayments funded with proceeds of Indebtedness or the issuance of Capital Stock) during such fiscal year minus (y) without duplication, the aggregate amount of cash used by Holdings (to the extent financed with cash proceeds received from the Borrower), the Borrower or any Restricted Subsidiary to acquire Term Loans in accordance with Section 11.06(g) during such fiscal year (other than to the extent funded with the proceeds of Indebtedness or the issuance of Capital Stock). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than ten (10) Business Days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 7.01(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(d) The application of any prepayment pursuant to Section 4.03 shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under Section 4.03 shall be subject to Section 4.12 and shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(e) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made pursuant to (i) Section 4.03(a) at least three Business Days prior to the date of such prepayment and (ii) Section 4.03(b) or (c) at least five Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each applicable Lender of the contents of the Borrower’s prepayment notice and of such Lender’s pro rata share or other applicable share of the prepayment. Each Term Lender may reject all or a portion of its pro rata share or other applicable share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to Section 4.03(b) or (c) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m., New York City time, two (2) Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory prepayment of Term Loans rejected by such Lender. If a Term Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure (unless the Borrower otherwise agrees (in its sole discretion)) will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds shall be retained by the Borrower.

(f) Notwithstanding any other provisions of this Section 4.03, (i) to the extent that any or all of the Net Cash Proceeds of any Asset Sale by or Recovery Event of a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 4.03(b) (a “Foreign Disposition”) or Excess Cash Flow generated by a Foreign Subsidiary are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 4.03 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 4.03 to the extent provided herein and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Disposition or Excess Cash Flow generated by a Foreign Subsidiary would have a material adverse tax consequence with respect to such Net Cash Proceeds or Excess Cash Flow, the

Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary; provided that, in the case of this clause (ii), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to this Section 4.03 (or such Excess Cash Flow would have been so required if it were Net Cash Proceeds), (x) the Borrower applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Foreign Subsidiary.

Section 4.04. Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent irrevocable notice of such election prior to 12:00 noon, New York City time, on the date of the proposed conversion, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent irrevocable notice of such election prior to 12:00 noon, New York City time, three Business Days prior to the date of the proposed conversion (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent prior to 12:00 noon, New York City time, three Business Days prior to the date of the expiration of the then current Interest Rate, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.01, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided further that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(c) Notwithstanding the foregoing, until the Administrative Agent shall have notified the Borrower that the primary syndication of the Commitments has been completed (which notice shall be given as promptly as practicable and, in any event, within 30 days after the Closing Date), no Base Rate Borrowing may be converted into a Eurodollar Borrowing with an Interest Period in excess of one month.

Section 4.05. Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $2,500,000 or a whole multiple of $250,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

Section 4.06. Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin for such day.

(b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin from time to time.

(c) (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise and after all applicable grace periods have elapsed), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 4.06 plus 2% and (ii) if all or a portion of any interest payable on any Loan or any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise and after all applicable grace periods have elapsed), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans that are Tranche B Term Loans plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such nonpayment until but excluding the date such overdue amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

Section 4.07. Computation of Interest and Fees. (a) Interest payable pursuant hereto shall be calculated on the basis of a 365-day year for the actual days elapsed. Fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Statutory Reserves shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.06(a).

Section 4.08. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base

Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

Section 4.09. Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder and each payment by the Borrower on account of any commitment fee shall be made pro rata in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans).

(b) Each payment (including each prepayment under Section 4.03, but excluding any prepayment under Section 4.02) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders (except to the extent that any applicable Extension Amendment, Refinancing Amendment or any Incremental Amendment for any Class of Extended Term Loans, Refinancing Term Loans or Incremental Term Loans, respectively, provides that such Extended Term Loans, Refinancing Term Loans or Incremental Term Loans shall be entitled to less than pro rata treatment; provided that any prepayment of Term Loans required as a result of the incurrence of Credit Agreement Refinancing Indebtedness shall be applied solely to the applicable Class or tranche of Refinanced Debt). Each prepayment of the Tranche B Term Loans under Section 4.03 shall be applied as directed by the Borrower (and, absent such direction, in direct order of maturity to the remaining scheduled installments of principal due in respect of the Tranche B Term Loans under Section 2.02). Each prepayment of any other Class of Term Loans shall be applied as agreed between the Borrower and the Lenders in respect of such Term Loans.

(c) [Reserved].

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff, defense or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall promptly distribute to each Lender in like funds as received any payments received by the Administrative Agent on behalf of such Lender. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the daily average Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment being made hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(g) This Section 4.09 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express provisions of this Agreement, including payments made in connection with an assignment expressly permitted under Section 11.06. This Section 4.09 shall be subject to the provisions of Section 4.16 and Section 12.01, 12.02 and 12.03. This Section 4.09 shall not be construed to apply to any payment made in connection with any assignment, purchase or other transaction expressly permitted under Section 11.06(g) or 11.06(h).

Section 4.10. Requirements of Law. (a) If any Change in Law:

(i) shall subject any Lender or the Administrative Agent to any tax of any kind whatsoever with respect to this Agreement or any Loan made by it (including, for the avoidance of doubt, any tax on such Lender’s loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto), or change the basis of taxation of payments to such Lender or the Administrative Agent in respect thereof (except for Non-Excluded Taxes covered by Section 4.11 and the imposition of, or any change in rate of, (a) any taxes excluded from the definition of Non-Excluded Taxes in Section 4.11(a), or (b) taxes for which the Borrower is not required to pay an additional amount pursuant to clauses (i) or (ii) of the second sentence of Section 4.11(a));

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii) shall impose on such Lender or the London interbank market any other condition;

and the result of any of the foregoing is to increase the cost to such Lender or the Administrative Agent by an amount that such Lender or the Administrative Agent deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans (or, in the case of any Change in Law with respect to taxes covered by this Section 4.10(a), any Loan), or to reduce any amount receivable by such Lender or the Administrative Agent hereunder in respect thereof, then, in any such case, the Borrower shall within thirty days after receipt of written notice from such Lender or the Administrative Agent (which shall include the certificate described in clause (c) below) pay such Lender or the Administrative Agent, as the case may be, any additional amounts necessary to compensate such Lender or the Administrative Agent for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that any Change in Law regarding capital adequacy has the effect of reducing the rate of return on such Lender’s capital, or on the capital of such Lender’s holding company, as a consequence of its obligations hereunder to a level below that which such Lender or such holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such holding company’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor (which shall include the certificate described in clause (c) below), the Borrower shall pay to such Lender within 30 days after receipt of such notice such additional amount or amounts as will compensate such Lender or such holding company for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than four months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that if the circumstances giving rise to such claim have a retroactive effect, then such four-month period shall be extended to include the period of such retroactive effect.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower with appropriate detail demonstrating how such amounts were derived (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 4.11. Taxes. (a) All payments made by or on account of any obligation of the Borrower or any other Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender by a jurisdiction under the laws of which such recipient is organized or in which its principal office is located, or as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any jurisdiction described in clause (i) above, and (iii) any U.S. federal withholding tax imposed under FATCA. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (f), (g) or (h) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement or the date such Lender designates a new lending office, except to the extent that such Lender or such Lender’s assignor (if any) was entitled, at the time of assignment, transfer or designation, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower or any other Loan Party, the Borrower or such other Loan Party shall timely pay the full amount of such Non-Excluded Taxes and Other Taxes to the relevant Governmental Authority, and as promptly as possible thereafter the Borrower or such other Loan Party shall send to the Administrative Agent for its own account or for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower or such other Loan Party showing payment thereof.

(d) The Loan Parties shall indemnify each Lender and the Administrative Agent for and hold them harmless against the full amount of Non-Excluded Taxes (other than any such taxes to the extent that the Borrower would not be required to pay additional amounts pursuant to clauses (i) and (ii) of the second sentence of Section 4.11(a) if those taxes were deducted from payments under this Agreement) and Other Taxes and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes and Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender or the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. This indemnification payment shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

(e) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Non-Excluded Taxes and Other Taxes attributable to such Lender (but only to the extent that a Loan Party has not already indemnified the Administrative Agent for such Non-Excluded Taxes and Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(c)(iii) relating to the maintenance of a Participant Register and (iii) any taxes excluded from indemnification by the Loan Parties under Section 4.11(a) that are attributable to such Lender and are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Each Lender or Agent (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN (and in the case of a Non-U.S. Lender or Participant claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement or statements substantially in the form of Exhibit F), Form W-8ECI or Form W-8IMY (accompanied by Internal Revenue Service Forms W-8ECI, W-8BEN (together with any statements or Internal Revenue Service forms, as appropriate), properly completed and duly executed by such Non-U.S. Lender claiming, if applicable, complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents). Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender, including promptly upon any written request made in good faith by the Borrower or Administrative Agent alleging such obsolescence or invalidity. If a payment made to a Lender or Agent hereunder would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or Agent has complied with such Lender’s or Agent’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this Section 4.11(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(g) A Lender or Agent that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(h) Each Lender and Agent that is a U.S. Person shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of U.S. Internal Revenue Service Form W-9. Such forms shall be delivered by each such Lender and Agent on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each such Lender or

Agent shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender or Agent, including promptly upon any written request made in good faith by the Borrower or Administrative Agent alleging such obsolescence or invalidity.

(i) The Administrative Agent shall deliver to the Borrower (x) prior to the date on which the first payment by the Borrower is due hereunder or (y) in the case of a successor agent appointed pursuant to Section 10.09, prior to the first date following such appointment on which a payment by the Borrower is due hereunder, as applicable, two copies of a properly completed and executed IRS Form W-9 or such other properly completed and executed documentation prescribed by applicable law certifying its entitlement to an exemption from applicable U.S. federal withholding taxes in respect of any payments to be made to such Administrative Agent by the Borrower pursuant to any Loan Document including, as applicable, an IRS Form W-8IMY certifying that the Administrative Agent is a U.S. branch and intends to be treated as a U.S. person for purposes of withholding under Chapter 3 of the Code pursuant to Section 1.1441-1(b)(2)(iv) of the Treasury Regulations. The Administrative Agent agrees that if any form or certification it previously delivered pursuant to this Section 4.11(i) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower of its legal inability to do so.

(j) If any Lender or Agent determines in its sole discretion exercised in good faith that it has received a refund in respect of Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower in which the Borrower has paid additional amounts pursuant to this Section 4.11, it shall, within 30 days from the date of such receipt, pay over the refund to the relevant indemnifying party (but only to the extent of indemnity payments made, or additional amounts paid, by the relevant indemnifying party under this Section 4.11 with respect to Non-Excluded Taxes or Other Taxes giving rise to the refund), net of all out-of-pocket expenses of the indemnified party and without interest (other than interest paid by the relevant Governmental Authority with respect to the refund); provided, however, that such indemnifying party, upon the request of the indemnified party, agrees to repay the amount paid over to the relevant indemnifying party (plus penalties, interest and other charges, including the reasonable fees and expenses of the Administrative Agent) to the indemnified party if the indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (j), in no event will an indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (j), the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid and the taxes giving rise to such payments had never been imposed. Nothing contained in this Section 4.11 shall require any Lender or Agent to claim any tax refund or to make available any of its tax returns (or any other information that it deems, in its sole discretion, to be confidential or proprietary).

(k) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 4.12. Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss (other than loss of profits) or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making by the Borrower of a prepayment of, or receipt by a Lender of principal of, Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto, provided that any Lender seeking indemnity pursuant to this Section 4.12 shall have provided notice to the Borrower of such loss or expense within four months of the conclusion of the events giving rise to such loss or expense. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section with appropriate detail demonstrating how such amounts were derived submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 4.13. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.10, 4.11(a), 4.11(d) or 4.16 with respect to such Lender, it will, if reasonably requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to or, if reasonably requested by the Borrower, to (i) file any certificate or document or (ii) designate another lending office for any

Loans affected by such event, in each case, with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the reasonable judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided further that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 4.10 or 4.11(a).

Section 4.14. Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (i) requests reimbursement for amounts owing pursuant to Section 4.10, 4.11(a) or 4.11(d), (ii) in connection with any proposed amendment, modification, supplement or waiver with respect to any of the provisions of the Loan Documents as contemplated in Section 11.01 where such amendment, modification, supplement or waiver has been approved by the Required Lenders in accordance with such Section, fails to consent to any such proposed action or (iii) [reserved], with a replacement financial institution; provided that (A) such replacement does not conflict with any Requirement of Law, (B) no Event of Default shall have occurred and be continuing at the time of such replacement, (C) prior to any such replacement, such Lender shall have taken no action under Section 4.13 so as to eliminate the continued need for payment of amounts owing pursuant to Section 4.10, 4.11(a) or 4.11(d), (D) the replacement financial institution shall purchase, at par, all Loans and the Borrower or the replacement financial institution shall pay any interest, fees (including if such replacement is pursuant to clause (ii) and is in connection with a Repricing Transaction, any prepayment fee, if applicable, payable pursuant to Section 4.02(b) (in which case such assignment shall be deemed to be a voluntary prepayment and such fee shall be payable by the Borrower)) and other amounts owing to such replaced Lender on or prior to the date of replacement and, in the case of clause (ii) above, shall have consented to such requested amendment, modification, supplement or waiver, (E) the Borrower shall be liable to such replaced Lender under Section 4.12 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (F) to the extent the Administrative Agent’s consent to an assignment to such replacement Lender would otherwise be required under Section 11.06, the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (G) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.06 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (H) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 4.10, 4.11(a) or 4.11(d), as the case may be, and (I) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender, as assignor, any Assignment and Assumption necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 4.14.

Section 4.15. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 11.06(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Loan Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 4.15(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans of such Lender substantially in the form of Exhibit G with appropriate insertions as to date and principal amount.

Section 4.16. Illegality. Notwithstanding any other provision herein, if any Change in Law shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be suspended until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Loans and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.12.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to each Agent and each Lender that:

Section 5.01. Financial Condition. (a) The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 28, 2013 (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the Refinancing, (ii) the Loans to be made on the Closing Date and the use of proceeds thereof, (iii) the loans to be made under the Revolving Credit Facility Agreement on the Closing Date and the use of proceeds thereof and (iv) the payment of costs, premiums, fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared in good faith by the Borrower based on the assumptions used to prepare the pro forma financial information in the Confidential Information Memorandum (which assumptions are believed by the Borrower on the delivery date to be reasonable), and presents fairly in all material respects on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at December 28, 2013, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b) The audited consolidated balance sheets of the Borrower as at December 29, 2012, December 31, 2011 and January 1, 2011, and the related consolidated statements of earnings and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly in all material respects the consolidated financial condition of the Borrower as at each such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Borrower as at September 28, 2013, and the related unaudited consolidated statements of earnings and cash flows for the nine-month period ended on such date, present fairly in all material respects the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the nine-month period then ended (subject to normal year-end audit adjustments and the absence of footnotes). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

Section 5.02. No Change. Since December 29, 2012, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.03. Corporate Existence; Compliance with Law. Each of Holdings, the Borrower and each Restricted Subsidiary (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the organizational power and authority, and the legal right, to own and operate its material property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation (or other entity) and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.04. Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required to be obtained by a Loan Party in connection with the Transactions, the continuing operations of Holdings, the Borrower and the Restricted Subsidiaries and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (a) consents, authorizations, filings and notices, which have been obtained or made and are in full force and effect, (b) the filings referred to in Section 5.19 and (c) those consents, authorizations, filings and notices, the failure of which to make or obtain would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan

Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 5.05. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or any Contractual Obligation of Holdings, the Borrower or any of the Restricted Subsidiaries and (b) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents, the Second Lien Notes Documents and the Revolving Credit Facility Documents).

Section 5.06. Litigation. Except as set forth on Schedule 5.06, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against Holdings, the Borrower or any of the Restricted Subsidiaries or against any of their respective properties or revenues if reasonably likely to be adversely determined or settled, and is adversely determined or settled, could reasonably be expected to have a Material Adverse Effect.

Section 5.07. [Reserved].

Section 5.08. Ownership of Property; Liens. Each of the Borrower and the Restricted Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property and assets used in its business as currently conducted, and none of such property is subject to any Lien except as permitted by Section 8.03.

Section 5.09. Intellectual Property. Except as could not reasonably be expected to have a Material Adverse Effect, (a) the Borrower and each Restricted Subsidiary owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as and where the same is currently conducted; (b) no claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property with respect to the conduct of its business as and where the same is currently conducted or alleging that the conduct of such business infringes, misappropriates or otherwise violates the Intellectual Property rights of any Person, nor does the Borrower know of any valid basis for any such claim and (c) the conduct of the business of the Borrower and the Restricted Subsidiaries does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person.

Section 5.10. Taxes. Each of the Borrower and the Restricted Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which (a) are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or the Restricted Subsidiaries, as the case may be or (b) could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect).

Section 5.11. Federal Regulations. No part of the proceeds of any Loan will be used for any purpose that violates the provisions of the Regulations of the Board, including Regulation T, U or X. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

Section 5.12. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Borrower or any of the Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payments made to employees of the Borrower and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from the Borrower or any of the Restricted Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Borrower or the relevant Restricted Subsidiary.

Section 5.13. ERISA. Except as would not result in a Material Adverse Effect, each Plan has complied with the applicable provisions of ERISA and the Code. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, has resulted or could reasonably be expected to result in a Material Adverse Effect. There exists no Unfunded Pension Liability that could reasonably be expected to result in a Material Adverse Effect.

Section 5.14. Investment Company Act; Other Regulations. No Loan Party is or is required to register as an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

Section 5.15. Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 5.15 sets forth the name and jurisdiction of incorporation of each Subsidiary of the Borrower and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and whether such Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Restricted Subsidiary, except Permitted Liens.

Section 5.16. Use of Proceeds. The proceeds of the Tranche B Term Loans shall be used by the Borrower on the Closing Date solely to finance the Refinancing, including the payment of fees and expenses associated therewith.

Section 5.17. Environmental Matters. Except as could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by Holdings, the Borrower or any of its Subsidiaries (the “Properties”) do not contain, and have not previously contained, any Hazardous Materials in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b) none of Holdings, the Borrower nor any of its Subsidiaries has received or is aware of any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by Holdings, the Borrower or any of its Subsidiaries (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Hazardous Materials have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d) no Environmental Claim is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which Holdings, the Borrower or any of its Subsidiaries is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Hazardous Materials at or from the Properties, or arising from or related to the operations of Holdings, the Borrower or any of its Subsidiaries in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f) Holdings, the Borrower, each of its Subsidiaries, the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) neither the Borrower nor any of its Subsidiaries has assumed any liability of any other Person under Environmental Laws.

Section 5.18. Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document or certificate (excluding any projections, pro forma financial information or estimates and general market or industry data) furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents (as modified or supplemented by other information furnished), when taken as a whole, together with the Borrower’s annual report on Form 10-K and quarterly reports on Form 10-Q, contained as of the date such information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which such statements were made. The projections, pro forma financial information and estimates contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

Section 5.19. Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally and by general equitable principles (whether such enforcement is sought in a proceeding at law or in equity). In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when certificates representing such Pledged Stock are delivered to the Administrative Agent together with the necessary endorsements, and in the case of the other Collateral described in the Guarantee and Collateral Agreement (to the extent that a security interest in such other Collateral can be perfected by filing), when financing statements and other filings specified on Schedule 5.19(a) in appropriate form are filed in the offices specified on Schedule 5.19(a) and all applicable fees have been paid, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement) (to the extent that a security interest in such other Collateral can be perfected by filing).

(b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally and by general equitable principals (whether such enforcement is sought in a proceeding at law or in equity), and when the Mortgages are filed in the offices specified on Schedule 5.19(b) and all applicable fees have been paid, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except Liens permitted by Section 8.03). Schedule 1.01(b) lists each parcel of real property in the United States owned in fee simple by the Borrower or any of its Subsidiaries as of the Closing Date.

Section 5.20. Solvency. As of the Closing Date, the Borrower and its Restricted Subsidiaries, taken as a whole, immediately after giving effect to the Refinancing and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith are Solvent.

Section 5.21. Senior Indebtedness. To the extent the Borrower or any Subsidiary Guarantor has incurred any subordinated Indebtedness, the Loans constitute “Senior Debt” and “Designated Senior Debt” of the Borrower and the Subsidiary Guarantors under such Indebtedness.

Section 5.22. Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has not been made available under the National Flood Insurance Act of 1968, except as identified on Schedule 1.01(b).

Section 5.23. Sanctioned Persons. None of Holdings, the Borrower or any Restricted Subsidiary nor, to the knowledge of the Borrower, any director, officer, or employee of Holdings, the Borrower or any Restricted Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, except any sanctions that could not reasonably be expected to have a Material Adverse Effect.

Section 5.24. Foreign Corrupt Practices Act. Each of Holdings, the Borrower and the Restricted Subsidiaries has complied, in all material respects, with the U.S. Foreign Corrupt Practices Act, as amended from time to time, or any other applicable anti-bribery or anti-corruption law.

Section 5.25. Intercreditor Agreements. (a) The Obligations constitute “First-Lien Indebtedness” and the Secured Parties constitute “Senior Lenders”, in each case under the Second Lien Notes Intercreditor Agreement and (b) the Obligations constitute “Term Loan Secured Obligations” and the Secured Parties constitute “Term Loan Secured Parties”, in each case under the First Lien Intercreditor Agreement.

ARTICLE 6

CONDITIONS PRECEDENT

Section 6.01. Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it on the Closing Date is subject to the satisfaction or waiver (in accordance with Section 11.01), prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received (i) this Agreement executed and delivered by each of the Administrative Agent, the Borrower and the Lenders, (ii) the Guarantee and Collateral Agreement, executed and delivered by Parent, Holdings, the Borrower and each Subsidiary Guarantor, (iii) the First Lien Intercreditor Agreement executed and delivered by the Revolving Credit Facility

Agent, Parent, Holdings, the Borrower and each Subsidiary Guarantor, (iv) an Acknowledgment and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party and (v) joinder documentation to the Second Lien Notes Intercreditor Agreement designating the Obligations as “First-Lien Indebtedness” and the Secured Parties as “Senior Lenders” thereunder reasonably satisfactory to the Administrative Agent executed by each of the Administrative Agent, the Revolving Credit Facility Agent, the Second Lien Notes Trustee, Parent, Holdings, the Borrower and each Subsidiary Guarantor.

(b) Pro Forma Balance Sheet and Income Statements; Financial Statements. The Lenders shall have received each of the financial statements described in Section 5.01.

(c) Approvals. The Agents shall have received a certificate, certified by a Responsible Officer, to the effect that no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required to be obtained by a Loan Party in connection with the Transactions, the continuing operations of the Borrower and its Subsidiaries and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices, which have been obtained or made and are in full force and effect and are attached to such certificate of such Responsible Officer as an exhibit, (ii) the filings referred to in Section 5.19 and (iii) those consents, authorizations, filings and notices, the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect.

(d) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for Permitted Liens or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(e) Fees. The Lenders and the Agents shall have received all fees required to be paid, and all expenses payable hereunder for which detailed invoices have been presented (including the reasonable fees and expenses of legal counsel for which detailed invoices including time entries by timekeeper, with timekeeper rates identified, have been presented), at least one (1) Business Day prior to the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(f) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit H, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction or organization of such Loan Party and (ii) a long form good standing certificate for each Loan Party from its jurisdiction or organization.

(g) Legal Opinions. Each of the Lenders shall have received the following executed legal opinions in substance reasonable satisfactory to the Administrative Agent:

(i) the legal opinion of Kirkland & Ellis LLP, counsel to Holdings, the Borrower and their Subsidiaries;

(ii) the legal opinion of Whyte Hirschboeck Dudek S.C., local counsel of Holdings, the Borrower and certain of its Subsidiaries; and

(iii) the legal opinion of such special and local counsel as may be required by the Administrative Agent.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(h) Pledged Stock; Stock Powers; Pledged Notes. Subject to the Intercreditor Agreements, the Administrative Agent shall have received (1) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (2) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(i) Filings, Registrations and Recordings. To the extent not previously delivered, each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing, registration or recordation.

(j) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 7.05.

(k) PATRIOT Act, etc. The Agents shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act that the Agents shall have requested at least five (5) Business Days prior to the Closing Date.

(l) Payoff Letter. The Administrative Agent shall have received a copy of a duly executed payoff letter, in form and substance reasonably satisfactory to the Administrative Agent with respect of the Existing Credit Facility, together with (a) UCC-3 or other appropriate termination statements, in form and substance satisfactory to the Administrative Agent, releasing all Liens (other than Liens expressly permitted hereunder) upon any of the personal property of Holdings, the Borrower and its Subsidiaries, (b) cancellations and releases, in form and substance satisfactory to the Administrative Agent, releasing all Liens (other than Liens expressly permitted hereunder) upon any of the real property of Holdings, the Borrower and its Subsidiaries and (c) any other releases, terminations or other documents reasonably required by the Administrative Agent. Immediately after giving effect to the Transactions and the other transactions contemplated hereby, Holdings, the Borrower and the Subsidiaries shall have outstanding no Indebtedness other than (a) Indebtedness outstanding under this Agreement and (b) Indebtedness permitted under Section 8.02.

(m) Revolving Credit Facility. The Revolving Credit Facility Agreement shall have become effective concurrently with the effectiveness of this Agreement.

(n) [Reserved].

(o) Notice. The Administrative Agent shall have received a notice of such Borrowing as required by Section 4.01.

(p) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

(q) No Default. No Default or Event of Default shall have occurred and be continuing on such date or immediately after giving effect to the extensions of credit requested to be made on the Closing Date.

(r) Solvency Certificate. The Administrative Agent shall have received a solvency certificate substantially in the form of Exhibit I and signed by a financial officer of the Borrower certifying the solvency of the Borrower and its Subsidiaries on a consolidated bases after giving effect to the Transactions on the Closing Date.

The borrowing hereunder on the Closing Date shall constitute a representation and warranty by the Borrower as of the Closing Date that the conditions contained in Section 6.01(m), (p) and (q) have been satisfied. Without limiting the generality of the provisions of Section 6.01, for purposes of determining compliance with the conditions specified in this Section 6.01, each Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to an Agent or such Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE 7

AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as any Commitments remain in effect or any Loan or other amount (excluding contingent indemnification obligations or obligations under or in respect of Specified Hedge Agreements) is owing to any Lender or Agent hereunder or under any other Loan Document, the Borrower shall and shall cause each Restricted Subsidiary to:

Section 7.01. Financial Statements. Furnish to the Administrative Agent for further delivery to each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification or exception arising out of the scope of the audit (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by the Borrower’s independent certified public accountants or relating to the financial statements for the fiscal year ending immediately prior to the stated final maturity of any Indebtedness because of the maturity of such Indebtedness), by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of earnings and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes); and

(c) at any time the Borrower has designated any of its Subsidiaries as Unrestricted Subsidiaries pursuant to Section 7.12, simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 7.01(a) and 7.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

(d) Any financial statement or other document (to the extent any such financial statement or document is included in materials otherwise filed with the SEC) required to be delivered pursuant to this Section 7.01 or Section 7.02 may be satisfied with respect to such financial statements or other documents by the delivery of the corresponding financial statements of Parent and its Subsidiaries or the filing of Borrower’s or Parent’s Form 10-K or 10-Q, as applicable, with the SEC; provided to the extent such information is in lieu of information required to be delivered under Section 7.01(a), it shall be accompanied by an auditor report that meets the requirements set forth in Section 7.01(a). All financial statements and other documents required to be delivered pursuant to this Section 7.01 or Section 7.02 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) such financial statements and/or other documents are posted on the SEC’s website on the Internet at www.sec.gov, (ii) on which Parent or the Borrower posts such documents, or provide a link thereto, on Parent’s or the Borrower’s website or (iii) on which such documents are posted on Parent’s and/or the Borrower’s behalf on an Internet or Intranet website, if any, to which the Administrative Agent and each Lender has access (whether a commercial third-party website or a website sponsored by the Administrative Agent), provided that (A) the Borrower shall, at the request of the Administrative Agent, continue to deliver copies (which delivery may be by electronic transmission (including Adobe pdf copy)) of such documents to the Administrative Agent and (B) the Borrower shall notify (which notification may be by facsimile or electronic transmission (including Adobe pdf copy)) the Administrative Agent of the posting of any such documents on any website. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

(e) At any time the Borrower has delivered consolidated financial statements or other documents of Parent in lieu of the corresponding consolidated financial statements or other documents of the Borrower (or such consolidated financial statements or other documents are deemed to have been so delivered in accordance with Section 7.01(d)), if such consolidated financial statements or other documents of Parent and Borrower are materially different, simultaneously with the delivery of such consolidated financial statements or other documents, the Borrower shall provide a reconciliation report describing any such material differences between such financial statements and the corresponding financial information applicable to the Borrower and its Subsidiaries on a consolidated basis (a “Reconciliation Report”); provided that for the avoidance of doubt, it is acknowledged that no Reconciliation Report shall be required to be audited.

All such financial statements shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

Section 7.02. Certificates; Other Information. Furnish to the Administrative Agent for further delivery to each Lender:

(a) [reserved];

(b) concurrently with the delivery of any financial statements pursuant to Sections 7.01(a) and (b), (i) a certificate of a Responsible Officer (1) stating that such Responsible Officer has obtained no knowledge that any Default or Event of Default has occurred and is continuing except as specified in such certificate, (2) commencing with the fiscal year ending January 2, 2016, in the case of a certificate delivered concurrently with the delivery of any financial statements pursuant to Section 7.01(a), showing in reasonable detail the calculations used in determining Excess Cash Flow for the most recently completed fiscal year of the Borrower, (3) showing the aggregate amount of Restricted Payments paid pursuant to Section 8.06(g), Investments using the Available Amount made pursuant to Section 8.08(i) and Section 8.08(s) and Restricted Debt Payments made pursuant to Section 8.09(a) during the most recently completed fiscal quarter or year, (4) showing the Available Amount as of the end of such period and (5) if applicable, an update to Schedule 5.15 setting forth the name and jurisdiction of organization of each newly formed or acquired Subsidiary of the Borrower and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and specifying whether such

Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary, and (ii) to the extent not previously disclosed to the Administrative Agent, a listing of any U.S. Intellectual Property registered or applied for registration with the United States Patent and Trademark Office or the United States Copyright Office that is acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (ii) (or, in the case of the first such list so delivered, since the Closing Date);

(c) concurrently with the delivery of the audited consolidated balance sheet of the Borrower pursuant to Section 7.01(a), a detailed consolidated budget for the then current fiscal year (including a projected consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of the end of the then current fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the material underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year presented to the board of directors of the Borrower (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions, believed by the Borrower to be reasonable at the time of delivery, it being recognized that such Projections are not to be viewed as fact and that actual results during the periods covered by such Projections may differ from the projected results set forth therein by a material amount;

(d) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a narrative discussion and analysis (in a management discussion analysis format) of the financial condition and results of operations of the Borrower and the Restricted Subsidiaries for such period and for the period from the beginning of the then current fiscal year to the end of such period, as compared to the comparable periods of the previous year; provided that no such delivery shall be required so long as the Borrower delivers to the Administrative Agent and each Lender its or Parent’s periodic filing on Form 10-Q or Form 10-K, as the case may be, of the Securities Act of 1934 as filed with the Securities and Exchange Commission to satisfy its requirement under Sections 7.01(a) and (b);

(e) within five Business Days after the same are sent, copies of all other material financial statements and other material reports not otherwise required to be furnished hereunder that Holdings or the Borrower sends to the holders of any class of its debt securities; and

(f) promptly, such additional financial and other information of any Loan Party as any Lender may from time to time reasonably request (through the Administrative Agent); provided that none of the Borrower or any Restricted

Subsidiary will be required to disclose or permit the inspection or discussion of any document, information or other matter (i) that constitutes non financial trade secrets or non financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement with a third party that is not an Affiliate or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Section 7.03. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its tax obligations, except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or the Restricted Subsidiaries, as the case may be or (b) the failure to so pay, discharge or otherwise satisfy, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 7.04. Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organization existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted herein and except, in the case of clause (ii) above, to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (b) comply with all Requirements of Law except to the extent that failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 7.05. Maintenance of Property; Insurance. (a) Keep all material property useful and necessary, in such Person’s reasonable judgment, in such Person’s business in good working order and condition, ordinary wear and tear and damage caused by casualty excepted, (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business, (c) use commercially reasonable efforts to cause all such insurance of the Loan Parties to provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof and (d) cause all such insurance of the Loan Parties to name the Administrative Agent as insured party or loss payee, as applicable.

Section 7.06. Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Administrative Agent or any Lender (coordinated through the Administrative Agent) to visit and inspect any of its properties and examine and make abstracts from any of its books and records (other than materials protected by attorney-client privilege) during regular business hours and upon reasonable prior notice by the Administrative Agent and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants, so long as the Borrower is afforded an opportunity to be present at any such discussion with such accountants. It is understood that, so long as no Event of Default has occurred and is continuing, such visits, inspections and examinations by the Lenders shall be at the expense of the Borrower no more than one time annually. Notwithstanding anything to the contrary in this Section 7.06, none of the Borrower or any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non financial trade secrets or non financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement with a third party that is not an Affiliate or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Section 7.07. Notices. Promptly give notice to the Administrative Agent (who shall promptly notify the Lenders) of:

(a) the occurrence of any Default or Event of Default;

(b) any litigation, investigation or proceeding that may exist at any time between the Borrower or any of the Restricted Subsidiaries and any Governmental Authority which could reasonably be expected to be adversely determined or settled and, if adversely determined or settled, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting the Borrower or any of the Restricted Subsidiaries which could reasonably be expected to be adversely determined or settled in which the amount involved is $10,000,000 or more and not covered by insurance;

(d) any litigation or proceeding affecting the Borrower or any of its Restricted Subsidiaries which relates to any Loan Document;

(e) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Single Employer Plan or a Multiemployer Plan, the creation of any Lien in favor of the PBGC or a Single Employer Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan; and

(f) any development or event that has had a Material Adverse Effect.

Each notice pursuant to this Section 7.07 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

Section 7.08. Environmental Laws. Except as could not reasonably be expected to have a Material Adverse Effect: (a) comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws; and

(b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required to comply with Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

Section 7.09. Additional Collateral, etc. (a) With respect to any property acquired after the Closing Date by the Borrower or any of the Subsidiary Guarantors (other than (v) Excluded Assets (as defined in the Guarantee and Collateral Agreement), (w) any property described in paragraph (b), (c) or (d) below, (x) any property subject to a Lien expressly permitted by Section 8.03(g), (y) property acquired by any Excluded Subsidiary and (z) any property of the type excluded from the Security Documents) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property to the extent required under the Guaranty and Collateral Agreement and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected security interest in such property to the extent required under the Guaranty and Collateral Agreement (subject to Permitted Liens), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $3,000,000 acquired after the Closing Date by the Borrower or any of the Subsidiary Guarantors (other than (x) real property subject to a Lien permitted by Section 8.03(g) and (y) real property acquired by any Excluded Subsidiary), but excluding any Excluded Assets, promptly (i) execute and deliver a Mortgage, in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property subject to Permitted Liens, (ii) if requested by the Administrative Agent, provide the Secured Parties with (x) title and extended coverage insurance covering such real property and insuring such Mortgage as a first lien on the related Mortgaged Property, subject to Permitted Liens, in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) in form and substance reasonably acceptable to the Administrative Agent and the Administrative Agent shall have received evidence reasonably satisfactory to it that all premiums in respect of such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid as well as a current ALTA survey thereof, together with a surveyor’s certificate reasonably acceptable to the Administrative Agent and the title insurance company and (y) any consents, affidavits, indemnities, environmental assessments or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such mortgage or deed of trust, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent, (iii) if requested by the Administrative Agent, deliver to the Administrative Agent customary legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, (iv) comply with the National Flood Insurance Reform Act of 1994 and related legislation (including the regulations of the Board of Governors of the Federal Reserve System), and provide the following documents: (A) a completed standard “life-of-loan” flood hazard determination form, (B) if the improvement(s) to the improved Mortgaged Property is located in a special flood hazard area, a notification to the Borrower (“Borrower Notice”) and (if applicable) notification to the Borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP, (C) documentation evidencing the Borrower’s receipt of the Borrower Notice (e.g., countersigned Borrower Notice, return receipt of certified U.S. Mail, or overnight delivery), and (D) if the Borrower Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of one of the following: the flood insurance policy, the Borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to the Administrative Agent, (v) to the extent required by Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”), Pub.L. 101-73, 103 Stat. 183, enacted August 9, 1989, or any other applicable law, provide an appraisal, and (vi) deliver such other documents as reasonably requested by the Administrative Agent.

(c) With respect to any new Restricted Subsidiary (other than an Excluded Subsidiary) created or acquired after the Closing Date by the Borrower or any of the Restricted Subsidiaries (which, for the purposes of this paragraph (c), shall include any existing Restricted Subsidiary that ceases to be an Excluded Subsidiary and/or an Unrestricted Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Liens) in the Capital Stock of such new Subsidiary that is owned by the Borrower or any of the Subsidiary Guarantors, (ii) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Restricted Subsidiary, as the case may be, (iii) cause such new Restricted Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and each Intercreditor Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest (subject to Permitted Liens) in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Restricted Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Restricted Subsidiary, substantially in the form of Exhibit H, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent; provided that nothing contained in this Section 7.09(c) shall require a new Restricted Subsidiary to grant any Liens on any Excluded Assets.

(d) With respect to any new “first-tier” Foreign Subsidiary created or acquired after the Closing Date by the Borrower or any of the Subsidiary Guarantors, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative

Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected security interest (subject to Permitted Liens) in the Capital Stock of such new Subsidiary that is owned by the Borrower or any of the Restricted Subsidiaries (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent; provided that nothing contained in this Section 7.09 shall require a pledge of any Capital Stock constituting Excluded Assets.

(e) Without limiting the foregoing, the Borrower shall not permit any of its Affiliates to be an obligor under any Indebtedness in respect of the Revolving Credit Facility Agreement, the Second Lien Notes, any Credit Agreement Refinancing Indebtedness or any Permitted Incremental Equivalent Debt unless such Affiliate also guaranties the Obligations hereunder.

Section 7.10. Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of the Security Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by any Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lenders may be required to obtain from any Loan Party for such governmental consent, approval, recording, qualification or authorization.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, so long as the Revolving Credit Facility Agreement is outstanding, the further assurances required to be taken in this Section 7.10 with respect to the Administrative Agent’s security interest in any ABL Priority Collateral shall be subject to the terms of the First Lien Intercreditor Agreement (or other applicable intercreditor agreement, as the case may be) and required only to the extent required under the Revolving Credit Facility Agreement, including the form and substance of any documentation related to or required to evidence the Administrative Agent’s security interest and the timing of delivery with respect thereto.

Section 7.11. Mortgages, etc. On or within 90 days of the Closing Date (or such longer period as the Administrative Agent may agree in its reasonable discretion) and notwithstanding Section 7.09(b), the following shall have been received by the Administrative Agent with respect to each real property currently owned by the Loan Parties in fee as set forth on Schedule 1.01(b):

(a) a Mortgage duly executed and delivered in favor of the Administrative Agent, for the benefit of the Secured Parties;

(b) title and extended coverage insurance covering such real property insuring such Mortgage as a first lien on the related Mortgaged Property, subject to Permitted Liens;

(c) (i) a current ALTA survey of the Mortgaged Property, together with a surveyor’s certificate reasonably acceptable to the Administrative Agent and the title insurance company or (ii) Existing Surveys and “no-change” affidavits relating to the Mortgaged Properties, affirming that no material change has occurred regarding each Mortgaged Property as compared to the Existing Surveys, and reasonably acceptable to the title insurance company to remove the survey exception from the title insurance for each Mortgaged Property;

(d) (i) if the improvement(s) to the improved Mortgaged Property is located in a special flood hazard area, a Borrower Notice and (if applicable) notification to the Borrower that flood insurance coverage under the NFIP is not available because the community does not participate in the NFIP, (ii) documentation evidencing the Borrower’s receipt of the Borrower Notice (e.g., countersigned Borrower Notice, return receipt of certified U.S. Mail, or overnight delivery), and (iii) if the Borrower Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of one of the following: the flood insurance policy, the Borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance reasonably satisfactory to the Administrative Agent;

(e) a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (c) above; and

(f) such customary legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

For the avoidance of doubt, no mortgages shall be required with respect to any leasehold interests in real property.

Section 7.12. Designation of Subsidiaries. The Borrower may at any time designate, by written notice to the Administrative Agent, any Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Event of Default shall have occurred and be continuing, (b) the Borrower may not be designated as an Unrestricted Subsidiary and (c) no Subsidiary may be designated as or continue as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purposes of the Revolving Credit Facility Agreement, the Second Lien Notes Documents, any Permitted Incremental Equivalent Debt or any Credit Agreement Refinancing Indebtedness. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s or its Subsidiary’s (as applicable) investment therein. No Unrestricted Subsidiary shall at any time own any Capital Stock or Indebtedness of, or own or hold any Lien on, any property of the Borrower or any Restricted Subsidiary and no Unrestricted Subsidiary shall incur any Indebtedness pursuant to which any lender has recourse to any assets of the Borrower or any Restricted Subsidiary (other than Capital Stock of such Unrestricted Subsidiary). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time. No Unrestricted Subsidiary, once designated as a Restricted Subsidiary, may thereafter be redesignated as an Unrestricted Subsidiary.

Section 7.13. Ratings. In the case of the Borrower, use commercially reasonable efforts to cause the credit facilities provided hereunder to be continuously rated (but not maintain any specific rating) on a public basis by S&P and Moody’s, and use commercially reasonable efforts to maintain (but not maintain any specific rating) a public corporate rating from S&P and a public corporate family rating from Moody’s, in each case in respect of the Borrower.

Section 7.14. Use of Proceeds. Use the proceeds of the Tranche B Term Loans only for the purposes specified in Section 5.16.

ARTICLE 8

NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as any Commitments remain in effect or any Loan or other amount is owing (excluding contingent indemnification obligations or obligations under or in respect of Specified Hedge Agreements) to any Lender or Agent hereunder or under any other Loan Document, the Borrower shall not, and shall not cause or permit any of the Restricted Subsidiaries or Holdings (with respect to Section 8.16 only) to, directly or indirectly:

Section 8.01. [Reserved].

Section 8.02. Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of (i) the Borrower or any Subsidiary Guarantor owing to the Borrower or any Subsidiary, (ii) any Subsidiary that is not a Guarantor owing to any other Subsidiary that is not a Guarantor and (iii) subject to Section 8.08, any Subsidiary that is not a Guarantor owing to the Borrower or any Subsidiary Guarantor;

(c) Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of the Restricted Subsidiaries of (i) obligations of the Borrower, any Subsidiary Guarantor and, subject to Section 8.08, of any Subsidiary that is not a Guarantor or (ii) Indebtedness of any Investee Store permitted by clause (j) of Section 8.08; provided that no Subsidiary that is not a Guarantor shall guarantee any Indebtedness in respect of the Revolving Credit Facility Agreement, the Second Lien Notes, any Credit Agreement Refinancing Indebtedness or any Permitted Incremental Equivalent Debt unless such Subsidiary becomes a Guarantor;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 8.02 and any Permitted Refinancing thereof;

(e) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 8.03(g) in an aggregate principal amount not to exceed $50,000,000 at any one time outstanding;

(f) Indebtedness (including guarantees) of the Loan Parties in respect of the Second Lien Notes in an aggregate principal amount of up to $200,000,000 at any time outstanding, plus any accrued but unpaid interest thereon and any interest paid in kind or capitalized and any Permitted Refinancing thereof;

(g) obligations under or in respect of Hedge Agreements and guarantees thereof, so long as such agreements are not entered into for speculative purposes;

(h) (x) Indebtedness of the Borrower or any of the Restricted Subsidiaries in the form of one or more series of notes or term loans (other than Loans) (“Ratio Debt”); provided that (i) at the time of incurrence thereof, no Specified Event of Default shall have occurred and be continuing, except to the extent such Indebtedness is incurred in connection with a Limited Condition Acquisition (in, which case, this clause (i) shall not apply), (ii) in the case of any term loans, such term loans (x) shall have a maturity date not earlier than the then Latest Maturity Date and (y) shall not have a Weighted Average Life to Maturity shorter than the longest remaining Weighted Average Life to Maturity of any Class of Term Loans, (iii) in the case of notes, the terms of such notes shall not provide for any scheduled repayment, maturity, mandatory redemption, sinking fund obligation or other payment in respect of principal prior to the then Latest Maturity Date, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights upon an event of default (or, in the case of any bridge financing, subject to prepayments from the issuance of equity or other indebtedness permitted hereunder customary for bridge financings), (iv) the pricing, fees, rate floors, discounts and premiums and, subject to clause (ii) and (iii) above, optional prepayment or redemption terms may be as agreed by the Borrower and the other terms and conditions of such Indebtedness shall be on market terms at the time of issuance thereof (as determined in good faith by the Borrower), (v) (x) if such Indebtedness constitutes Consolidated Senior Secured Debt, the Consolidated Senior Secured Leverage Ratio of the Borrower does not exceed 3.25:1.00 and (y) otherwise, the Consolidated Leverage Ratio of the Borrower does not exceed 5.00:1.00, in each case calculated on a pro forma basis for a period of four consecutive fiscal quarters ending on the last day of the fiscal quarter for which financial statements are available immediately preceding the fiscal quarter in which such Indebtedness is incurred and (vi) the aggregate principal amount of such Indebtedness incurred by Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed $50,000,000 at any one time outstanding and (y) any Permitted Refinancing thereof;

(i) (x) Indebtedness of a Person which becomes a Restricted Subsidiary after the Closing Date pursuant to an Acquisition permitted under Section 8.08 and (y) Indebtedness of a Person otherwise assumed in connection with an Acquisition or an asset acquired after the Closing Date; provided that any such Indebtedness was in existence at the time of, and not incurred or created in connection with or in anticipation of, the relevant Acquisition; provided further that the aggregate principal amount of all such Indebtedness incurred or assumed pursuant to this clause (i) shall not exceed $50,000,000 at any one time outstanding;

(j) Indebtedness resulting from the issuance of performance, surety, statutory or appeal bonds in the ordinary course of business; provided that no such bond or similar obligation is provided to secure the repayment of other Indebtedness;

(k) Indebtedness of the Borrower consisting of (x) repurchase obligations with respect to Capital Stock of Parent issued to directors, consultants, managers, officers and employees of Holdings, the Borrower and the Restricted Subsidiaries arising upon the death, disability or termination of employment of such director, consultant, manager, officer or employee to the extent such repurchase is permitted under Section 8.06 and (y) promissory notes issued by the Borrower to directors, consultants, managers, officers and employees (or their spouses or estates) of Holdings, the Borrower and the Restricted Subsidiaries to purchase or redeem Capital Stock of Parent issued to such director, consultant, manager, officer or employee to the extent such purchase or redemption is permitted under Section 8.06;

(l) Indebtedness of the Borrower or any of the Restricted Subsidiaries resulting from agreements providing for indemnification, adjustment of purchase price or similar obligations in connection with dispositions of any business, assets or Subsidiary of the Borrower or any of its Subsidiaries permitted under Section 8.05;

(m) Indebtedness in the form of obligations of the Borrower or any of the Restricted Subsidiaries under indemnification, incentive, non-compete, deferred compensation or other similar arrangements in connection with an Acquisition or an Investment permitted under Section 8.08;

(n) Indebtedness of Holdings to the Borrower incurred in lieu of the Borrower making a Restricted Payment pursuant to Section 8.06(b) or (c), in an aggregate amount not to exceed the amount of cash dividends that the Borrower would be permitted to make pursuant to Sections 8.06(b) and (c) if no such Indebtedness was incurred;

(o) additional Indebtedness of the Borrower or any of the Restricted Subsidiaries in an aggregate principal amount for all such Indebtedness not to exceed $75,000,000 at any one time outstanding;

(p) Indebtedness of the Borrower that is incurred to finance an Acquisition and that is owed to the seller pursuant to such Acquisition; provided that (i) such Indebtedness and any guarantee in respect thereof is subordinated to the Loans and any guarantee thereof on terms and conditions satisfactory to the Administrative Agent, (ii) no portion of the principal of such Indebtedness shall be due and payable prior to six months after the then Latest Maturity Date and (iii) the aggregate amount of Indebtedness incurred pursuant to this Section 8.02(p) shall not exceed $15,000,000 at any one time outstanding;

(q) Indebtedness (including guarantees) of the Loan Parties in respect of Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt and Permitted Unsecured Refinancing Debt and, in each case, any Permitted Refinancing thereof;

(r) Indebtedness (including guarantees) of the Loan Parties under the Revolving Credit Facility Agreement in an aggregate principal amount not exceeding the greater of (i) $375,000,000 and (ii) the Revolving Borrowing Base at any time outstanding, plus any accrued but unpaid interest thereon, and any Permitted Refinancing thereof; and

(s) (i) Permitted Incremental Equivalent Debt; provided that (A)(x) if such Indebtedness constitutes Consolidated Senior Secured Debt, the Consolidated Senior Secured Leverage Ratio of the Borrower does not exceed 3.25:1.00 and (y) otherwise, the Consolidated Leverage Ratio of the Borrower does not exceed 5.00:1.00, in each case calculated on a pro forma basis for a period of four consecutive fiscal quarters ending on the last day of the fiscal quarter for which financial statements are available immediately preceding the fiscal quarter in which such Indebtedness is incurred (and, in each case, assuming for purposes of any such calculation that any commitments in respect of any of the foregoing are fully drawn) and (B) the Permitted Incremental Equivalent Debt Conditions are satisfied in respect of such Indebtedness and (ii) any Permitted Refinancing thereof;

(t) Indebtedness representing deferred compensation to employees of the Borrower or any of its Restricted Subsidiaries incurred in the ordinary course of business;

(u) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business and other than in respect of Indebtedness for borrowed money, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(v) Indebtedness of Foreign Subsidiaries for working capital purposes, or to maintain equity capital or any other financial statement condition or liquidity;

(w) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (v) of this Section 8.02; and

(x) Indebtedness incurred in the ordinary course of business in respect of any agreement or arrangement with a bank or other financial institution to provide cash management services, including treasury, controlled disbursement services, depository, overdraft and related liabilities, foreign exchange facilities, credit card processing, purchasing card processing, credit or debit card, purchase card, ACH transactions, electronic funds transfer and other cash management services or arrangements, or any automated clearing house transfers of funds services.

For the avoidance of doubt, if certain Indebtedness would be permitted under any provision of this Section 8.02 but for a dollar threshold limiting such Indebtedness, the Borrower may allocate the value of such Indebtedness to more than one clause of this Section 8.02 for such Indebtedness to be permitted hereunder; provided that all Indebtedness under the Loan Documents will be deemed to have been incurred in reliance only on Section 8.02(a), all Indebtedness in respect of the Second Lien Notes outstanding on the date hereof will be deemed to have been incurred in reliance only on Section 8.02(f), all Indebtedness in respect of the Revolving Credit Facility Agreement will be deemed to have been incurred in reliance only on Section 8.02(r), all Indebtedness in respect of Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt and Permitted Unsecured Refinancing Debt will be deemed to have been incurred in reliance only on Section 8.02(q) and all Indebtedness in respect of Permitted Incremental Equivalent Debt will be deemed to have been incurred in reliance only on Section 8.02(s).

Section 8.03. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes, assessments, charges or other governmental levies not more than thirty (30) days overdue or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or any Restricted Subsidiaries, as the case may be, in conformity with GAAP;

(b) landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that secure obligations that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and pledges securing liability to insurance carriers under insurance or self-insurance arrangements in respect of deductibles, in each case incurred in the ordinary course of business;

(d) deposits to secure the performance of bids, tenders, trade contracts (other than for Funded Debt), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;

(e) (i) minor survey exceptions, easements, rights-of-way, conditions, restrictions and other similar encumbrances (which, for the avoidance of doubt, includes covenants running with the land), that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of the Restricted Subsidiaries, (ii) land use, building codes and similar laws, (iii) any other exception listed on the Existing Title Policies or disclosed on the Existing Surveys and (iv) with respect to property hereafter acquired, exceptions listed on title policies;

(f) Liens in existence on the date hereof listed on Schedule 8.03; provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased (other than with respect to accrued interest, premiums, fees and expenses);

(g) Liens securing Indebtedness of the Borrower or any Restricted Subsidiary incurred pursuant to Section 8.02(e) to finance the acquisition, construction, repair or improvement of real property, fixed or capital assets; provided that (i) such Liens shall be created within 180 days of such acquisition, construction, repair or improvement of such real property, fixed or capital assets, as applicable, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h) Liens created pursuant to the Security Documents;

(i) any interest or title of a lessor, sublessor, licensor or licensee under any lease (other than a capital lease) or license entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business;

(j) Liens not otherwise permitted by this Section so long as the aggregate outstanding principal amount of the obligations secured thereby (as to the Borrower and all Restricted Subsidiaries) does not exceed $50,000,000 at any one time;

(k) Liens on any assets acquired after the Closing Date securing Indebtedness permitted under Section 8.02(i); provided that (x) such Liens were not incurred or created in connection with or in anticipation of the acquisition thereof, (y) such Liens do not cover or encumber any assets of the Borrower or the Restricted Subsidiaries (other than the assets being acquired) and are not amended to cover any such assets and (z) the amount of Indebtedness or other obligations secured thereby are not increased;

(l) Liens arising out of judgments or awards in respect of the Borrower or any of the Restricted Subsidiaries not constituting an Event of Default under Section 9.01(h);

(m) contractual or statutory Liens of suppliers on goods provided by the relevant suppliers imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business;

(n) rights of setoff of a customary nature or bankers’ liens upon deposits of cash in favor of banks or other depository institutions incurred in the ordinary course of business;

(o) Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases or consignments entered into in the ordinary course of business by the Borrower and the Restricted Subsidiaries;

(p) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(q) Liens securing reimbursement obligations in respect of commercial letters of credit or bankers’ acceptances related to drawings thereunder; provided that such Liens attach only to the documents, the goods covered thereby and the proceeds thereof;

(r) Liens on the Collateral (or a portion thereof) securing obligations under the Second Lien Notes Documents and any Permitted Refinancing thereof; provided that such Liens are at all times subordinated to the Liens securing the Obligations in accordance with, and are otherwise subject to, the terms of the Second Lien Notes Intercreditor Agreement;

(s) Liens on the Collateral (or a portion thereof) securing obligations under the Revolving Credit Facility Documents and any Permitted Refinancing thereof or securing obligations under or in respect of Hedge Agreements; provided that (x) such Liens on ABL Priority Collateral may rank prior to the

Liens on such ABL Priority Collateral securing the Obligations and (y) such Liens on Term Priority Collateral shall rank junior to the Liens on such Term Priority Collateral securing the Obligations, in each case pursuant to the First Lien Intercreditor Agreement;

(t) Liens on the Collateral securing (i) Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt, Permitted First Priority Incremental Equivalent Debt and Permitted Second Priority Incremental Equivalent Debt and (ii) any Permitted Refinancing thereof; provided in each case that such Liens are subject to the Permitted Pari Passu Intercreditor Agreement or the Permitted Junior Lien Intercreditor Agreement, as applicable;

(u) Liens securing Ratio Debt; provided that, unless such Ratio Debt is incurred by Restricted Subsidiaries that are not Subsidiary Guarantors, (i) in the case of notes, such Indebtedness may be secured by the Collateral on a pari passu basis with, or on a basis that is junior (including in respect of the control of remedies) to, the Obligations, the obligations in respect of any Permitted First Priority Refinancing Debt and the obligations in respect of any Permitted First Priority Incremental Equivalent Debt, (ii) in the case of loans, such Indebtedness may be secured by the Collateral on a basis that is junior (including in respect of the control of remedies) to the Obligations, the obligations in respect of any Permitted First Priority Refinancing Debt and the obligations in respect of any Permitted First Priority Incremental Equivalent Debt, (iii) such Indebtedness shall not be secured by any property or assets of Holdings, the Borrower or any Affiliate thereof other than the Collateral, and (iv) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of a Permitted Pari Passu Intercreditor Agreement or Permitted Junior Lien Intercreditor Agreement, as applicable; provided that if such Indebtedness is the initial Ratio Debt incurred by the Borrower or a Subsidiary Guarantor, then the Borrower, Holdings, the Subsidiary Guarantors, the Administrative Agent and the Senior Representative for such Indebtedness shall have executed and delivered a Permitted Pari Passu Intercreditor Agreement or Permitted Junior Lien Intercreditor Agreement, as applicable;

(v) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(w) Liens on specific items of inventory or other goods and the proceeds thereof securing a Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(x) Liens on property of any Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary permitted under Section 8.02; and

(y) Liens incurred in the ordinary course of business securing obligations owed to any bank or financial institution in respect of any agreement or arrangement to provide cash management services, including treasury, controlled disbursement services, depository, overdraft and related liabilities, foreign exchange facilities, credit card processing, purchasing card processing, credit or debit card, purchase card, ACH transactions, electronic funds transfer and other cash management services or arrangements, or any automated clearing house transfers of funds services.

Section 8.04. Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of (in one transaction or in a series of transactions) all or substantially all of its property or business, except that:

(a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided that a Subsidiary Guarantor shall be the continuing or surviving corporation) or, subject to Section 8.08, with or into any Foreign Subsidiary;

(b) any Restricted Subsidiary may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary Guarantor or, subject to Section 8.08, any Foreign Subsidiary; and

(c) (i) any Disposition by the Borrower or a Restricted Subsidiary permitted under Section 8.05 (other than Section 8.05(c)) or (ii) any merger, consolidation or amalgamation to effect any Investment permitted under Section 8.08 shall be permitted.

Section 8.05. Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of damaged, obsolete, worn out or surplus property in the ordinary course of business;

(b) the Disposition of inventory and equipment held for sale in the ordinary course of business;

(c) Dispositions permitted by Section 8.04(b);

(d) the sale or issuance of any Restricted Subsidiary’s Capital Stock; provided that, after giving effect to such sale or issuance, any Investment by the Borrower and its Restricted Subsidiaries in such Restricted Subsidiary is then permitted pursuant to Section 8.08;

(e) leases, subleases and licenses of customer-operated stores in the ordinary course of business consistent with past practice;

(f) the Disposition, after the Closing Date, of other property having a fair market value not to exceed $50,000,000 in the aggregate for any fiscal year of the Borrower;

(g) the sale of Investments permitted pursuant to Section 8.08(b) and Dispositions to effect Investments permitted pursuant to Section 8.08(g);

(h) any Recovery Event; provided that the requirements of Section 4.03(b) are complied with in connection therewith;

(i) sales or discounts of receivables in the ordinary course of business in connection with the compromise or collection thereof;

(j) cancellation of any Indebtedness constituting an Investment in a Loan Party (other than Holdings or Parent) permitted pursuant to Section 8.08 if Capital Stock of such Loan Party is issued in substitution therefor or repayment thereof;

(k) any other Disposition after the Closing Date; provided that (w) such Disposition is for consideration at least 75% of which is cash and Cash Equivalents (it being agreed that up to $15,000,000 in the aggregate of consideration for Dispositions effected in reliance of this clause (k) that is not cash or Cash Equivalents may be deemed by the Borrower to be cash and Cash Equivalents for purposes of this clause (w)),

(x) such consideration is at least equal to the fair market value of the property being Disposed, (y) at the time of such Disposition, no Event of Default shall be continuing and (z) any Net Cash Proceeds of such Disposition shall be applied pursuant to Section 4.03(b);

(l) Dispositions of any Investments made pursuant to Section 8.08(m) or (o); and

(m) so long as the Revolving Credit Facility Agreement is in effect, the Disposition of ABL Priority Collateral.

For the avoidance of doubt, if a Disposition would be permitted under any provision of this Section 8.05 but for a dollar threshold limiting such Disposition, the Borrower may allocate the value of such Disposition to more than one clause of this Section 8.05 for such Disposition to be permitted hereunder.

In connection with any sale, Recovery Event or other Disposition of assets by the Borrower or any of its Restricted Subsidiaries that includes both ABL Priority Collateral and Term Priority Collateral (including, without limitation, the sale or other Disposition of a division or line of business or all of the Capital Stock of any Loan Party) for any purpose hereunder, subject to the First Lien Intercreditor Agreement, unless the respective purchase price of such Collateral has been allocated by the seller and the relevant purchaser thereof (in which case, the proceeds of such ABL Priority Collateral and Term Priority Collateral, respectively, shall be as so allocated), the respective proceeds of such Collateral shall be allocated between the ABL Priority Collateral and the Term Priority Collateral as reasonably determined by the Borrower; provided that, in connection with any such Disposition of any asset, the portion of such proceeds allocated to ABL Priority Collateral shall not be less than the amount attributable to such assets included in the “Revolving Borrowing Base” (as defined, together with any defined terms therein, in, and determined in accordance with, the Revolving Credit Facility Agreement, as in effect on the applicable date of determination) at the time of such Disposition.

Section 8.06. Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement, cancellation, termination or other acquisition of, any Capital Stock of the Borrower or any of the Restricted Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any of the Restricted Subsidiaries, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Borrower or any of the Restricted Subsidiaries to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that:

(a) any Restricted Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor and any Restricted Subsidiary that is not a Subsidiary Guarantor may make Restricted Payments to any other Restricted Subsidiary that is not a Subsidiary Guarantor;

(b) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may pay dividends to Holdings and Holdings may pay dividends to Parent to permit Parent to (i)

purchase Parent’s Capital Stock or Capital Stock options from present or former officers, directors, consultants, managers or employees or their respective estates, spouses or family members of Parent, Holdings, the Borrower or any Restricted Subsidiary upon the death, disability or termination of employment of such officers, directors, consultants, managers or employees, (ii) make payments with respect to Indebtedness issued to repurchase such Capital Stock or Capital Stock options or (iii) pay accrued but unpaid dividends in respect of unvested shares of the Parent issued pursuant to the Parent’s long term employee incentive plan and which the Parent is obligated to pay upon the vesting of such shares; provided that the aggregate amount of payments (including, without limitation, payments in respect of Indebtedness permitted under Section 8.02(k)) under this subsection shall not exceed $3,000,000 in any calendar year; provided further that (i) the Borrower, without duplication, may carry forward and make dividends to Holdings and Holdings may make dividends to Parent in a subsequent calendar year, in addition to the amounts permitted for such calendar year, the amount of dividends for such purchases, redemptions or other acquisitions or retirements for value permitted to have been made but not made in any preceding calendar year up to a maximum of $8,000,000 in any calendar year pursuant to this clause (b) and (ii) such amount in any calendar year may be increased by the cash proceeds of key man life insurance policies received by the Borrower and the Restricted Subsidiaries after the Closing Date less any amount previously applied to the payment of Restricted Payments pursuant to this clause (b); provided further that regardless of whether a Default or an Event of Default shall have occurred and be continuing, the Borrower, without duplication, may use Capital Stock Net Cash Proceeds to finance such dividends;

(c) the Borrower may pay dividends to Holdings and Holdings may pay dividends to Parent to permit Holdings or Parent to (i) pay corporate overhead expenses attributable to the business of the Borrower and incurred in the ordinary course of business (including without limitation, directors’ and shareholders’ fees and expenses) not to exceed $5,000,000 in any fiscal year plus any bona fide indemnification claims made by directors or officers of Holdings or Parent that are not covered by insurance and that are attributable to the business of the Borrower, (ii) pay any taxes that are due and payable by Holdings or Parent and the Borrower (without duplication) as part of a consolidated group, in each case to the extent attributable to the business of the Borrower and its Restricted Subsidiaries and (iii) pay expenses in connection with the Transactions and the public offering or any subsequent equity offering of Parent’s common stock;

(d) the Borrower may make cash payments solely in lieu of the issuance of fractional shares in connection with the exercise of warrants, options, restricted stock units or other securities convertible into or exchangeable for Capital Stock of the Borrower, Parent or Holdings; provided that any such cash payment shall not be for the purpose of evading the limitations of this Section 8.06;

(e) the Borrower may pay dividends to Holdings and Holdings may pay dividends to Parent to permit Parent to repurchase Capital Stock of Parent pursuant to equity agreements with customers of the Borrower; provided that the aggregate amount of all such repurchases under this Section 8.06(e) shall not exceed $2,000,000;

(f) any Restricted Subsidiary may make Restricted Payments proportionally to the holders of its Capital Stock; and

(g) the Borrower may declare and make Restricted Payments to Holdings (and Holdings may make Restricted Payments to Parent); provided that (A) such Restricted Payment, together with all other Restricted Payments made pursuant to this clause (g), shall not exceed an aggregate amount equal to the Available Amount at such time and (B) except in the case of any such Restricted Payment made in reliance solely on clause (c) of the definition of “Available Amount”, (x) no Specified Event of Default shall have occurred and be continuing or shall result therefrom and (y) the Consolidated Senior Secured Leverage Ratio of the Borrower for the period of four consecutive fiscal quarters ending on the last day of the fiscal quarter for which financial statements and certificates required by Section 7.01(a) or (b) and Section 7.02(b) have been delivered or are available (and calculated giving pro forma effect to such Restricted Payment and to any other event occurring after such period as to which pro forma recalculation is appropriate) shall not exceed 3.75 to 1.00.

For the avoidance of doubt, if a Restricted Payment would be permitted under any provision of this Section 8.06 but for a dollar threshold limiting such Restricted Payment, the Borrower may allocate the value of such Restricted Payment to more than one clause of this Section 8.06 for such Restricted Payment to be permitted hereunder.

Section 8.07. [Reserved].

Section 8.08. Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, any other Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) investments in cash and Cash Equivalents;

(c) Guarantee Obligations permitted by Section 8.02;

(d) loans and advances to employees of Holdings (to the extent attributable to the business of the Borrower), the Borrower or any Restricted Subsidiary of the Borrower in the ordinary course of business (including for travel, entertainment and relocation expenses and for purchases of Capital Stock of Holdings) in an aggregate amount for the Borrower and the Restricted Subsidiaries of the Borrower not to exceed $5,000,000 at any one time outstanding;

(e) [Reserved];

(f) Investments in fixed or capital assets useful in the business of the Borrower and the Restricted Subsidiaries;

(g) (i) intercompany Investments by the Borrower or any of the Restricted Subsidiaries in the Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor and (ii) other Investments by the Borrower or any of the Restricted Subsidiaries in Subsidiaries, provided, that the aggregate amount of such Investments made by Loan Parties in Subsidiaries that are not Guarantors (valued at cost, net of all cash returns not included in the Available Amount) made pursuant to this clause (g) shall not exceed $75,000,000 in the aggregate outstanding at any time (without giving effect to any writedowns);

(h) intercompany Investments by the Borrower or any of the Restricted Subsidiaries made in the ordinary course of business and consistent with past practice in a Foreign Subsidiary which are made for the purpose of funding the insurance requirements of Holdings (to the extent attributable to the business of the Borrower), the Borrower and the Restricted Subsidiaries having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (h) that are at that time outstanding not to exceed 1.00% of the Borrower’s net sales and service fees for the Borrower’s most recently ended four full quarters for which financial statements are available immediately preceding the date on which such Investment is made;

(i) Acquisitions by the Borrower and the Restricted Subsidiaries; provided that with respect to each Acquisition made pursuant to this Section 8.08(i), (A) no Specified Event of Default shall have occurred and be continuing at the time the definitive documentation relating to such Acquisition is entered into, (B) the Borrower shall comply and shall cause any acquired entity to comply, to the extent required pursuant to the terms thereof, with the applicable provisions of Section 7.09 and Section 7.10 and (C) the total cash consideration (including, without limitation, earnouts and other contingent payment obligations to such sellers and all assumptions of Indebtedness in connection therewith) paid by any

Loan Party for any such purchase or other acquisition of an entity that does not become a Subsidiary Guarantor or of assets that do not become Collateral solely because such assets are owned by an entity that is not required to become a Subsidiary Guarantor, when aggregated with the total cash consideration paid by Loan Parties for all other such purchases and other acquisitions made by such Loan Parties of entities that do not become Subsidiary Guarantors or of assets that do not become Collateral as set forth above, pursuant to this Section 8.08(i), shall not exceed $100,000,000 plus the Available Amount at such time (any Acquisition which satisfies this Section 8.08(i), a “Permitted Acquisition”);

(j) Investments by the Borrower or any Restricted Subsidiary in Investee Stores either in the form of equity, loans or other extensions of credit having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (j) and the aggregate amount of Indebtedness outstanding under Section 8.02(c) that are at that time outstanding not to exceed $20,000,000;

(k) Investments by the Borrower and any of the Restricted Subsidiaries existing on the Closing Date and listed on Schedule 8.08;

(l) Investments by any Foreign Subsidiary in Holdings, the Borrower or any of the Restricted Subsidiaries;

(m) Investments received by the Borrower or any Restricted Subsidiary in connection with the bankruptcy or reorganization of, or in good faith settlement of delinquent accounts and disputes with, customers and suppliers;

(n) Investments by the Borrower or any of the Restricted Subsidiaries in the form of Hedge Agreements that are not speculative in nature and in the ordinary course of business;

(o) the Borrower and the Restricted Subsidiaries may receive and own securities and other investments acquired pursuant to transactions permitted by Section 8.05(f) or (k);

(p) the Borrower may make a loan to Holdings that could otherwise be made as a distribution permitted under Section 8.06 (and the amount of such loan shall for all purposes be treated as a distribution);

(q) Investments consisting of endorsements for collection or deposit in the ordinary course of business;

(r) Acquisitions by the Borrower or any Restricted Subsidiary or Investments by the Borrower or any Restricted Subsidiary in joint ventures, in each case financed with the proceeds of Capital Stock Net Cash Proceeds; and

(s) in addition to other Investments otherwise permitted by this Section 8.08, other Investments by the Borrower or any of the Restricted Subsidiaries in an aggregate amount (valued at cost) for all such Investments not to exceed $75,000,000 during the term of this Agreement plus the Available Amount at such time.

For the avoidance of doubt, if an Investment would be permitted under any provision of this Section 8.08 but for a dollar threshold limiting such Investment, the Borrower may allocate the value of such Investments to more than one clause of this Section 8.08 for such Investment to be permitted hereunder.

Section 8.09. Optional Payments and Modifications of Certain Debt Instruments. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to, or make any payment in violation of any subordination terms applicable to (any of the foregoing, a “Restricted Debt Payment”), any Indebtedness that is subordinated in right of payment to the Loans (other than Indebtedness among any of the Borrower and its Restricted Subsidiaries) (each of the foregoing, “Restricted Indebtedness”) (in each case, other than (w) a Permitted Refinancing thereof, (x) an exchange of Capital Stock of Parent or Holdings to the holders of any Restricted Indebtedness for the cancellation of all or any portion of any such Restricted Indebtedness, (y) with the Available Amount and (z) with Capital Stock Net Cash Proceeds; provided that, if the Available Amount is utilized to make any Restricted Debt Payment, except in the case of any such Restricted Debt Payment made in reliance solely on clause (c) of the definition of “Available Amount”, (1) no Specified Event of Default shall have occurred and be continuing or shall result therefrom and (2) the Consolidated Senior Secured Leverage Ratio of the Borrower for the period of four consecutive fiscal quarters ending on the last day of the fiscal quarter for which financial statements and certificates required by Section 7.01(a) or (b) and Section 7.02(b) have been delivered or are available (and calculated giving pro forma effect to such Restricted Debt Payment and to any other event occurring after such period as to which pro forma recalculation is appropriate) shall not exceed 3.75 to 1.00, or enter into any derivative or other transaction with any Derivatives Counterparty obligating the Borrower or any Restricted Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Restricted Indebtedness, (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Second Lien Notes, Ratio Debt, Credit Agreement Refinancing Indebtedness, Permitted Incremental Equivalent Debt or

any Indebtedness incurred pursuant to Section 8.02(p) (in each case, (I) other than pursuant to any Permitted Refinancing thereof, (II) other than any such amendment, modification, waiver or other change that (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon or (ii) would not reasonably be expected to materially increase the obligations of the obligor or confer additional material rights on the holders of such Indebtedness in a manner reasonably expected to be materially adverse to the interests of the Lenders or (III) other than such amendments, modifications, waivers, consents or other changes to any of the terms of any such Indebtedness that could otherwise be made in accordance with the terms of the definition of Permitted Refinancing as if a refinancing of such Indebtedness was then to occur even though no such refinancing of such Indebtedness occurs), (c) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Revolving Credit Facility Agreement if such amendment, modification, waiver or other change is not permitted under the First Lien Intercreditor Agreement or (d) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, the terms of any preferred equity in a manner that would (i) set the scheduled redemption date prior to the date that is six months after the then Latest Maturity Date or (ii) allow the holders of such preferred equity to redeem, at their option, prior to the date that is six months after the then Latest Maturity Date.

Section 8.10. Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings (to the extent attributable to work performed on the Borrower’s behalf), the Borrower or any of the Restricted Subsidiaries) unless such transaction is (i) otherwise permitted under this Agreement or (ii) upon fair and reasonable terms not materially less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the Borrower and the Restricted Subsidiaries may:

(a) [reserved];

(b) pay customary fees to, and the out-of-pocket expenses of, the board of directors of Holdings (to the extent attributable to the business of the Borrower), the Borrower and the Restricted Subsidiaries, and customary indemnities for the benefit of the members of such board of directors and the officers of Holdings (to the extent attributable to the business of the Borrower), the Borrower and the Restricted Subsidiaries;

(c) make payments permitted pursuant to Section 8.06;

(d) enter into (i) transactions with customers in the ordinary course of business and consistent with past practice as of the date hereof and (ii) transactions pursuant to any other contract or agreement in effect on the date hereof and listed on Schedule 8.10; and

(e) pay customary compensation to officers, directors, consultants, managers and employees of Holdings, the Borrower or any of the Restricted Subsidiaries.

Section 8.11. Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrower or any Restricted Subsidiary of real or personal property that has been or is to be sold or transferred by the Borrower or any Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or any Restricted Subsidiary (“Sale and Leaseback Transactions”) unless (a) the sale of such property is permitted by Section 8.05 and (b) any Capital Lease Obligations and Liens arising in connection therewith are permitted by Section 8.02 and 8.03.

Section 8.12. Changes in Fiscal Periods. Change the fiscal year of the Borrower from the 52 or 53 week period ending on the Saturday nearest December 31 or change the Borrower’s method of determining fiscal quarters.

Section 8.13. Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any of the Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than:

(a) this Agreement and the other Loan Documents;

(b) any agreements governing any purchase money Liens, Capital Lease Obligations or Sale and Leaseback Transactions otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby);

(c) the Revolving Credit Facility Documents, the Second Lien Notes, any Credit Agreement Refinancing Indebtedness referred to in clauses (a), (b) or (c) of the definition thereof, any Permitted Incremental Equivalent Debt, any Ratio Debt and agreements relating to Indebtedness incurred under 8.02(o), so long as the terms thereof do not prohibit or restrict the Liens granted under the Loan Documents (except as contemplated by the applicable Intercreditor Agreement to which the Administrative Agent is a party);

(d) imposed by law;

(e) agreements relating to the sale of a Restricted Subsidiary permitted hereunder pending such sale (in which case any such prohibition or limitation shall apply only to the assets of such Restricted Subsidiary);

(f) licenses or leases entered into in the ordinary course of business (in which case any such prohibition or limitation shall only apply to rights under such license or lease);

(g) agreements for or instruments evidencing Indebtedness existing on the Closing Date and listed on Schedule 8.13;

(h) agreements or instruments assumed or acquired in connection with an Acquisition permitted hereunder and not in connection with or in contemplation thereof (in which case any such prohibition or limitation shall only apply to the assets acquired in such Acquisition);

(i) agreements for or instruments evidencing Indebtedness permitted to be secured under Section 8.03(j) (in which case any such prohibition or limitation shall only apply to the assets subject to the applicable permitted Lien); and

(j) agreements relating to Indebtedness of a Foreign Subsidiary and applicable solely to such Foreign Subsidiary or agreements relating to Indebtedness or Capital Stock of any Restricted Subsidiary that is not a directly or indirectly wholly-owned Subsidiary of the Borrower and applicable solely to such Restricted Subsidiary.

Section 8.14. Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Restricted Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Restricted Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Restricted Subsidiary of the Borrower, except for such encumbrances or restrictions set forth on Schedule 8.14 or existing under or by reason of (i) any restrictions existing under the Loan Documents, the Revolving Credit Facility Documents, the Second Lien Notes, any Credit Agreement Refinancing Indebtedness referred to in clauses (a), (b) or (c) of the definition thereof, any Permitted Incremental Equivalent Debt, any Ratio Debt and agreements relating to Indebtedness incurred under 8.02(o), (ii) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary and applicable only to such Restricted Subsidiary, (iii) applicable law, (iv) customary provisions restricting the assignment of rights under contracts, (v) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (vi) purchase money obligations for Property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) above on the Property so acquired, (vii) any agreement for the sale of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale, (viii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered in the ordinary course of business, (ix) restrictions on rights to dispose of assets subject to Liens permitted under Section 8.03(e), 8.03(f), 8.03(g), 8.03(h), 8.03(i), 8.03(j), 8.03(k), 8.03(p) or 8.03(q) and (x) any restrictions in connection with Indebtedness or other contractual obligations of (A) any non-wholly owned Restricted Subsidiary and applicable solely to such Restricted Subsidiary or (B) a Foreign Subsidiary and applicable solely to such Foreign Subsidiary.

Section 8.15. Lines of Business. Enter into any business, either directly or through any Restricted Subsidiary, except for those businesses in which the Borrower and the Restricted Subsidiaries are engaged on the date of this Agreement or that are reasonably related, ancillary or complementary thereto.

Section 8.16. Business of Holdings. With respect to Holdings, engage in any business operations or have any material assets or Indebtedness (other than contingent obligations incurred in connection with Borrower’s or other Loan Parties’ Indebtedness permitted hereunder) other than (a) the direct or indirect ownership of all outstanding equity interests of the Borrower, (b) maintaining its corporate existence, (c) participating in tax, accounting and other administrative activities (including preparing reports and financial statements), (d) the performance of its obligations under the Loan Documents to which it is a party, (e) the performance of obligations under the Revolving Credit Facility Documents, the Second Lien Notes, Ratio Debt, Permitted First Priority Incremental Equivalent Debt, Permitted First Priority Refinancing Debt, Permitted Second Priority Incremental Equivalent Debt, Permitted Second Priority Refinancing Debt, Permitted Unsecured Incremental Equivalent Debt, Permitted Unsecured Refinancing Debt or in each case any Permitted Refinancing thereof, and agreements relating to Indebtedness incurred under 8.02(o) to which it is a party, (f) the Transactions, (g) the issuance of its own equity interests, holding cash and Cash Equivalents and the making and owning and holding of Investments, Restricted Payments and any other actions otherwise expressly permitted to be performed by Holdings under this Agreement, (h) liabilities (other than in respect of Indebtedness) of any kind arising in the ordinary course of business, (i) the entering into, and performance of its obligations under, any acquisition agreement or any letter of intent related to a prospective acquisition, and (j) obligations and activities incidental to the business or activities described in the foregoing clauses (a) through (i), including without limitation providing indemnification of officers, directors, shareholders and employees.

ARTICLE 9

EVENTS OF DEFAULT

Section 9.01. Events of Default. If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise; or the Borrower shall fail to pay any interest on any Loan or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 7.04(a) (with respect to Holdings and the Borrower only), Section 7.07(a), Section 7.14 or Article 8 of this Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e) the Borrower or any of the Restricted Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto, after the expiry of all applicable grace periods (or, in the case of the Revolving Credit Facility Agreement, and such default is continuing unremedied, unwaived and not subject to forbearance for fifteen calendar days after such amount becomes due, after the expiry of all applicable grace periods); or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created (or, in the case of the Revolving Credit Facility Agreement, and such default is continuing unremedied, unwaived and not subject to forbearance for fifteen calendar days after such amount becomes due, after the expiry of all applicable grace periods); or (iii) except in the case of the Revolving Credit Facility Agreement, default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable (other than in the case of this clause (iii), with respect to Indebtedness consisting of obligations in respect of Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements and not as a result of any default thereunder by the Borrower or any of its Restricted Subsidiaries); provided that this clause (iii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder or (iv) in the case of the Revolving Credit Facility Agreement, there occurs an event of default thereunder that results in the acceleration of at least $25,000,000 of the Indebtedness thereunder prior to its express or stated maturity; provided, that such default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) is unremedied and is not waived by the holders of such Indebtedness prior to acceleration of all of the Loans pursuant to this Section 9.01; provided further that a default, event or condition described in clause (i), (ii), (iii) or (iv) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii), (iii) or (iv) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $25,000,000; or

(f) (i) Holdings, the Borrower or any of the Restricted Subsidiaries (other than Immaterial Subsidiaries) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings, the Borrower or any of the Restricted Subsidiaries (other than Immaterial Subsidiaries) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, the Borrower or any of the Restricted Subsidiaries (other than Immaterial Subsidiaries) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Holdings, the Borrower or any of the Restricted Subsidiaries (other than Immaterial Subsidiaries) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdings, the Borrower or any of the Restricted Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) an ERISA Event shall have occurred that, when taken alone or together with all other such ERISA Events, has resulted or could reasonably be expected to result in a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against Holdings, the Borrower or any of the Restricted Subsidiaries involving in the aggregate liability (except to the extent covered by insurance as to which the relevant insurance company has not denied coverage) of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under this Agreement) to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien purported to be created by any of the Security Documents shall cease to be enforceable with respect to a material portion of the Collateral purported to be covered thereby and of the same effect and priority purported to be created thereby, or any Loan Party shall so assert; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (other than pursuant to the terms hereof or thereof, including as a result of any transaction not prohibited under this Agreement), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as in effect on the date hereof (the “Exchange Act”)), excluding the Permitted Investors, shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding Capital Stock of Holdings measured by voting power rather than number of shares; (ii) the board of directors of Holdings shall cease to consist of a majority of Continuing Directors; (iii) Holdings shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the Borrower; (iv) Parent shall cease to own indirectly 100% of each class of outstanding Capital Stock of the Borrower; or (v) a Specified Change of Control shall occur; or

(l) in the case of any Indebtedness that is purported to be subordinated to the Loans or other Obligations hereunder, such Indebtedness or the guarantees thereof shall cease, for any reason, to be validly subordinated in right of payment to the Obligations or the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement, as the case may be, as provided in the applicable agreement or indenture governing such Indebtedness, as applicable, or any Loan Party or the trustee or agent in respect of such Indebtedness, as applicable, or the holders of at least 25% of the aggregate principal amount of such Indebtedness shall so assert; or

(m) any Intercreditor Agreement shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Indebtedness subject thereto (or any agent or trustee therefor), in each case other than in accordance with its terms;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts accrued or owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, the following actions may be taken: with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts accrued or owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by Holdings and the Borrower.

Section 9.02. Application of Funds. Subject to the terms of any applicable Intercreditor Agreement, after the exercise of remedies provided for in Section 9.01, any amounts received on account of the Obligations shall be applied by the Administrative Agent in accordance with Section 6.05 of the Guarantee and Collateral Agreement.

ARTICLE 10

THE AGENTS

Section 10.01. Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Administrative Agent is hereby expressly authorized to (i) execute any and all documents (including the Intercreditor Agreements and releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent, regardless of whether a Default or an Event of Default has occurred and is continuing. Each Lender further acknowledges that it has received a copy of each Intercreditor Agreement and hereby authorizes the Administrative Agent to enter into or execute a joinder to the same, and agrees to be bound by its terms. Each of the Lenders hereby agrees that Credit Suisse AG, in its various capacities thereunder, may take such actions on its behalf as is contemplated by the terms of any Intercreditor Agreement. Each Lender hereby (i) acknowledges that Credit Suisse AG may act under one or more Intercreditor Agreements in multiple capacities as the Administrative Agent, the Collateral Agent and the administrative agent and the collateral agent pursuant to other Indebtedness subject thereto and (ii) waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against Credit Suisse AG or any of its Related Persons any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.

Section 10.02. Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care. The exculpatory provisions of this Article shall apply to any such agent and attorney and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as agent or attorney.

Section 10.03. Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder or for the satisfaction of any condition set forth in Article 6 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. No Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law.

Section 10.04. Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by such Agent. The Administrative Agent may deem and treat the payee of any Loan Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

Section 10.05. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 10.06. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 10.07. Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder. For purposes of this Section 10.07, a Lender’s Aggregate Exposure Percentage shall be determined based upon its share of the Aggregate Exposure at the time.

Section 10.08. Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.

With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

Section 10.09. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon ten days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 9.01(a) or Section 9.01(f) with respect to Holdings or the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is ten days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders and, if applicable, the Borrower appoint a successor agent as provided for above. Each of the Syndication Agent and the Documentation Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent or Documentation Agent, as the case may be, hereunder, whereupon the duties, rights, obligations and responsibilities of the Syndication Agent or Documentation Agent, as the case may be, hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the Syndication Agent or Documentation Agent, as the case may be, the Administrative Agent or any Lender. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article 10 and of Section 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

Section 10.10. Agents Generally. Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.

Section 10.11. The Lead Arrangers. The Lead Arrangers, in their capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and other Loan Documents.

Section 10.12. The Syndication Agent and Documentation Agent. None of the Syndication Agent or the Documentation Agent, in their respective capacities as such, shall have any duties or responsibilities, or shall incur any liability, under this Agreement and other Loan Documents.

Section 10.13. Obligations under Specified Hedge Agreements. Except as otherwise expressly set forth herein or in the Guarantee and Collateral Agreement, no Qualified Counterparty that obtains the benefits of any Guarantee Obligation pursuant to the Guarantee and Collateral Agreement or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 10 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, obligations with respect of any Specified Hedge Agreement unless the Administrative Agent has received written notice of such obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Qualified Counterparty.

Section 10.14. Intercreditor and Subordination Agreements. Each Lender (a) understands, acknowledges and agrees that Liens have already been or will be created on the Collateral pursuant to the Second Lien Notes Documents and the Revolving Credit Facility Documents and may otherwise be created on the Collateral as permitted hereunder, which Liens shall be subject to the terms and conditions of the applicable Intercreditor Agreements or such other intercreditor arrangement or subordination arrangement otherwise contemplated hereunder, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any Intercreditor Agreement or such other intercreditor arrangement or subordination arrangement contemplated hereunder, (c) hereby agrees that, in the event of any direct conflict between the provisions of any Intercreditor Agreement or such other intercreditor arrangement or subordination arrangement on the one hand and the Loan Documents on the other hand, the provisions of the applicable Intercreditor Agreement or such other intercreditor arrangement or subordination arrangement shall govern to the extent of such conflict and (d) hereby authorizes and instructs the Administrative Agent to enter into each Intercreditor Agreement or such other intercreditor arrangement or subordination arrangement (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to such agreement) in connection with the incurrence by any Loan Party of the Revolving Credit Facility, any Second Lien Notes Document, Ratio Debt, Permitted Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness, or other Indebtedness contemplated herein to be subordinated to the Obligations, or in each case any Permitted Refinancing thereof, in order to permit such Indebtedness to be secured by a valid, perfected Liens on the Collateral with the priority contemplated hereby or to provide for the subordination thereof to the Obligations as contemplated hereby.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Amendments and Waivers. Neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.01. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive or decrease the principal amount or extend the final scheduled date of maturity of any Loan owing to such Lender, extend the scheduled date of any amortization payment in respect of any Term Loan owing to such Lender, reduce the stated rate of any interest or fee payable to such Lender hereunder (except that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of any mandatory reduction of Commitments shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or impose any additional restrictions on such Lender’s ability to assign any of its rights or obligations under any Loan Document in each case without the written consent of each Lender directly and adversely affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 11.01 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders or Majority Facility Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement, or amend, modify or waive Section 4.09(a) or (b), in each case without the written consent of all Lenders; or (iv) amend, modify or waive any provision of Article 10 without the written consent of each Agent adversely affected thereby. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

For the avoidance of doubt, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new Class; provided that the consent of the Required Lenders shall not be required to make any such changes necessary to be made in connection with any borrowing of Incremental Term Loans or any Incremental Revolving Commitments.

Notwithstanding anything to the contrary contained in this Section 11.01, the Borrower and the Administrative Agent may, without the input or consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the opinion of the Administrative Agent to effect the provisions of Section 10.14, Section 12.01 (including, without limitation, in the case of any Incremental Revolving Commitment, to provide for provisions relating to the making of revolving loans, and swingline loans and the issuance of letters of credit, provisions with respect to “defaulting lenders” and other customary provisions generally applicable to revolving credit facilities), Section 12.02 and Section 12.03.

Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that, if a proceeding under any Debtor Relief Laws shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender in its capacity as such than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower. Each Affiliated Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this paragraph.

In addition, notwithstanding the foregoing, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days after notice thereof.

Section 11.02. Notices; Electronic Communications. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a) if to the Borrower, to it at 875 E. Wisconsin Avenue, Milwaukee, WI 53202, Attention of Edward G. Kitz (Fax No. (414) 231-7979); with a copy to Kirkland & Ellis LLP: 300 N. LaSalle, Chicago, IL 60654, Attention: Christopher Butler, P.C. (Fax No. (312) 862-2200);

(b) if to the Administrative Agent, to Credit Suisse AG, Attention of: Sean Portrait, Eleven Madison Avenue, New York, NY 10010, Fax No. 212-322-2291, Email: agency.loanops@credit-suisse.com; and

(c) if to a Lender, to it at its address (or fax number) set forth on Schedule 1.01(c) or in the Assignment and Assumption pursuant to which such Lender shall have become a party hereto

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 11.02 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 11.02. As agreed to among the Borrower and the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by electronic mail to the electronic mail address of a representative of the applicable Person provided from time to time by such Person.

The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, and will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article 7, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Borrowing Request or a notice pursuant to Section 4.04, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, the Borrower agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material nonpublic information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PERSONS WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PERSONS IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PERSONS HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its electronic mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 11.03. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 11.04. Survival of Agreement. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder and shall continue in full force and effect so long as any Commitments remain in effect or any Loan or other amount (excluding contingent indemnification obligations or obligations under or in respect of Specified Hedge Agreements) shall not have been paid in full.

Section 11.05. Payment of Expenses. The Borrower agrees (a) to pay or reimburse each Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any waiver, amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith (whether or not the transactions hereby or thereby contemplated shall be consummated), the syndication of the Facilities and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of one lead counsel (together with special and local counsel, limited to one in each jurisdiction) to the Agents and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as such Agent shall deem appropriate, (b) to pay or reimburse each Lender and each

Agent for all its reasonable documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the fees, disbursements and other charges of one lead counsel in the aggregate for all Indemnitees (together with special and local counsel in the aggregate for all Indemnitees, limited to one in each jurisdiction) to the Agents (and in the case of an actual or perceived conflict of interest, one additional counsel for each relevant jurisdiction for similarly situated parties) and one lead counsel (together with special and local counsel, limited to one in each jurisdiction) to the Lenders (and in the case of an actual or perceived conflict of interest, one additional counsel for each relevant jurisdiction for similarly situated parties), and (c) to pay, indemnify, and hold each Lender and each Agent and their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, representatives, controlling persons, trustees and members of each of the foregoing (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, actual losses, damages, penalties, actions, judgments, suits, reasonable costs, reasonable expenses or reasonable disbursements of any kind or nature whatsoever with respect to any claims or litigation or other proceeding (regardless of whether such Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by Holdings, the Borrower or any of their respective Affiliates or equity holders) in connection with the execution, delivery, enforcement, performance or administration of this Agreement, the other Loan Documents and any such other documents, the transactions contemplated hereby or thereby (including the syndication of the Facilities), including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the Borrower or any of its subsidiaries or their respective operations or any of the Properties and the reasonable fees, disbursements and other charges of one lead counsel (together with special and local counsel, limited to one in each jurisdiction) for all Indemnitees (and in the case of an actual or perceived conflict of interest, one additional counsel for each relevant jurisdiction for similarly situated parties) in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (c), collectively, the “Indemnified Liabilities”), provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities (i) to the extent determined in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties or (ii) arising out of, or in connection with, any proceeding that does not involve an act or omission by the Borrower or any of its Affiliates and that is brought by an Indemnitee against another Indemnitee (other than any proceeding brought against any Agent in its capacity as, or in the fulfillment of its role as, an Agent or another similar role under any Facility).

Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee, except to the extent any of the foregoing are determined in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties. All amounts due under this Section 11.05 shall be payable not later than 30 days after written demand is submitted to the Borrower therefor. Statements payable by the Borrower pursuant to this Section 11.05, shall be delivered to the Borrower at the address of the Borrower set forth in Section 11.02, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. To the extent permitted by applicable law, (i) the Borrower shall not assert, and hereby waives, any claim against any Indemnitee and (ii) no Indemnitee shall assert, and hereby waives, any claim against the Borrower, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any transaction contemplated hereby, any Loan or the use of the proceeds thereof; provided that the Borrower shall indemnify and reimburse any Indemnitee for any special, indirect, consequential or punitive damages that such Indemnitee may be liable for to the extent otherwise reimbursable pursuant to this Section 11.05. The agreements in this Section 11.05 shall survive repayment of the Loans and all other amounts payable hereunder. This Section 11.05 shall not apply with respect to taxes other than taxes that represent losses, claims, damage, etc. arising from any nontax claim.

Section 11.06. Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) and paragraph (j) below, any Lender may assign to one or more assignees (other than a natural person) (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an (x) assignment during the primary syndication of the Facilities to persons previously identified by the Lead Arrangers to, and agreed to by, the Borrower, (y) assignment to a Lender, an affiliate of a Lender, an Approved Fund or, if a Specified Event of Default has occurred and is continuing, any other Person or (z) assignment by the Administrative Agent (or its affiliates); provided further that notwithstanding the foregoing, the Borrower’s consent (such consent not to be unreasonably withheld or delayed) shall be required for any assignment to a Competitor; and

(B) the Administrative Agent (such consent not to be unreasonably withheld or delay).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) the parties to each assignment shall (x) execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or (y) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Assumption, and, in each case, shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent);

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent and the Borrower an administrative questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material nonpublic information about the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws) and all requisite tax forms under Section 4.11;

(D) in the case of an assignment to a related CLO, the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.01 and (2) directly affects such CLO;

(E) if to Holdings, the Borrower or any Subsidiary of the Borrower, the additional limitations in Section 11.06(g); and

(F) if to any Affiliated Lender, to the additional limitations in Section 11.06(h).

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.10, 4.11, 4.12 and 11.05, subject to such Lender’s continued compliance with any applicable requirements contained in such Sections). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.06 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at its address referred to in Section 11.02 a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the Commitment of, and the principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each other Loan Party, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, together with any tax forms required herein, the Administrative Agent (A) promptly shall accept such Assignment and Assumption and (B) record the information contained therein in the Register on the effective date determined pursuant thereto. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Subject to paragraph (j) below, any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; provided further that no Lender may sell participations to a Competitor. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the

Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.01 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.10, 4.11, and 4.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.07(b) as though it were a Lender, provided that such Participant shall be subject to Section 11.07(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 4.10 or 4.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 4.11 unless such Participant complies with Section 4.11(f).

(iii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts and stated interest of each Participant’s interest in the Commitments, Loans or other obligations under any Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that the Loans are in registered form under Treas. Reg. § 5f.103-1(c). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Loan Notes to any Lender requiring Loan Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 11.06(b). Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g) Any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of Term Loans to Holdings, the Borrower or any of its Subsidiaries on a non-pro rata basis through (x) Dutch Auctions open to all Lenders on a pro rata basis in accordance with the Auction Procedures or (y) open market purchases, subject to the following limitations:

(i) [reserved];

(ii) no Default or Event of Default shall have occurred and be continuing at the time of any such assignment or would result therefrom;

(iii) immediately upon such acquisition (or immediately upon contribution or assignment thereto from an Affiliated Lender to Holdings or the Borrower as contemplated by Section 11.06(h)(iii)), such Term Loans and all rights and obligations as a Lender related thereto shall for all purposes (including under this Agreement, the other Loan Documents and otherwise) be deemed to be automatically, irrevocably and permanently prepaid, terminated, extinguished, cancelled and of no further force and effect and none of Holdings, the Borrower or any Subsidiary shall obtain or have any rights as a Lender hereunder or under the other Loan Documents by virtue of such acquisition, capital contribution or assignment;

(iv) no proceeds of any loans made under an Incremental Revolving Commitment may be used to effect such purchase or assignment;

(v) Holdings, the Borrower and its Subsidiaries will not have the right to receive, and will not receive, information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to, and will not, attend or participate in meetings or conference calls attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of Borrowings, notices or prepayments and other administrative notices;

(vi) notwithstanding anything to the contrary contained herein (including in the definitions of “Consolidated Net Income” and “Consolidated EBITDA”), any non-cash gains in respect of “cancellation of indebtedness” resulting from the cancellation of any Term Loans purchased by or contributed to Holdings, the Borrower or any of its Subsidiaries shall be excluded from the determination of Consolidated Net Income and Consolidated EBITDA; and

(vii) the cancellation of Term Loans as provided in clause (iii) above shall not constitute a voluntary or mandatory prepayment for purposes of Section 4.02 or 4.03, but the face amount of Term Loans cancelled as provided for in clause (iii) above shall be applied on a pro rata basis to the remaining scheduled installments of principal due in respect of the applicable Class of Term Loans.

(h) Any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of Term Loans to any Affiliated Lender on a non-pro rata basis through (x) Dutch Auctions open to all Lenders on a pro rata basis in accordance with the Auction Procedures or (y) open market purchases, subject to the following limitations:

(i) Affiliated Lenders will not have the right to receive, and will not receive, information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to, and will not, attend or participate in meetings or conference calls attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of Borrowings, notices or prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders;

(ii) notwithstanding anything in Section 11.01 or the definition of “Required Lenders” or any similar term to the contrary, for purposes of determining whether the “Required Lenders” or similar term have (A) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any plan of reorganization or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans held by any Affiliated Lender shall be deemed to have voted in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders for all purposes of calculating whether the Required Lenders or similar term have taken any actions; and each Affiliated Lender hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to any Debtor Relief Law is not deemed to have been so voted, then such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or similar provision under such other debtor relief law) such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code (or similar provision under such debtor relief law) and each Affiliated Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (ii);

(iii) notwithstanding anything to the contrary herein, an Affiliated Lender may make one or more capital contributions or assignments of Term Loans that it acquires in accordance with this Section 11.06(h) to Holdings or the Borrower solely in exchange for debt or equity interest of Holdings permitted hereunder; and

(iv) the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders (including, for the avoidance of doubt, Affiliate Debt Funds) may not exceed 25% of the then aggregate outstanding principal amount of all Term Loans and any assignments that cause the Affiliated Lenders in the aggregate to exceed such percentage shall be deemed void ab initio and the Register shall be modified to reflect a reversal of such assignment.

Each Affiliated Lender that is an assignee shall identify itself as such in the applicable Assignment and Assumption. In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender or an Affiliate Debt Fund nor shall the Administrative Agent be obligated to monitor the number of Affiliated Lenders or Affiliate Debt Funds or the aggregate amount of Term Loans held by Affiliated Lenders or Affiliate Debt Funds.

(i) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitment, and the outstanding balance of its Term Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Assumption, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings, the Borrower or any Subsidiary or the performance or observance by Holdings, the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, (iii) such assignee represents and warrants that it is an eligible assignee for purposes hereof and is legally authorized to enter into such Assignment and Assumption and that it is not a Competitor (or, if it is a Competitor, the Borrower has consented to such assignment), (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 5.01 or delivered pursuant to Section 7.01 and such other documents (including all Intercreditor Agreements) and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption, (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, make its own credit decisions in taking or not taking action under this Agreement, (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(j) In no event shall the Administrative Agent (i) be obligated to ascertain, monitor or inquire as to whether any Person is a Competitor or (ii) have any liability with respect to any assignment or participation of Loans to any Competitor.

Section 11.07. Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9.01(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding such a participation described above in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

(b) Upon the occurrence and during the continuance of an Event of Default under Section 9.01(a), in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount to the extent due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final, other than payroll or trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 11.08. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission (or other electronic transmission) shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

Section 11.09. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.10. Integration. This Agreement, the other Loan Documents and any separate letter providing for fees payable to the Administrative Agent represent the entire agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

Section 11.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT (INCLUDING ANY INCREMENTAL AMENDMENT, ANY EXTENSION AMENDMENT AND ANY REFINANCING AMENDMENT) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 11.12. Submission to Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the nonexclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 11.02 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

Section 11.13. Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) no Agent or Lender has any fiduciary relationship with or duty to it arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

Section 11.14. Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Secured Party (without requirement of notice to or consent of any Secured Party except as expressly required by Section 11.01) to take any action requested by the Borrower having the effect of releasing or subordinating its Liens in any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.01, (ii) under the circumstances described in paragraph (b) below, (iii) in the case of any Indebtedness or other obligation permitted by the terms hereof to be secured on a senior basis to the Liens securing the Obligations, subordinate the Liens securing the Obligations to the Liens securing such other Indebtedness or other obligation or (iv) to the extent a Subsidiary is no longer required to be a Guarantor.

(b) At such time as the Loans and the other obligations under the Loan Documents (other than contingent indemnification obligations or obligations under or in respect of Specified Hedge Agreements) shall have been paid in full, and the Commitments have been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall promptly terminate, all without delivery of any instrument or performance of any act by any Person.

Section 11.15. Confidentiality. Each Agent and each Lender agrees to keep confidential all non-public information provided to it by or on behalf of the Sponsor or Equity Investor or any Loan Party or any of their Subsidiaries or any of such Person’s attorneys, agents or accountants pursuant to this Agreement; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender, any affiliate of any Agent or Lender or any Approved Fund that are made aware of the provisions of this Section prior to disclosure, (b) to any pledgee referred to in Section 11.06(f) or any actual or prospective Transferee or Hedge Agreement counterparty or any “other professional advisor” referred to in clause (c) below, in each case, that agrees to comply with the provisions of this Section prior to disclosure, (c) to its Affiliates and to its and their respective employees, legal counsel, directors, agents, attorneys, accountants or professional advisors that are made aware of provisions of this Section prior to disclosure (with such Agent or Lender to be responsible for any breach of this Section by such Persons), (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or administrative agency or other Governmental Authority or in any pending legal or administrative proceeding or as may otherwise be required pursuant to any Requirement of Law or compulsory legal process, (f) to the extent that such information becomes publicly available other than by reason of disclosure by such Agent or Lender in violation of this Section 11.15, (g) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (h) to assignees or participants or potential assignees or participants who agree to be bound by the terms of this Section 11.15 or substantially similar confidentiality provisions, (i) for the purpose of a “due diligence” defense, (j) which has been or hereafter is obtained by such Agent or Lender from a third party that such Agent or Lender does not know to have violated, or to have obtained such information in violation of, any obligation to the Borrower or the Borrower’s Affiliates with respect to such information, (k) which is independently developed by such Agent or Lender or its representatives without use of or reference to the confidential information or (l) in connection with the exercise of any remedy hereunder or under any other Loan Document. Notwithstanding the foregoing, each Agent and each Lender agrees to not disclose any non-public information provided to it by or on behalf of the Sponsor or Equity Investor or any Loan Party or any of their Subsidiaries or any of such Person’s attorneys, agents or accountants pursuant to this Agreement to any Competitor.

Section 11.16. WAIVERS OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.16.

Section 11.17. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 11.17 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 11.18. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 11.19. PATRIOT Act. Each Agent and each Lender hereby notifies each of the Borrower and Holdings that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), and the Agents’ and Lenders’ policies and practices, it may be required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number of each Loan Party and other information that will allow such Agent or Lender to identify each Loan Party in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Agent and each Lender (to the extent applicable).

ARTICLE 12

ADDITIONAL CREDITS

Section 12.01. Incremental Facilities. (a) The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy of such notice to each of the Lenders), request (i) an increase to an existing tranche, and/or the addition of one or more additional tranches, of first-lien term loans (the “Incremental Term Loans”) or (ii) the addition of a revolving credit facility (or an increase in the commitments thereof, if applicable) (each, an “Incremental Revolving Commitment”); provided that unless the proceeds of any such Incremental Term Loans or Incremental Revolving Commitments will be used to finance a Limited Condition Acquisition, at the time that any such Incremental Term Loan or Incremental Revolving Commitment is made or effected (and after giving effect thereto), no Specified Event of Default shall exist.

(b) Each tranche of Incremental Term Loans and each Incremental Revolving Commitment shall be in an aggregate principal amount that is not less than $10,000,000 (provided that such amount may be less than $10,000,000 if such amount represents all remaining availability). The incurrence of Incremental Term Loans or Incremental Revolving Commitments shall be permitted so long as, at the time of incurrence thereof, the Consolidated Senior Secured Leverage Ratio of the Borrower does not exceed 3.25:1.00 and the Consolidated Leverage Ratio of the Borrower does not exceed 5.00:1.00, in each case calculated on a pro forma basis for a period of four consecutive fiscal quarters ending on the last day of the fiscal quarter for which financial statements are available immediately preceding the fiscal quarter in which such Indebtedness is incurred (assuming for purposes of any such calculation that any commitments in respect of any of the foregoing are fully drawn).

(c) The Incremental Term Loans (i) shall rank pari passu in right of payment and of security with the other Loans outstanding hereunder, (ii) shall not mature earlier than the Tranche B Term Loan Maturity Date and shall not have a Weighted Average Life to Maturity that is shorter than the remaining Weighted Average Life to Maturity of the Tranche B Term Loans, (iii) shall have interest rates, rate floors, upfront fees, original issue discounts, premiums and amortization schedules (subject to clause (ii) above) and, subject to Section 4.02 and 4.09, optional and mandatory prepayments (including call protection and prepayment premiums) determined by the Borrower and the lenders thereof and (iv) may have other terms and conditions (subject to clauses (i) and (ii) above) different from those of the other Term Loans outstanding hereunder which are market terms (as determined in good faith by the Borrower) as may be agreed between the Borrower and the lenders providing such Incremental Term Loans.

(d) Each notice from the Borrower pursuant to this Section 12.01 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Incremental Revolving Commitments. Incremental Term Loans may be made, and Incremental Revolving Commitments may be provided, by any existing Lender (it being understood that no existing Lender will have an obligation to make a portion of any Incremental Term Loan, and no existing Lender will have any obligation to provide a portion of any Incremental Revolving Commitments and the Borrower shall have no obligation to offer any such existing Lender the opportunity to participate in the provision of any such loans or commitments) or by any Additional Lender; provided that the Administrative Agent shall have consented (not to be unreasonably withheld) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Incremental Revolving Commitment if such consent would be required under Section 11.06 for an assignment of Loans or Commitments, as applicable, to such Lender or Additional Lender.

(e) Commitments in respect of Incremental Term Loans and Incremental Revolving Commitments shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section. The effectiveness of any

Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in such Incremental Amendment. The Borrower may use the proceeds of the Incremental Term Loans and the Incremental Revolving Commitments for any purpose not prohibited by this Agreement.

(f) In the event that the All-in Yield for any Incremental Term Loans is more than 0.50% per annum greater than the All-in Yield for the Tranche B Term Loans, then the Applicable Margin for the Tranche B Term Loans shall be increased to the extent necessary so that the All-in Yield for such Incremental Term Loans shall not be more than 0.50% per annum greater than the All-in Yield for the Tranche B Term Loans. For purposes of this clause (f), if any Incremental Term Loan includes an interest rate “floor” greater than the Eurodollar or Base Rate “floors” applicable to the Tranche B Term Loans, such differential between the floors shall be equated to the applicable All-in Yield for purposes of determining whether an increase to the Applicable Margin for the Tranche B Term Loans shall be required, but only to the extent an increase in the Eurodollar or Base Rate “floors” for the Tranche B Term Loans would cause an increase in the interest rate then in effect for the Tranche B Term Loans, and in such case, the Eurodollar and Base Rate “floors” (but not the Applicable Margin) applicable to the Tranche B Term Loans shall be increased to the extent of such differential between the interest rate floors (but only to the extent necessary to achieve the 0.50% differential described above).

(g) This Section 12.01 shall supersede any provisions in Section 4.09 or 11.01 to the contrary.

Section 12.02. Amend and Extend Transactions. (a) At any time after the Closing Date, the Borrower and any Lender may agree, by notice to the Administrative Agent (each such notice, an “Extension Notice”), to extend (an “Extension”) the Maturity Date of such Lender’s Term Loans of a Class (which term, for purposes of this provision, shall also include any term loans outstanding hereunder pursuant to a previous Amend and Extend Transaction or any Refinancing Term Loan Facility, or any tranche of Incremental Term Loans) to the extended maturity date specified in such Extension Notice and Extension Amendment (each tranche of Term Loans so extended as well as the original Term Loans not so extended, being deemed a separate Class; any Extended Term Loans shall constitute a separate Class of Term Loans from the Class of Term Loans from which they were converted; any Class of Term Loans the maturity of which shall have been extended pursuant to this Section 12.02, “Extended Term Loans”); provided that (i) the Borrower shall have offered to all Lenders under the applicable Class the opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions to each such Lender (each such offer, an “Extension Offer”), (ii) all terms and conditions governing the Extended Term

Loans other than scheduled amortization, and subject to clause (iv) below, shall be determined by the Borrower and set forth in the applicable Extension Offer), (iii) the final maturity date of any Extended Term Loans shall be no earlier than the then Latest Maturity Date applicable to the original Term Loans at the time of Extension, (iv) any Extended Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments or commitment reductions hereunder, as specified in the applicable Extension Offer, (v) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans under the applicable Facility not extended pursuant to such Extension Offer, (vi) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer, (vii) all documentation in respect of such Extension Offer (including any Extension Notice and any amendment to this Agreement implementing the terms of such Extension Offer (each such amendment, an “Extension Amendment”)) shall be consistent with the foregoing and (viii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower. In connection with any such Extension, the Borrower and the Administrative Agent, with the approval of the extending Lenders of the applicable Extension Series, may effect such amendments (including any Extension Amendment) to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to implement the terms of any such Extension Offer, including any amendments necessary to establish new Classes, tranches or sub-tranches in respect of the Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches (including to preserve the pro rata treatment of the extended and non-extended tranches), in each case on terms not inconsistent with this Section 12.02.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section 12.02, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 4.02 or Section 4.03 and (ii) any Extension Offer is required to be in a minimum amount of $10,000,000 (or such lesser amount as then available), provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans of any or all applicable tranches accept the applicable Extension Offer.

(c) In connection with any Extension, the Borrower shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall mutually establish procedures with the Administrative Agent to accomplish the purposes of this Section 12.02.

(d) In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Term Loans of a given Extension Series to a given Lender was incorrectly determined as a result of manifest administrative error, then the Administrative Agent, the Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Extension Amendment”) within 15 days following the determination of such error, as the case may be, which Corrective Extension Amendment shall (i) provide for the conversion and extension of Term Loans under the existing Term Loan Class in such amount as is required to cause such Lender to hold Extended Term Loans of the applicable Extension Series into which such other Term Loans were initially converted in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans to which it was entitled under the terms of such Extension Amendment, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrower and such Lender may agree (including conditions of the type required to be satisfied for the effectiveness of an Extension Amendment described in Section 12.02(a)), and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the ultimate sentence of Section 12.02(a).

(e) This Section 12.02 shall supersede any provisions in Section 4.09 or Section 11.01 to the contrary.

Section 12.03. Refinancing Amendments. (a) At any time after the Closing Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in the form of Refinancing Term Loans or Refinancing Term Loan Commitments in respect of all or any portion of any Class of Term Loans then outstanding under this Agreement (which for purpose of this clause (a) will be deemed to include any then outstanding Refinancing Term Loans) pursuant to a Refinancing Amendment; provided that (x) such Credit Agreement Refinancing Indebtedness (A) will rank pari passu in right of payment and of security with the other Loans and Commitments hereunder, (B) will have such pricing (including interest rates, rate floors, fees, original issue discounts and premiums) and, subject to Section 4.02 and 4.09, optional and mandatory prepayment terms as may be agreed by the Borrower and the Lenders thereof, (C) will have a maturity date that is not prior to the maturity date of, and will have a Weighted Average Life to Maturity that is not shorter than, the Class of Term Loans being refinanced and (D) will have terms and conditions that are otherwise agreed to between the Borrower and the Lenders providing such Credit Agreement Refinancing Indebtedness and (y) the Administrative Agent shall have consented (not to be unreasonably withheld) to such Lender’s or Additional Lender’s providing such Credit Agreement Refinancing Indebtedness if such consent would be required under Section 11.06 for an assignment of Loans or Commitments, as applicable, to such Lender or Additional Lender. The effectiveness of any Refinancing Amendment shall be subject to satisfaction, on the date thereof (each, a “Refinancing Amendment Closing Date”), of each of the conditions set forth in such Refinancing Amendment. Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 12.03 shall be in an aggregate principal amount that is (x) not less than $10,000,000 and (y) an integral multiple of $1,000,000 in excess thereof (or such lesser amount of Indebtedness being refinanced as is then outstanding). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Refinancing Term Loans and/or Refinancing Term Loan Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 12.03.

(b) This Section 12.03 shall supersede any provisions in Section 4.09 or Section 11.01 to the contrary.

[signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

ROUNDY’S SUPERMARKETS, INC.

By:	/s/ Edward G. Kitz
Name: Edward G. Kitz Title: Group Vice President—Legal, Risk & Treasury, Corporate Secretary

[Signature Page to Term Loan Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS
BRANCH, as Administrative Agent, Collateral Agent and a Lender

By:	/s/ Robert Hetu
Name: Robert Hetu Title: Authorized Signatory

By:	/s/ Patrick Freytag
Name: Patrick Freytag Title: Authorized Signatory

[Signature Page to Term Loan Credit Agreement]

SCHEDULE 1.01(a)

EXISTING SURVEYS

Existing Surveys:

Location #	Property Location	County	State	Owner	Existing Survey
8103	Water Street Stevens Point (.6 acres land behind 3256 Church Street store)	Portage	WI	Roundy’s Supermarkets, Inc.*	April 12, 2001 and last revised June 3, 2002 as B & C Project No. 20020265-019

8108	1919 East Calumet Street Appleton (.77 acres land adjacent to store)	Calumet	WI	Roundy’s Supermarkets, Inc.*	May 4, 2001 and last revised July 11, 2002 as B&C Project No. 20020265-003

8127	256 South Lake Street Philips	Price	WI	Roundy’s Supermarkets, Inc.*	May 15, 2002 and last revised May 29, 2002 B&C Project No. 20020265-12

8904	2220 Minnesota Avenue Stevens Point (distribution center)	Portage	WI	Roundy’s Supermarkets, Inc.*	April 12, 2001 and last revised June 3, 2002 as B & C Project No. 20020265-0017

8905	2332 Minnesota Avenue Stevens Point	Portage	WI	Roundy’s Supermarkets, Inc.*	April 12, 2001 and last revised June 3, 2002 as B&C Project No. 20020265-0017

8912	2828 Wayne Street Stevens Point (distribution center)	Portage	WI	Roundy’s Supermarkets, Inc.*	May 7, 2001 and last revised June 4, 2002 B&C Project No. 20020265-0018

3301	3501 Dixon Street Stevens Point (3,164 acres land adjacent to distribution center)	Portage	WI	Roundy’s Supermarkets, Inc.*	May 2, 2001 and last revised June 3, 2002 B&C Project No. 20020265-020

5500	Vacant Parcels Kenosha (commissary)	Kenosha	WI	Jondex Corp.	October 28, 2004 by Roland F. Sarko

8855	1104 Lagoon Avenue & 116 West Lake Street Minneapolis	Hennepin	MN	Roundy’s Supermarkets, Inc.	September 30, 2010 by RLK Incorporated Project No. 2010189L

6370	4095 & 4097 N. Oakland Avenue Shorewood	Milwaukee	WI	Roundy’s Supermarkets, Inc.	December 13, 2007 by R.A. Smith National Survey No. 15770-GRB

Existing Title Policies:

Location #	Property Location	County	State	Owner	Commitment Information
8103	Water Street Stevens Point (.6 acres land behind 3256 Church Street store)	Portage	WI	Roundy’s Supermarkets, Inc.*	Stewart Title Guaranty Company Loan Policy No. M-9302-2343876 dated April 16, 2012 in the amount of $100,000

8108	1919 East Calumet Street Appleton	Calumet	WI	Roundy’s Supermarkets, Inc.*	Stewart Title Guaranty Company Loan Policy No. M-9302-2343878 dated April 16, 2012 in the amount of $150,000

8127	256 South Lake Street Philips	Price	WI	Roundy’s Supermarkets, Inc.*	Stewart Title Guaranty Company Loan Policy No. M-9302-2343877 dated April 16, 2012 in the amount of $1,500,000

8904	2220 Minnesota Avenue Stevens Point	Portage	WI	Roundy’s Supermarkets, Inc.*	Stewart Title Guaranty Company Loan Policy No. M-9302-2343874 dated April 16, 2012 in the amount of $500,000

8905	2332 Minnesota Avenue Stevens Point	Portage	WI	Roundy’s Supermarkets, Inc.*

8912	2828 Wayne Street Stevens Point	Portage	WI	Roundy’s Supermarkets, Inc.*	Stewart Title Guaranty Company Loan Policy No. M-9302-2343875 dated April 16, 2012 in the amount of $11,000,000

3301	3501 Dixon Street Stevens Point	Portage	WI	Roundy’s Supermarkets, Inc.*	Stewart Title Guaranty Company Loan Policy No. M-9302-2343884 dated April 16, 2012 in the amount of $7,100,000

5500	Vacant Parcels Kenosha (commissary)	Kenosha	WI	Jondex Corp.	Stewart Title Guaranty Company Loan Policy No. M-9302-2343881 dated April 16, 2012 in the amount of $1,042,000

8855	1104 Lagoon Avenue & 116 West Lake Street Minneapolis	Hennepin	MN	Roundy’s Supermarkets, Inc.	Stewart Title Guaranty Company Loan Policy No. M-9302-2319392 dated April 13, 2012 in the amount of $6,000,000

6370	4095 & 4097 N. Oakland Avenue Shorewood	Milwaukee	WI	Roundy’s Supermarkets, Inc.	Stewart Title Guaranty Company Loan Policy No. M-9302-2343882 dated April 27, 2012 in the amount of $325,000

*	Title to property transfers to Roundy’s Supermarkets, Inc. as a result of the merger of The Copps Corporation (merging Company) into Roundy’s (surviving entity) on 12/29/2007

Note:	The exact name of the current record owner for location numbers 8103, 8108, 8127, 8904, 8905, 8912, and 3501 is The Copps Corporation.

SCHEDULE 1.01(b)

REAL PROPERTY

Location #	Property Location	County	State	Owner
8103	Water Street, Stevens Point (.6 acres land behind 3256 Church Street store)	Portage	WI	Roundy’s Supermarkets, Inc.

8108	1919 East Calumet Street, Appleton (.77 acres land adjacent to store)	Calumet	WI	Roundy’s Supermarkets, Inc.

8127	256 South Lake Street, Philips	Price	WI	Roundy’s Supermarkets, Inc.

8855	1104 Lagoon Avenue, Minneapolis (Rainbow store)	Hennepin	MN	Roundy’s Supermarkets, Inc.

8904	2220 Minnesota Avenue, Stevens Point (Listed for Sale)	Portage	WI	Roundy’s Supermarkets, Inc.

8905	2332 Minnesota Avenue, Stevens Point (1.2 acres land adjacent to DC)	Portage	WI	Roundy’s Supermarkets, Inc.

8912	2828 Wayne Street Stevens Point (DC)	Portage	WI	Roundy’s Supermarkets, Inc.

3501	3501 Dixon Street, Stevens Point (3.164 acres land adjacent to DC)	Portage	WI	Roundy’s Supermarkets, Inc.

5500	Vacant Parcels Kenosha (commissary)	Kenosha	WI	Jondex Corp.

6370	4095 & 4097 North Oakland Avenue, Shorewood (1.2 acres land used as parking lot)	Milwaukee	WI	Roundy’s Supermarkets, Inc.

Note:	The exact name of the current record owner for location numbers 8103, 8108, 8127, 8904, 8905, 8912, and 3501 is The Copps Corporation.

SCHEDULE 1.01(c)

COMMITMENTS

Lender Name	Term Loan Facility Commitments
Credit Suisse AG, Cayman Islands Branch	$460,000,000.00

Total	$460,000,000.00

SCHEDULE 5.06

LITIGATION

None.

SCHEDULE 5.15

SUBSIDIARIES

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OF CAPITAL STOCK/UNITS OWNED (and who it is owned by)	RESTRICTED OR UNRESTRICTED
Badger Assurance Ltd.	Bermuda	100% (Roundy’s Supermarkets, Inc.)	Unrestricted

IRP, LLC	Wisconsin	100% (Roundy’s Illinois, LLC)	Restricted

I.T.A., Inc.	Wisconsin	100% (Roundy’s Supermarkets, Inc.)	Restricted

Jondex Corp.	Wisconsin	100% (Roundy’s Supermarkets, Inc.)	Restricted

Kee Trans, Inc.	Wisconsin	100% (Roundy’s Supermarkets, Inc.)	Restricted

Mega Marts, LLC	Wisconsin	100% = 5,800,000 Units (Roundy’s Supermarkets, Inc.)	Restricted

RBF, LLC	Wisconsin	100% = 100 Units (Jondex Corp.)	Restricted

Roundy’s Illinois, LLC	Wisconsin	100% = 100 Units (Roundy’s Supermarkets, Inc.)	Restricted

Shop-Rite, LLC	Wisconsin	100% = 892 Units (Roundy’s Supermarkets, Inc.)	Restricted

Ultra Mart Foods, LLC	Wisconsin	100% = 100 Units (Roundy’s Supermarkets, Inc.)	Restricted

SCHEDULE 5.19(a)

UCC FILING JURISDICTIONS

Uniform Commercial Code Filings

FILING LOCATIONS

Debtor	Jurisdiction	Filing Office
Roundy’s Supermarkets, Inc.	Wisconsin	Wisconsin Department of Financial Institutions

Roundy’s Acquisition Corp.	Delaware	Secretary of State of the State of Delaware

Roundy’s, Inc.	Delaware	Secretary of State of the State of Delaware

IRP, LLC	Wisconsin	Wisconsin Department of Financial Institutions

I.T.A., Inc.	Wisconsin	Wisconsin Department of Financial Institutions

Jondex Corp.	Wisconsin	Wisconsin Department of Financial Institutions

Kee Trans, Inc.	Wisconsin	Wisconsin Department of Financial Institutions

Mega Marts, LLC	Wisconsin	Wisconsin Department of Financial Institutions

RBF, LLC	Wisconsin	Wisconsin Department of Financial Institutions

Roundy’s Illinois, LLC	Wisconsin	Wisconsin Department of Financial Institutions

Shop-Rite, LLC	Wisconsin	Wisconsin Department of Financial Institutions

Ultra Mart Foods, LLC	Wisconsin	Wisconsin Department of Financial Institutions

SCHEDULE 5.19(b)

MORTGAGE FILING JURISDICTIONS

Location #	Property Location	County	State	Filing office for Mortgage (County Clerk’s Office)
8103	Water Street, Stevens Point (.6 acres land behind 3256 Church Street store)	Portage	WI	Portage County, Wisconsin

8108	1919 East Calumet Street, Appleton (.77 acres land adjacent to store)	Calumet	WI	Calumet County, Wisconsin

8127	256 South Lake Street, Philips	Price	WI	Price County, Wisconsin

8855	1104 Lagoon Avenue & 116 West Lake Street, Minneapolis (Rainbow store)	Hennepin	MN	Hennepin County, Minnesota

8904	2220 Minnesota Avenue, Stevens Point (Listed for Sale)	Portage	WI	Portage County, Wisconsin

8905	2332 Minnesota Avenue, Stevens Point (1.2 acres land adjacent to DC)	Portage	WI	Portage County, Wisconsin

8912	2828 Wayne Street, Stevens Point (DC)	Portage	WI	Portage County, Wisconsin

3501	3501 Dixon Street, Stevens Point (3.164 acres land adjacent to DC)	Portage	WI	Portage County, Wisconsin

5500	Vacant Parcels, Kenosha (commissary)	Kenosha	WI	Kenosha County, Wisconsin

6370	4095 & 4097 North Oakland Avenue, Shorewood (1.2 acres land used as parking lot)	Milwaukee	WI	Milwaukee County, Wisconsin

SCHEDULE 8.02

EXISTING INDEBTEDNESS

Capital Leases

Store Location	Landlord	Term	Rent Years 1-5			Rent Years 6-10	Rent Years 11-17.5	Rent Years 17.5-20
Plover	Rice Enterprises	1/1/2013 - 12/31/2032		$653,300.00		$653,300.00	$653,300.00	$653,300.00
Stevens Point	RBR Joint Venture	8/6/98 - 8/6/18		$363,240.00		$375,092.00	$394,854.00	$405,907.00
Appleton-West	WAC, LLC	12/16/97 - 12/15/17		$480,000.00		$480,000.00	$500,000.00	$500,000.00
Madison-Shopko	Koeller Road Partners, LLP	5/18/99 - 5/17/19		$458,250.00		$458,250.00	$471,500.00	$471,500.00
Cottage Grove	Grove-Rainbow Limited Partnership	7/12/96 - 7/11/16		$606,624.50		$606,624.50	$606,624.50	$606,624.50
Minneapolis – Brighton	Inland Ryan, LLC	9/19/97 - 9/18/17		$593,202.50		$634,887.00	$666,952.00	$699,017.00
Chaska	Aurora Investments, LLC	6/20/97 - 6/30/17		$550,000.00		$614,900.00	$688,600.00	$771,100.00
Coon Rapids	Inland Ryan, LLC	8/14/98 - 8/31/18		$628,474.00		$670,158.50	$711,483.00	$753,527.50
Bloomington	Fieldmoor Holdings, LLC	10/16/98 - 10/18/27		$891,407.00		$920,000.00	$938,400.00	$957,168.00
Maple Grove	Inland Ryan, LLC	9/11/98 - 9/30/18	$ $	769,560.00 (1 rent year 785,592.50 (2-5 rent years	) )	$827,277.00	$868,961.50	$910,646.00
Inver Grove Heights	York Tower Lowes, LLC	11/1/00 - 10/31/20		$488,806.52		$525,687.52	$593,775.52	$630,656.52
Shorewood, Illinois	Columbia Retail Shorewood Crossing, LLC	4/12/01 - 4/30/26		$824,712.48		$824,712.48	$857,701.00	$857,701.00

Long-Term Debt

Milwaukee Economic Development Corporation

Term	Interest Rate	Original Balance	Outstanding 1/20/12
4/20/04 to 5/1/19	3%	$3,000,000.00	$1,646,711.90

SCHEDULE 8.03

EXISTING LIENS

JURISDICTION	FILING TYPE/ SEARCHED THRU	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Department of Financial Institutions, WI	UCC 11/22/13 Through 02/06/14	140001634822 02/05/2014	Roundy’s Supermarkets, Inc.	Wisconsin Lift Truck Corp	Specific equipment.

SCHEDULE 8.08

INVESTMENTS

Partnership & LLC Investments:

None

Stock Investments:

None

Securities Accounts:

SECURITIES INTERMEDIARY & ADDRESS	ACCOUNT NAME	ACCOUNT NO.
J.P. Morgan Securities, LLC 383 Madison Avenue, Floor 3 New York, NY 10179-0001	Money Market Mutual Funds (Roundy’s Supermarkets) *Overnight cash deposit/investments; drawn out each morning	499774

SCHEDULE 8.10

TRANSACTIONS WITH AFFILIATES

None.

SCHEDULE 8.13

NEGATIVE PLEDGE AGREEMENTS

1. See Capital Leases on Schedule 8.02.

SCHEDULE 8.14

RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS

Restrictions contained in the Securities Purchase Agreement, dated June 6, 2002, by and among Holdings and Willis Stein & Partners III, L.P., Willis Stein & Partners III-C, L.P., Willis Stein & Partners Dutch III-A, L.P., Willis Stein & Partners Dutch III-B, L.P., each a Delaware limited partnership, as amended, restated, supplemented or otherwise modified from time to time in a manner not materially adverse to the Agent and the Lenders.

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit and guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]:

2.	Assignee[s]:
[and is an Affiliate/Approved Fund of [identify Lender]]

	a.	Assignee [is] [is not] a Competitor.

	b.	Assignee [is] [is not] an Affiliated Lender.

3.	Borrower:	Roundy’s Supermarkets, Inc.

4.	Administrative Agent:	Credit Suisse AG, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Term Loan Credit Agreement dated as of March 3, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Roundy’s Supermarkets, Inc. (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”) and the Administrative Agent.

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/Loans for all Lenders[8]	Amount of Commitment/Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[9]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7.	Trade Date: ][10]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Tranche B Term Loan,” etc.)
[8]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[10]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:             , 20            [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[signature page follows]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][11]
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][12]
[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

CREDIT SUISSE AG, CAYMAN ISLANDS
BRANCH, as Administrative Agent

By:
Title:

By:
Title:

Consented to:

ROUNDY’S SUPERMARKETS, INC.

By:
Title:

[11]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[12]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

Annex 1

to

Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Holdings, the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by Holdings, the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.06 of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06 of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee, (viii) it is not a Competitor, unless specified in this Assignment and Assumption and (ix) it is not an Affiliated Lender, unless specified in this Assignment and Assumption; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

AUCTION PROCEDURES

This outline is intended to summarize certain basic terms and procedures with respect to Auctions pursuant to and in accordance with the terms and conditions of Sections 11.06(g) and 11.06(h) of the credit agreement, of which this Exhibit B is a part (the “Credit Agreement”). It is not intended to be a definitive list of all of the terms and conditions of an Auction and all such terms and conditions shall be set forth in the applicable Auction Procedures set for each Auction (the “Offer Documents”). None of the Administrative Agent, the Auction Manager, any other Agent or any of their respective affiliates makes any recommendation pursuant to the Offer Documents as to whether or not any Lender should sell by assignment any of its Term Loans pursuant to the Offer Documents (including, for the avoidance of doubt, by participating in the Auction as a Lender) or whether or not Holdings, the Borrower, any of its Subsidiaries or any Affiliated Lender should purchase by assignment any Term Loans from any Lender pursuant to any Auction. Each Lender should make its own decision as to whether to sell by assignment any of its Term Loans and, if so, the principal amount of and price to be sought for such Term Loans. In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning any Auction and the Offer Documents. Capitalized terms not otherwise defined in this Exhibit have the meanings assigned to them in the Credit Agreement.

For avoidance of doubt, the provisions of Section 11.06(h) shall also apply to all non-pro rata assignments of Term Loans made to Affiliated Lenders, and the provisions of Section 11.06(g) shall also apply to all non-pro rata assignments of Term Loans made to Holdings, the Borrower or any of its Subsidiaries.

Summary. Affiliated Lenders, Holdings, the Borrower and its Subsidiaries may purchase (by assignment) Term Loans on a non-pro rata basis by conducting one or more auctions (each, an “Auction”) pursuant to the procedures described herein; provided, that no more than one Auction may be ongoing at any one time and no more than eight Auctions may be made in any period of four consecutive fiscal quarters of the Borrower.

Notice Procedures. In connection with each Auction, Holdings, the Borrower, the applicable Subsidiary or the applicable Affiliated Lender (as applicable) (the “Offeror”) will provide notification to the Auction Manager (for distribution to the Lenders) of the Term Loans that will be the subject of the Auction by delivering to the Auction Manager a written notice (an “Auction Notice”). Each Auction Notice shall contain (i) the maximum principal amount of Term Loans the Offeror is willing to purchase (by assignment) in the Auction (the “Auction Amount”), which shall be no less than $5,000,000 or an integral multiple of $100,000 in excess of thereof; (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000, at which the Offeror would be willing to purchase Term Loans in the Auction; and (iii) the date on which the Auction will conclude, on which date Return Bids (as defined below) will be due at the time provided in the Auction Notice (such time, the “Expiration Time”), as such date and time may be extended upon notice by the Offeror to the Auction Manager before the original Expiration Time, as more fully set forth in the Auction Notice.

Reply Procedures. In connection with any Auction, each Lender holding Term Loans wishing to participate in such Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation in form reasonably satisfactory to the Auction Manager (the “Return Bid”, to be included in the Offer Documents) which shall specify (i) a discount to par that must be expressed as a price per $1,000 of Term Loans (the “Reply Price”) within the Discount Range and (ii) the principal amount of Term Loans, in an amount not less than $1,000,000, that such Lender is willing to offer for sale at its Reply Price (the “Reply Amount”); provided, that each Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of the Term Loans held by such Lender at such time. A Lender may only submit one Return Bid per Auction, but each Return Bid may contain up to three component bids, each of which may result in a separate Qualifying Bid (as defined below) and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid. In addition to the Return Bid, a participating Lender must execute and deliver, to be held by the Auction Manager, an Assignment and Acceptance in the form included in the Offer Documents which shall be in form and substance consistent with Exhibit A to the Credit Agreement or otherwise satisfactory to the Auction Manager, the Administrative Agent and the Borrower (the “Auction Assignment and Acceptance”). The Offeror will not purchase any Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price (as defined below).

Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the Offeror, will calculate the lowest purchase price (the “Applicable Threshold Price”) for the Auction within the Discount Range for the Auction that will allow the Offeror to complete the Auction by purchasing the full Auction Amount (or such lesser amount of Term Loans for which the Offeror has received Qualifying Bids). The Offeror shall purchase (by assignment) Term Loans from each Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”). The principal amounts of Term Loans included in Qualifying Bids received at a Reply Price lower than the Applicable Threshold Price will be purchased at a purchase price equal to the applicable Reply Price and shall not be subject to proration. If a Lender has submitted a Return Bid containing multiple component bids at different Reply Prices, then all Term Loans of such Lender offered in any such component bid that constitutes a Qualifying Bid with a Reply Price lower than the Applicable Threshold Price shall also be purchased at a purchase price in cash equal to the applicable Reply Price and shall not be subject to proration.

Proration Procedures. All Term Loans offered in Return Bids (or, if applicable, any component bid thereof) constituting Qualifying Bids equal to the Applicable Threshold Price will be purchased at a purchase price equal to the Applicable Threshold Price; provided that if the aggregate principal amount of all Term Loans for which Qualifying Bids have been submitted in any given Auction equal to the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Term Loans purchased below the Applicable Threshold Price), the Offeror shall purchase the Term Loans for which the Qualifying Bids submitted were at the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount up to the amount necessary to complete the purchase of the Auction Amount. For the avoidance of doubt, no Return Bids (or any component thereof) will be accepted above the Applicable Threshold Price.

Notification Procedures. The Auction Manager will calculate the Applicable Threshold Price no later than the next Business Day after the date that the Return Bids were due. The Auction Manager will insert the amount of Term Loans to be assigned and the applicable settlement date determined by the Auction Manager in consultation with the Offeror onto each applicable Auction Assignment and Acceptance received in connection with a Qualifying Bid. Upon written request of the submitting Lender, the Auction Manager will promptly return any Auction Assignment and Acceptance received in connection with a Return Bid that is not a Qualifying Bid.

Additional Procedures. Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled; provided that a Lender may modify a Return Bid at any time prior to the Expiration Time solely to reduce the Reply Price included in such Return Bid. However, an Auction shall become void if the Offeror fails to satisfy one or more of the conditions to the purchase of Term Loans set forth in Section 11.06(g) or 11.06(h) of the Credit Agreement, as applicable, or to otherwise comply with any of the provisions of such Sections 11.06(g) or 11.06(h). The purchase price for all Term Loans purchased in an Auction shall be paid in cash by the Offeror directly to the respective assigning Lender on a settlement date as determined by the Auction Manager in consultation with the Offeror (which shall be no later than ten (10) Business Days after the date Return Bids are due), along with accrued and unpaid interest (if any) on the applicable Term Loans up to the settlement date. The Offeror shall execute each applicable Auction Assignment and Acceptance received in connection with a Qualifying Bid.

All questions as to the form of documents and validity and eligibility of Term Loans that are the subject of an Auction will be determined by the Auction Manager, in consultation with the Offeror, and the Auction Manager’s determination will be final and binding absent manifest error. The Auction Manager’s interpretation of the terms and conditions of the Offer Document, in consultation with the Offeror, will be final and binding absent manifest error.

None of the Administrative Agent, the Auction Manager, any other Agent or any of their respective affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Borrower, the Loan Parties, or any of their affiliates contained in the Offer Documents or otherwise or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information.

Immediately upon the consummation of an Auction pursuant to Section 11.06(g) of the Credit Agreement, the Term Loans subject to such Auction and all rights and obligations as a Lender related to such Term Loans shall for all purposes (including under the Credit Agreement, the other Loan Documents and otherwise) be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect, and neither Holdings ,the Borrower nor any of its Subsidiaries shall obtain nor have any rights as a Lender under the Credit Agreement or under the other Loan Documents by virtue of the acquisition of any Term Loans subject to such Auction.

This Exhibit B shall not require Holdings, the Borrower, any of its Subsidiaries or any Affiliated Lender to initiate any Auction, nor shall any Lender be obligated to participate in any Auction.

EXHIBIT C

FORM OF BORROWING REQUEST

Dated:            , 20

Reference is made to that certain Term Loan Credit Agreement dated as of March 3, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ROUNDY’S SUPERMARKETS, INC., a Wisconsin corporation (the “Borrower”), the several banks, financial institutions and other entities from time to time parties thereto (the “Lenders”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent and collateral agent (in any such capacity, together with its successors in such capacity, the “Administrative Agent”). All capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement.

The Borrower hereby gives irrevocable notice, pursuant to Section 4.01 of the Credit Agreement, of its request for the Borrowing to be made on [PROPOSED DATE OF BORROWING] (the “Borrowing Date”) in the aggregate principal amount of $[AMOUNT OF BORROWING], to be made as a [Base Rate Loans][Eurodollar Loan with initial Interest Period of [LENGTH OF INTEREST PERIOD]]. The Borrowing is to be a [Tranche B Term Loan Borrowing][Incremental Term Loan Borrowing][Refinancing Term Loan Borrowing][Incremental Revolving Commitment borrowing].

The account to be credited with the proceeds of the Borrowing is:

Bank: JPMorgan Chase

ABA #: 021000021

Account Name: Roundy’s Supermarkets, Inc.

A/C #: 550002011

In order to induce the Lenders to make the Loan requested hereby, the Borrower hereby represents and warrants as of the date of this Borrowing Request that:

(i) all of the conditions precedent contained in Section 6.01 of the Credit Agreement have been satisfied on and as of the Borrowing Date, before and after giving effect to the Borrowing and to the application of the proceeds therefrom;

(ii) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents are true and correct in all material respects on and as of the Borrowing Date as if made on and as of the Borrowing Date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; and

(iii) no Default or Event of Default has occurred and is continuing on the Borrowing Date or after giving effect to the extensions of credit requested to be made on the Borrowing Date.

IN WITNESS WHEREOF, the Borrower has caused this Borrowing Request to be executed and delivered by its duly authorized representative as of the date first written above.

ROUNDY’S SUPERMARKETS, INC.

By:
Name:
Title:

EXHIBIT D

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

[See Executed Version]

EXHIBIT E

FORM OF MORTGAGE

OPEN-END MORTGAGE, ASSIGNMENT OF LEASES AND RENTS,

SECURITY AGREEMENT AND FIXTURE FILING

from

                                                         , Mortgagor

to

CREDIT SUISSE AG, as Administrative and Collateral Agent, Mortgagee

DATED AS OF                             , 2014

After recording, please return to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

ATTN: Real Estate Department

Property:

County of [    ]

State of [    ]

THIS INSTRUMENT IS FOR COMMERCIAL PURPOSES AND

CONTAINS

AFTER-ACQUIRED PROPERTY PROVISIONS. THIS

INSTRUMENT ALSO SECURES FUTURE ADVANCES.

34.	Certain Definitions	30
35.	Receipt of Copy	30
36.	Intercreditor Agreement	31

SCHEDULE A		34

THIS OPEN-END MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING dated as of             , 2014 is made by             , a             corporation (“Mortgagor”), whose address is             ,             ,             , to CREDIT SUISSE AG, as Administrative Agent and Collateral Agent for the Lenders referred to below (in such capacity, together with its successors and assigns, “Mortgagee”), whose address is Eleven Madison Avenue, New York, NY 10010, Attention: Sean Portrait. References to this “Mortgage” shall mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders and replacements of this instrument.

Background

A. Roundy’s Supermarkets, Inc. (the “Borrower”) is a party to that certain Term Loan Credit Agreement dated as of March 3, 2014 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), with the several banks and other financial institutions from time to time parties thereto (the “Lenders”), Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Documentation Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and BMO Capital Markets Corp. as Joint Lead Arrangers and Joint Bookrunners and Mortgagee. The terms of the Credit Agreement are incorporated by reference in this Mortgage as if the terms thereof were fully set forth herein.

Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. References in this Mortgage to the “Default Rate” shall mean the interest rate provided for in subsection 4.06(c) of the Credit Agreement plus 2% (two percent).

B. Mortgagor is the owner of the parcel(s) of real property described on Schedule A attached hereto (such real property, together with all of the buildings, improvements, structures and fixtures now or subsequently located thereon (the “Improvements”), being collectively referred to as the “Real Estate”).

C. Pursuant to the terms and conditions of the Credit Agreement, inter alia, (1) the Term Lenders have agreed to make certain Term Loans to the Borrower in an aggregate principal amount not to exceed Four Hundred Sixty Million Dollars ($460,000,000) and (2) the Borrower may request Incremental Term Loans or Incremental Revolving Commitments. The maximum aggregate principal amount of the Loans and the L/C Obligations outstanding at any one time under the Credit Agreement and secured by this Mortgage shall not exceed One Billion Dollars ($1,000,000,000).

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D. Pursuant to the Credit Agreement, in order to secure the Obligations, (i) Mortgagor was required to enter into that certain Guarantee and Collateral Agreement dated as of March 3, 2014 in favor of Mortgagee (as the same may be amended, confirmed, modified or supplemented from time to time, the “Guarantee”) and (ii) Mortgagor is required to secure its obligations under the Guarantee by executing and delivering this Mortgage to Mortgagee for the ratable benefit of the Lenders. Mortgagor, a wholly owned subsidiary of the Borrower, will receive substantial direct and indirect benefit from the extensions of credit made to the Borrower under the Credit Agreement.

Granting Clauses

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mortgagor agrees that to secure the following (collectively, the “Obligations”):

(a) the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Post-Petition Interest) the Loans and all other obligations and liabilities of the Borrower or any other Loan Party to any Agent or to any Lender (or, in the case of Specified Hedge Agreements, any Qualified Counterparty), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, any other Loan Document, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided that (i) obligations of the Borrower or any Guarantor under any Specified Hedge Agreement are included in the definition of Obligations solely for purposes of providing security and guarantees therefor and for no other purposes and shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by the Credit Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements in their capacity as such; provided further, “Obligations” shall not include, with respect to any Guarantor that is not a Qualified ECP Guarantor, Excluded Swap Obligations of such Guarantor;

(b) the payment of all other obligations and liabilities of Mortgagor, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection

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with, the Guarantee, this Mortgage, and any other document securing payment of such liabilities and obligations (the “Security Documents”) and any amendments, supplements, extensions, renewals, restatements, replacements or modifications of any of the foregoing (the Credit Agreement, the Hedge Agreements, the Guarantee, this Mortgage and the other Security Documents and all other documents and instruments from time to time evidencing, securing or guaranteeing the payment and performance of the foregoing liabilities and obligations, as any of the same may be amended, supplemented, extended, renewed, restated, replaced or modified from time to time, are collectively referred to as the “Loan Documents”), in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to Mortgagee or to the Lenders that are required to be paid by Mortgagor or Borrower pursuant to the terms of the Credit Agreement, this Mortgage or any other Loan Document); and

(c) the performance of all covenants, agreements, obligations and liabilities of Mortgagor under, in connection with, or pursuant to the provisions of the Loan Documents;

MORTGAGOR DOES HEREBY GRANT, BARGAIN, SELL, CONVEY, ASSIGN, TRANSFER, PLEDGE AND WARRANT TO MORTGAGEE, WITH POWER OF SALE AND RIGHT OF ENTRY AS HEREINAFTER PROVIDED, A LIEN UPON AND A CONTINUING SECURITY INTEREST IN, AND HEREBY MORTGAGES, GRANTS, ASSIGNS, TRANSFERS AND SETS OVER TO MORTGAGEE:

(A) the Real Estate;

(B) all the estate, right, title, interest, claim or demand whatsoever of Mortgagor, in possession or expectancy, in, to under or derived from the lots, pieces, tracts or parcel or parcels of land of the Real Estate or any part thereof;

(C) all right, title, estate and interest of Mortgagor in, to and under all easements, rights of way, gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water and riparian rights, development rights, air rights, mineral rights, crop, timber, agricultural, horticultural, oil, gas and all estates, rights, titles, interests, privileges, licenses, tenements, hereditaments and appurtenances belonging, relating or appertaining to the Real Estate, and any reversions, remainders, rents, issues, profits, royalties and revenue thereof and all land lying in the bed of any street, road or avenue, in front of or adjoining the Real Estate to the center line thereof;

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(D) all estate, right, title and interest of the Mortgagor in, to, under or derived from all buildings, structures, facilities and other improvements of every kind and description now or hereafter located on or attached to the land, including all plant, equipment, apparatus, machinery, parking areas, roads, driveways, walks, fences, walls, beams, recreation facilities, drainage facilities, lighting facilities and other site improvements, water, sanitary and storm sewer, drainage, electricity, steam, gas, telephone, telecommunications and other utility equipment and facilities, plumbing, lighting, heating, ventilating, air conditioning, refrigerating, incinerating, compacting, fire protection and sprinkler, surveillance and security, vacuum cleaning, public address, communications and telecommunications equipment and systems, screens, awnings, floor coverings, partitions, elevators, escalators, motors, electrical, computer and other wiring, machinery, pipes, fittings and racking and shelving; and all estate, right, title and interest of the Mortgagor in, to, under or derived from all other items of fixtures, equipment and personal property of every kind and description, in each case now or hereafter located on the land or affixed (actually or constructively) to the buildings and other improvements located on the land which by the nature of their location thereon or affixation thereto are real property under applicable law, including all materials intended for the construction, reconstruction, repair, replacement, alteration, addition or improvement of or to such buildings, equipment, fixtures, structures and improvements, all of which materials shall be deemed to be part of the Mortgaged Property (to the extent of the Mortgagor’s rights therein) immediately upon delivery thereof on the land and to be part of the improvements immediately upon their incorporation therein;

(E) all right, title, estate and interest of Mortgagor in, to, under or derived from all of the fixtures, chattels, business machines, machinery, apparatus, equipment, furnishings, fittings and articles of personal property of every kind and nature whatsoever, and all appurtenances and additions thereto and substitutions or replacements thereof (together with, in each case, attachments, components, parts and accessories) currently owned or subsequently acquired by Mortgagor and now or subsequently attached to, or contained in or used or usable in any way in connection with any operation or letting of the Real Estate, including but without limiting the generality of the foregoing, all screens, awnings, shades, blinds, curtains, draperies, artwork, carpets, rugs, storm doors and windows, furniture and furnishings, heating, electrical, and mechanical equipment, lighting, switchboards, plumbing, ventilating, air conditioning and air-cooling apparatus, refrigerating, and incinerating equipment, escalators, elevators, loading and unloading equipment and systems, stoves, ranges, laundry equipment, cleaning systems (including window cleaning apparatus), telephones, communication systems (including satellite dishes and antennae), televisions, computers, sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, appliances, fittings and fixtures of every kind and description (all of the foregoing in this paragraph (D) being referred to as the “Equipment”);

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(F) all right, title and interest of Mortgagor in and to all substitutes and replacements of, and all additions and improvements to, the Real Estate and the Equipment, subsequently acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor on the Real Estate, immediately upon such acquisition, release, construction, assembling or placement, including, without limitation, any and all building materials whether stored at the Real Estate or offsite, and, in each such case, without any further mortgage, conveyance, assignment or other act by Mortgagor;

(G) subject to the terms of Section 22 hereof, all right, title and interest of Mortgagor in, to and under or derived from all leases, subleases, underlettings, concession agreements, management agreements, licenses and other agreements relating to the use or occupancy of the Real Estate or the Equipment or any part thereof, now existing or subsequently entered into by Mortgagor and whether written or oral and all guarantees of any of the foregoing (collectively, as any of the foregoing may be amended, restated, extended, renewed or modified from time to time, the “Leases”), and all rights, title and interest of Mortgagor in respect of cash and securities deposited thereunder and the right to receive and collect the revenues, income, rents, issues and profits thereof, together with all other rents, royalties, issues, profits, revenue, income and other benefits arising from the use and enjoyment of the Mortgaged Property (as defined below) (collectively, the “Rents”);

(H) all trade names, trade marks, logos, copyrights, good will and books and records relating to or used in connection with the operation of the Real Estate or the Equipment or any part thereof including tenant files relating to all Leases, if any, and computer materials and records; all general intangibles related to the operation of the Improvements now existing or hereafter arising;

(I) all unearned premiums and dividends under insurance policies now or subsequently obtained by Mortgagor relating to the Real Estate or Equipment and Mortgagor’s interest in and to, under or derived from all proceeds of any such insurance policies (including title insurance policies) including the right to collect and receive such proceeds, subject to the provisions relating to insurance generally set forth below; and all awards and other compensation, including the interest payable thereon and the right to collect and receive the same, made to the present or any subsequent owner of the Real Estate or Equipment for the taking by eminent domain, condemnation or otherwise, of all or any part of the Real Estate or any easement or other right therein;

(J) all right, title and interest of Mortgagor in and to, under or derived from (i) all contracts from time to time executed by Mortgagor or any manager or agent on its behalf relating to the ownership, construction, maintenance, repair, operation, occupancy, sale or financing of the Real Estate or Equipment or any part thereof and all agreements relating to the purchase or lease of any portion of

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the Real Estate or any property which is adjacent or peripheral to the Real Estate, together with the right to exercise such options and all leases of Equipment and all guarantees and warranties relating to the Real Estate and Equipment and all supply and service contracts for water, sanitary and storm sewer, drainage, electricity, steam, gas, telephone and other utilities related to the Real Estate (collectively, the “Contracts”), (ii) all consents, licenses, building permits, certificates of occupancy, variances and other governmental approvals relating to construction, completion, occupancy, use or operation of the Real Estate or any part thereof (collectively, the “Permits”) and (iii) all drawings, plans, specifications and similar or related items relating to the Real Estate (collectively, the “Plans”);

(K) any and all monies now or subsequently on deposit for the payment of real estate taxes or special assessments against the Real Estate or for the payment of premiums on insurance policies covering the foregoing property or otherwise on deposit with or held by Mortgagee as provided in this Mortgage;

(L) all proceeds, both cash and noncash, of the foregoing; and

(M) all greater, additional or other estate right, title and interest of the Mortgagor in, to, under or derived from the Premises (as defined below) hereafter acquired by the Mortgagor, and all right, title, and interest of the Mortgagor in, to, or under or derived from all extensions, improvements, betterments, substitutions and replacements of, and additions and appurtenances to, any of the Premises hereafter acquired by or released to the Mortgagor or constructed or located on, or attached to, the Premises, in each case, immediately upon such acquisition, release, construction, location or attachment; all estate, right, title and interest of the Mortgagor in, to, under or derived from any other property and rights which are, by the provisions of the Loan Documents, required to be subjected to the Lien hereof; and all estate, right, title and interest of the Mortgagor in, to, under or derived from all other property and rights which are by any instrument or otherwise subjected to the Lien hereof by the Mortgagor;

(All of the foregoing property and rights and interests now owned or held or subsequently acquired by Mortgagor and described in the foregoing clauses (A) through (F) are collectively referred to as the “Premises”, and those described in the foregoing clauses (A) through (M) are collectively referred to as the “Mortgaged Property”).

TO HAVE AND TO HOLD the Mortgaged Property and the rights, title, estate, interests and privileges hereby mortgaged unto Mortgagee, its successors and assigns for the uses and purposes set forth, until the Credit Agreement is terminated pursuant to the terms thereof.

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Terms and Conditions

Mortgagor further represents, warrants, covenants and agrees with Mortgagee as follows:

1. Warranty of Title. (a) Mortgagor represents and warrants that (i) Mortgagor has good and marketable title to the Premises, subject only to the matters that are set forth in Schedule B of the title insurance policy or policies being issued to Mortgagee to insure the lien of this Mortgage and the Liens expressly permitted under Section 8.03 of the Credit Agreement (collectively, the “Permitted Exceptions”); (ii) Mortgagor is the owner of, or has a valid leasehold interest in, the Equipment and all other items constituting the Mortgaged Property, in each case free and clear of all Liens other than the Permitted Exceptions (including any rights of any lessor of the Equipment); (iii) the Permitted Exceptions do not materially interfere with the use, enjoyment or operation of the Mortgaged Property or, to Mortgagor’s knowledge, materially and adversely affect the value thereof; (iv) to Mortgagor’s knowledge, the improvements located on the land do not materially interfere with any of the Permitted Exceptions; (v) the execution, delivery and performance by the Mortgagor of this Mortgage are within the Mortgagor’s organizational power, have been duly authorized by all necessary company action, require no consent or approval of, registration or filing with, or other action by, any governmental authority (except for consents and approvals which have been obtained and the recording or filing of this Mortgage and UCC financing statements, if any), to Mortgagor’s knowledge do not violate any applicable law or regulation, do not violation the organizational documents or by-laws of the Mortgagor or any order of any governmental authority, will not violate in any material respect or result in a material default under any material agreement or other instrument binding upon the Mortgagor or its assets, or give rise to a right thereunder to require any payment to be made by the Mortgagor, and will not result in the creation or imposition of any Lien on any asset of the Mortgagor (other than the Lien of this Mortgage on the Mortgaged Property); and (vi) this Mortgage constitutes a valid, binding and enforceable agreement of the Mortgagor, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

(b) Mortgagor shall cause the warranties in subsection (a) of this Section to be true and correct in all material respects; and forever preserve, protect, warrant and defend (i) its estate, right, title and interest in and to the Mortgaged Property, (ii) the validity, enforceability and priority of the Lien of this Mortgage on the Mortgaged Property, and (iii) the right, title and interest of the Mortgagee hereunder or relating hereto, in each case, against all other Liens and claims whatsoever, subject only to the Permitted Exceptions.

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(c) Mortgagor, at its sole cost and expense, shall (i) promptly correct any defect or error which may be discovered in this Mortgage or any financing statement or other document relating hereto; and (ii) promptly execute, acknowledge, deliver, record and re-record, register and re-register, and file and re-file this Mortgage and any financing statements or other documents which may be required from time to time (all in form and substance reasonably satisfactory to the Mortgagee) in order to effectuate, complete, perfect, continue or preserve (A) the Lien of this Mortgage as a first Lien on the Mortgaged Property, whether now owned or hereafter acquired, subject only to the Permitted Exceptions, or (B) any right, power or privilege granted or intended to be granted to the Mortgagee hereunder or otherwise accomplish the purposes of this Mortgage. To the fullest extent permitted by applicable law, the Mortgagor hereby authorizes the Mortgagee to execute and file financing statements or continuation statements without the Mortgagor’s signature appearing thereon. The Mortgagor shall pay within ten (10) days of written demand the actual and reasonable costs of, or incidental to, any recording or filing of any financing or continuation statement, or amendment thereto, concerning the Mortgaged Property.

2. Payment of Obligations. Mortgagor shall pay and perform the Obligations at the times and places and in the manner specified in the Credit Agreement, Guarantee, this Mortgage, and the other Loan Documents.

3. Requirements. (a) Mortgagor shall promptly comply with, or cause to be complied with, or conform, as appropriate, in all material respects, to all present and future laws, statutes, codes, acts, ordinances, orders, judgments, decrees, rules, regulations and requirements, and irrespective of the nature of the work to be done, of each of the United States of America, any State and any municipality, local government or other political subdivision thereof and any agency, department, bureau, board, commission or other instrumentality of any of them, now existing or subsequently created (collectively, “Governmental Authority”) which has jurisdiction over the Mortgaged Property and all covenants, restrictions and conditions now or later of record which may be applicable to any of the Mortgaged Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the Mortgaged Property, except to the extent that failure to comply or conform, therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. All present and future laws, statutes, codes, ordinances, orders, judgments, decrees, rules, regulations and requirements of every Governmental Authority applicable to Mortgagor or to any of the Mortgaged Property and all covenants, restrictions, and conditions which now or later may be applicable to any of the Mortgaged Property are collectively referred to as the “Legal Requirements”. Mortgagor shall have the right, after notice

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given reasonably in advance to Mortgagee, to contest in good faith by appropriate legal proceedings, the validity or application of, or alleged non-compliance with, any Legal Requirement, except to the extent any such contest relates to any matter or Legal Requirement set forth in Section 3(b) below, in which case Mortgagee’s prior written consent shall be required. The execution, delivery and performance of this Mortgage will not contravene any provision of, or constitute a default under, any Legal Requirements, in any material respect.

(b) Except to the extent such occurrence is a Permitted Exception or otherwise exists on the date hereof, from and after the date of this Mortgage, Mortgagor shall not by act or omission permit any building or other improvement on any premises not subject to the lien of this Mortgage to rely on the Premises or any part thereof or any interest therein to fulfill any Legal Requirement (except if otherwise required by Legal Requirement) in any manner that would have a material adverse effect on the Mortgaged Property. Mortgagor shall not by act or omission impair the integrity of any of the Real Estate so as to constitute an illegal subdivision or to prohibit the Premises and Improvements from being conveyed as one zoning or tax lot. Mortgagor represents that the Premises are not part of a larger tract of land owned by Mortgagor or its affiliates or otherwise considered as part of one zoning or tax lot, or, if they are, that any authorization or variance required for the subdivision of such larger tract which a sale of the Premises would entail has been obtained from all appropriate Governmental Authorities so that the Premises and Improvements constitute one zoning or tax lot capable of being conveyed as such. Any act or omission by Mortgagor which would result in a violation of any of the provisions of this subsection shall be void.

4. Payment of Taxes and Other Impositions. (a) Prior to delinquency, Mortgagor shall pay and discharge (unless contested in good faith as set forth in Section 4(c) herein) all taxes of every kind and nature imposed upon or assessed against or which may become a lien on any of the Mortgaged Property (including, without limitation, all real and personal property, income, franchise, withholding, transfer, gains, profits and gross receipts taxes), all charges for any easement or agreement maintained for the benefit of any of the Mortgaged Property, all general and special assessments, levies, permits, inspection and license fees, all water, gas, electricity, steam and sewer rents and charges, vault taxes, excises, rates and charges and all other public and governmental charges even if unforeseen or extraordinary, imposed upon or assessed against or which may become a lien on any of the Mortgaged Property, or arising in respect of the occupancy, use or possession or activity conducted on the Mortgaged Property, or all lawful claims for labor, materials and supplies that, which at any time, if unpaid, may become a Lien on the Mortgaged Property, together with any penalties or interest on any of the foregoing (all of the foregoing are collectively referred to as the “Impositions”). Mortgagor shall at any time upon request,

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deliver to Mortgagee (i) original or copies of receipted bills and cancelled checks evidencing payment of such Imposition if it is a real estate tax or other public charge and (ii) evidence reasonably acceptable to Mortgagee showing the payment of any other such Imposition. If by law any Imposition, at Mortgagor’s option, may be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Mortgagor may elect to pay such Imposition in such installments and shall be responsible for the payment of such installments with interest, if any.

(b) Nothing herein shall affect any right or remedy of Mortgagee under this Mortgage or otherwise, without demand but with simultaneous notice to Mortgagor, to pay, upon the occurrence and during the continuation of any Event of Default, any Imposition after the date such Imposition shall have become due. Any sums paid by Mortgagee in discharge of any Impositions shall be payable on demand by Mortgagor to Mortgagee together with interest at the Default Rate as set forth above.

(c) Mortgagor shall have the right before any delinquency occurs to contest or object in good faith to the amount or validity of any Imposition by appropriate legal proceedings, but such right shall not be deemed or construed in any way as relieving, modifying, or extending Mortgagor’s covenant to pay any such Imposition at the time and in the manner provided in this Section unless (i) the legal proceedings would not reasonably be expected to result in the sale, forfeiture or loss of the Mortgaged Property, or any material part thereof, to satisfy such Imposition prior to final determination of such proceedings and (ii) Mortgagor shall (A) establish reserves in conformity with GAAP with respect thereto on Mortgagor’s books or (B) furnish a good and sufficient bond or surety as required in connection with any such proceeding.

5. Insurance. (a) Mortgagor shall maintain or cause to be maintained

(i) property insurance covering the Improvements and Equipment (and any replacements or substitutions thereof) against loss or damage by fire, lightning, windstorm, tornado, water damage, flood, earthquake and by such other further risks and hazards as now are or subsequently may be covered by an “all risk” policy or a fire policy covering “special” causes of loss, and the per occurrence limits shall be automatically reinstated after each loss, except to the extent that any annual aggregate limit would be exceeded;

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(ii) commercial general liability insurance under a policy or policies (which requirement may be partially satisfied by umbrella/excess coverage) including the “broad form CGL endorsement” (or which incorporates the language of such endorsement), covering all claims for personal injury, bodily injury or death, or property damage occurring on, in or about the Premises in an amount not less than $10,000,000 combined single limit with respect to injury and property damage relating to any one occurrence plus such excess limits (in amounts commercially reasonable for Mortgagor’s use of the Premises) as Mortgagee shall reasonably request from time to time (and Mortgagor shall have thirty (30) days after receipt of notice to obtain any increase in coverage required under this Section);

(iii) insurance against rent loss, extra expense or business interruption in amounts reasonably satisfactory to Mortgagee, but not less than one year’s rents or gross earnings;

(iv) if any portion of the Equipment or Improvements (or any replacements or substitutes thereof) are located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, flood insurance in an amount which is available and reasonably satisfactory to Mortgagee, but in no event less than the maximum limit of coverage available under the National Flood Insurance Act of 1968, as amended; and

(v) such other insurance in such amounts as Mortgagee may reasonably request from time to time against loss or damage by any other risk commonly insured against by persons occupying or using like properties in the locality or localities in which the Real Estate is situated.

(b) Each insurance policy (other than flood insurance) shall (x) provide that it shall not be cancelled, non-renewed or materially amended without 30-days’ prior written notice to Mortgagee, and (y) with respect to all property insurance, provide for deductibles in an amount reasonably satisfactory to Mortgagee and contain a “Replacement Cost Endorsement” or similar clause providing for replacement cost coverage (except to the extent sublimited) without any deduction made for depreciation and with no co-insurance penalty (or attaching an agreed amount endorsement satisfactory to Mortgagee), with loss payable solely to Mortgagee as its interest may appear, without contribution, under a mortgagee clause reasonably acceptable to Mortgagee. Liability insurance policies shall name Mortgagee as an additional insured and contain a waiver of subrogation against Mortgagee. Mortgagor shall issue a letter to the insurance company providing that any proceeds which are payable to Mortgagee shall be paid by check payable to the order of Mortgagee only and requiring the endorsement of Mortgagee.

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(c) Mortgagor shall deliver to Mortgagee an original of each insurance policy required to be maintained, or a certificate of such insurance reasonably acceptable to Mortgagee, together with a copy of the declaration page (or a copy of the binder if no declaration page is available) for each such policy. Mortgagor shall (i) pay as they become due all premiums for such insurance and (ii) not later than seven (7) days prior to the expiration of each policy to be furnished pursuant to the provisions of this Section, deliver to Mortgagee a certificate or binder of such insurance confirming renewal of same.

(d) If Mortgagor is in default of its obligations to insure or deliver any such proof of coverage, then Mortgagee, at its option and without notice, may effect such insurance from year to year, and pay the premium or premiums therefor, and Mortgagor shall pay to Mortgagee on demand such premium or premiums so paid by Mortgagee with interest from the time of payment at the Default Rate.

(e) Mortgagor promptly shall comply with and conform in all material respects to (i) all provisions of each such insurance policy, and (ii) all conditions of the insurers applicable to Mortgagor or to any of the Mortgaged Property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Mortgaged Property, which are required by the insurers to be complied with in order to maintain such insurance policy in full force and effect. Mortgagor shall not use or permit the use of the Mortgaged Property in any manner which would permit any insurer to cancel any insurance policy or void coverage required to be maintained by this Mortgage. The execution, delivery and performance of this Mortgage will not contravene any provision of, or constitute a default under, any insurance policies.

(f) Provided no Event of Default (as defined in the Credit Agreement) has occurred and is continuing (or if any such Event of Default has occurred and is continuing, unless Mortgagee consents thereto), Mortgagor may settle and adjust any insurance claim without the prior consent of Mortgagee; provided such adjustment is carried out in a competent and timely manner, and Mortgagor is hereby authorized to collect and receipt for the insurance proceeds; provided, however, that Mortgagor shall, promptly after any such damage, repair all such damage (to the extent such repairs are commercially reasonable) regardless of whether any insurance proceeds have been received or whether such proceeds, if received, are sufficient to pay for the costs of repair.

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(g) Mortgagor may maintain insurance required under this Mortgage by means of one or more blanket insurance policies maintained by Mortgagor; provided, however, that (A) any such policy shall specify, or Mortgagor shall furnish to Mortgagee a written statement from the insurer so specifying, the maximum amount of the total insurance afforded by such blanket policy that is allocated to the Premises and the other Mortgaged Property and any sublimits in such blanket policy applicable to the Premises and the other Mortgaged Property and (B) the protection afforded under any such blanket policy shall be no less than that which would have been afforded under a separate policy or policies relating only to the Mortgaged Property.

6. Restrictions on Liens and Encumbrances. Except for the lien of this Mortgage and the Permitted Exceptions, and except as expressly permitted under the Credit Agreement, Mortgagor shall not further mortgage, nor otherwise encumber the Mortgaged Property nor create or suffer to exist any lien, charge, pledge, security interest or encumbrance (including any conditional sale or other title retention agreement) on the Mortgaged Property or any interest therein, or any part thereof, whether superior or subordinate to the lien of this Mortgage, whether recourse or non-recourse, whether voluntarily or involuntarily created and whether directly or indirectly a Lien thereon. Mortgagor shall have the right to contest or object in good faith to the amount or validity of any Lien by appropriate legal proceedings, but such right shall not be deemed or construed in any way as relieving, modifying, or extending Mortgagor’s covenant to pay any such Lien at the time and in the manner provided in this Section unless (i) the legal proceedings would not reasonably be expected to result in the sale, forfeiture or loss of the Mortgaged Property, or any material part thereof, to satisfy such Lien prior to final determination of such proceedings and (ii) Mortgagor shall (A) establish reserves in conformity with GAAP with respect thereto on Mortgagor’s books or (B) furnish a good and sufficient bond or surety as required in connection with any such proceeding.

7. Transfer Restrictions. Except as expressly permitted under the Credit Agreement, Mortgagor shall not sell, transfer, convey or assign all or any portion of, or any interest in, the Mortgaged Property.

8. Maintenance; No Alteration; Inspection; Utilities. (a) Mortgagor shall maintain or cause to be maintained all the Premises in good condition and repair, ordinary wear and tear and damage caused by casualty and condemnation not required to be repaired herein excepted, and shall not commit or suffer any waste of the Premises. Subject to Section 5(f) of this Mortgage, Mortgagor shall repair, restore, replace or rebuild promptly any part of the Premises which may be damaged or destroyed by any casualty whatsoever (to the extent such actions are commercially reasonable). The Premises shall not be demolished or materially altered, nor any material additions built, without the prior written consent of Mortgagee, which consent shall not be unreasonably withheld, conditioned or delayed.

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(b) Mortgagee and any persons authorized by Mortgagee shall have the right (subject to Section 7.06 of the Credit Agreement) during regular business hours and upon reasonable prior notice, to enter and inspect the Premises and all work done, labor performed and materials furnished in and about the Premises and to inspect and make copies of all books, contracts and records of Mortgagor relating to the Mortgaged Property.

(c) Mortgagor represents and warrants that (i) the Premises is served by all necessary water, sanitary and storm sewer, drainage, electric, steam, gas, telephone and other utility facilities, which facilities have capabilities sufficient to serve the current use and operation of the Premises; and (ii) the Premises has legal access to all streets or roads necessary for the use and operation of the Premises, including as appropriate access over properly granted, perpetual, private easements, rights of way or servitudes that are specifically included in the Mortgaged Property.

(d) Mortgagor shall pay or cause to be paid prior to delinquency (unless contested in good faith as set forth in Section 4(c) herein) all utility charges which are incurred for gas, electricity, water or sewer services furnished to the Premises and all other assessments or charges of a similar nature, whether public or private, affecting the Premises or any portion thereof, whether or not such assessments or charges are Liens thereon.

9. Condemnation/Eminent Domain. Mortgagor represents and warrants that as of the date hereof, there is no condemnation affecting the Mortgaged Property, and to the knowledge of Mortgagor, no such condemnation is proposed or threatened. Promptly upon obtaining knowledge of the institution of any proceedings for the condemnation of the Mortgaged Property, or any portion thereof, Mortgagor will notify Mortgagee of the pendency of such proceedings. Provided no Event of Default shall have occurred and be continuing, Mortgagor shall, at its expense, diligently prosecute any proceeding relating to such condemnation, settle or compromise any claims in connection therewith and receive any awards or proceeds thereof, subject to Section 4.03(b) of the Credit Agreement, provided that Mortgagor shall promptly repair and restore the Mortgaged Property to substantially the same condition as prior to such condemnation (to the extent it is commercially reasonable to do so), regardless of whether any award shall have been received or whether such award is sufficient to pay for the costs of such repair and restoration, except to the extent constituting Net Cash Proceeds and applied pursuant to Section 4.03(b) of the Credit Agreement.

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10. Restoration. Except to the extent constituting Net Cash Proceeds and applied pursuant to Section 4.03(b) of the Credit Agreement, and subject to Sections 5(f) and 9 above, Mortgagor shall use all insurance proceeds and all condemnation proceeds and awards to promptly restore (to the extent it is commercially reasonable to do so) the Mortgaged Property to substantially the same condition as prior to such casualty or condemnation (giving effect to the remaining configuration of the Premises after such condemnation) and in material compliance with all Legal Requirements. Notwithstanding anything herein to the contrary, so long as no Event of Default has occurred and is continuing, subject to Section 4.03(b) of the Credit Agreement, Mortgagor shall have the right retain any insurance proceeds or condemnation awards that remain after completion of any such repairs or restorations.

11. Leases. (a) Mortgagor shall not (i) execute a collateral assignment or pledge of any Lease relating to all or any portion of the Mortgaged Property other than in favor of Mortgagee, or (ii) except as expressly permitted under the Credit Agreement, without the prior written consent of Mortgagee (which shall not be unreasonably delayed, conditioned or withheld), execute or permit to exist any Lease of any of the Mortgaged Property.

(b) As to any Lease now in existence or subsequently consented to by Mortgagee, except as expressly permitted under the Credit Agreement, including without limitation, the licenses, leases and subleases permitted under Section 8.05(e) of the Credit Agreement, Mortgagor shall not supplement, alter, revise, modify or amend such Lease in any material respect or permit any such action to be taken nor shall Mortgagor accept the payment of rent more than thirty (30) days in advance of its due date (except for security deposits and estimated payments of percentage rent, if any) without the prior written consent of Mortgagee (which shall not be unreasonably delayed, conditioned or withheld).

12. Further Assurances. To further assure Mortgagee’s rights under this Mortgage, Mortgagor agrees upon demand of Mortgagee to do any act or execute any additional documents (including, but not limited to, security agreements on any personalty included or to be included in the Mortgaged Property and a separate assignment of each Lease in recordable form) as may be reasonably required by Mortgagee to confirm the lien of this Mortgage and all other rights or benefits conferred on Mortgagee hereby.

13. Mortgagee’s Right to Perform. If Mortgagor fails to perform any of the covenants or agreements of Mortgagor, Mortgagee, without waiving or releasing Mortgagor from any obligation or default under this Mortgage, may, at

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any time (but shall be under no obligation to) upon simultaneous notice to Mortgagor (without notice to Mortgagor if any Event of Default has occurred and is continuing), pay or perform the same (including entering upon the Premises to exercise any such right, power or remedy), and the amount or cost thereof, with interest at the Default Rate, shall immediately be due from Mortgagor to Mortgagee and the same shall be secured by this Mortgage and shall be a lien on the Mortgaged Property prior to any right, title to, interest in or claim upon the Mortgaged Property attaching subsequent to the lien of this Mortgage. No payment or advance of money by Mortgagee under this Section shall be deemed or construed to cure Mortgagor’s default or waive any right or remedy of Mortgagee.

14. Indemnification. Without limitation of its indemnification obligations under the Credit Agreement, Mortgagor shall indemnify, hold harmless and defend each of the Mortgagee and each Lender and each of their respective directors, officers, agents and employees (such persons collectively with the Mortgagee, the “Indemnitees”) from and against, and shall pay on demand, any and all claims, actions, obligations, losses, liabilities, costs and damages, including defense costs, investigative fees and costs, and legal fees (“Claims”), incurred by or asserted against the Mortgagee or any other Indemnitee arising out of, in connection with, or as a result of (a) the Mortgagee’s exercise of any of its rights and remedies; (b) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Premises or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, street or ways; (c) any failure on the part of Mortgagor to perform or comply with any of the terms of this Mortgage; (d) the performance of any labor or services or the furnishing of any materials or other property in respect of the Premises or any part thereof; (e) any environmental liability; or (f) any other conduct or misconduct of the Mortgagor, any lessee or other occupant of any of the Premises, or any of their respective agents, contractors, subcontractors, servants, employees, licensees or invitees, in each case, except (i) to the extent that such Claim is found, in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from anyIndemnitee’s gross negligence, bad faith or willful misconduct or (ii) arising out of, or in connection with, any proceeding that does not involve an act or omission by the Borrower or any of its Affiliates and that is brought by an Indemnitee against another Indemnitee. Any amount payable under this Section 14 will be payable within ten (10) days of written demand and be deemed an Obligation and will bear interest at the Default Rate. The obligations of the Mortgagor under this Section 14 shall survive the termination of this Mortgage.

15. Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default hereunder (each, a “Designated Event of Default”):

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(a) an Event of Default shall occur and be continuing under the Credit Agreement;

(b) a failure (i) to keep in force insurance required by this Mortgage, or (ii) to comply with and conform in all material respects to all provisions and requirements of the insurance policies and the insurers thereunder which would affect Mortgagor’s ability to keep in force the insurance required by this Mortgage or to collect any proceeds therefrom, or (iii) to comply with any other material provisions of this Mortgage regarding insurance; or

(c) a failure of Mortgagor to duly perform and observe, or a violation or breach of, any other terms, covenants, provisions or conditions of Sections 6 or 7 of this Mortgage.

All notice and cure periods provided in the Credit Agreement and other Loan Documents shall run concurrently with any notice or cure periods provided under applicable law.

16. Remedies. Upon the occurrence and during the continuation of any Event of Default, in addition to any other rights and remedies Mortgagee may have pursuant to the Loan Documents, or as provided by law, and without limitation, (a) if such event is an Event of Default specified in clause (i) or (ii) of Section 9.01(f) of the Credit Agreement with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under the Credit Agreement and the other Loan Documents shall immediately become due and payable, and if such event is any other Event of Default, either or both of the following actions may be taken: with the consent of the Required Lenders, Mortgagee may, or upon the request of the Required Lenders, Mortgagee shall, by notice to Borrower declare the Loans under the Credit Agreement (with accrued interest thereon) and all other amounts accrued or owing under the Credit Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices (other than any notices expressly required by the terms of the Loan Documents) of any kind are hereby expressly waived. In addition, upon the occurrence and during the continuation of any Event of Default, Mortgagee may immediately take such action, without notice or demand, as it deems advisable to protect and enforce its rights against Mortgagor and in and to the Mortgaged Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such manner as Mortgagee may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Mortgagee, whether or not the maturity of the Obligations has been accelerated:

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(i) Mortgagee may, to the extent permitted by applicable law, (A) institute and maintain an action of mortgage foreclosure against all or any part of the Mortgaged Property or the complete or partial sale of the Mortgaged Property under the power of sale hereunder or under any applicable provision of law, (B) institute and maintain an action on the Guarantee or any other Loan Document, (C) sell all or part of the Mortgaged Property (Mortgagor expressly granting to Mortgagee the power of sale), and all estate, right, title, interest, claim and demand of the Mortgagor therein and thereto, and all rights of redemption thereof, at one or more sales, as an entirety or in parcels, with such elements of real or personal property, at such time and place and upon such terms as the Mortgagee may deem expedient or as may be required under applicable law, and in the event of a sale hereunder or under any applicable provision of law of less than all of the Mortgaged Property, this Mortgage shall continue as a Lien on the remaining Mortgaged Property, or (D) take such other action at law or in equity for the enforcement of this Mortgage or any of the Loan Documents as the law may allow, including the right to exercise any statutory power of sale. Mortgagee may proceed in any such action to final judgment and execution thereon for all sums due hereunder, together with interest thereon at the Default Rate and all costs of suit, including, without limitation, reasonable attorneys’ fees and disbursements. Interest at the Default Rate shall be due on any judgment obtained by Mortgagee from the date of judgment until actual payment is made of the full amount of the judgment. Mortgagor agrees that in addition to all other rights of Mortgagee hereunder and without waiving or modifying any of its rights, Mortgagee may to the maximum extent permitted by law, foreclose and at its sole option utilize the provisions of § [[846.101 and] 846.103, Wis Stats.], or its successor or any other statute which allows Mortgagee to obtain the Mortgaged Property by using a shortened redemption period.

(ii) Mortgagee may personally, or by its agents, attorneys and employees and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Obligations enter into and upon the Mortgaged Property and each and every part thereof and exclude Mortgagor and its agents and employees therefrom without liability for trespass, damage or otherwise (Mortgagor hereby agreeing to surrender possession of the Mortgaged Property to Mortgagee upon demand at any such time) and use, operate, manage, maintain and control the Mortgaged Property and every part

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thereof. Following such entry and taking of possession, Mortgagee shall be entitled, without limitation, (x) to lease all or any part or parts of the Mortgaged Property for such periods of time and upon such conditions as Mortgagee may, in its discretion, deem proper, (y) to enforce, cancel or modify any Lease and (z) generally to execute, do and perform any other act, deed, matter or thing concerning the Mortgaged Property as Mortgagee shall deem appropriate as fully as Mortgagor might do.

(iii) To the fullest extent permitted by applicable law, without entry upon the Property, the Mortgagee or a receiver (as required by law and whichever is the Person exercising the rights under this clause) or, at such Person’s option, in the name of the Mortgagor, to collect, receive, sue for and recover all Rents and proceeds of or derived from the Mortgaged Property, and after deducting therefrom all costs, expenses and liabilities of every character incurred by the Person exercising the rights under this clause in collecting the same and in using, operating, managing, preserving and controlling the Mortgaged Property and otherwise in exercising the rights under this Section or any other rights hereunder, including all amounts necessary to pay Impositions and other claims, Rents, insurance premiums and other costs, expenses and liabilities relating to the Premises, as well as compensation for the services of such Person and its managers, employees, contractors, agents or other representatives, to apply the remainder as provided in the Guarantee.

(iv) Mortgagee may take any action with respect to any Mortgaged Property permitted under the UCC.

(b) The holder of this Mortgage, in any action to foreclose it, shall be entitled to the appointment of a receiver. In case of a foreclosure sale, the Real Estate may be sold, at Mortgagee’s election, in one parcel or in more than one parcel and Mortgagee is specifically empowered (without being required to do so, and in its sole and absolute discretion) to cause successive sales of portions of the Mortgaged Property to be held.

(c) Subject to mandatory provisions of applicable law, any sale shall operate to divest all of the estate, right, title, interest, claim and demand whatsoever, whether at law or in equity, of Mortgagor in and to the Mortgaged Property sold, and shall be a perpetual bar both at law and in equity against Mortgagor and any and all Persons claiming such Mortgaged Property or any interest therein by, through or under the Mortgagor. If Mortgagor or any Person claiming by, through or under the Mortgagor shall transfer or fail to surrender possession of the Mortgaged

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Property, after the exercise by Mortgagee of Mortgagee’s remedies or after any sale of the Mortgaged Property pursuant hereto, then the Mortgagor or such Person shall be deemed a tenant at sufferance of the purchaser at such sale, subject to eviction by means of summary process for possession of land, or subject to any other right or remedy available hereunder or under applicable law.

(d) If a sale hereunder shall be commenced by Mortgagee, Mortgagee may at any time before the sale abandon the sale, and may institute suit for the collection of the Obligations or for the foreclosure of this Mortgage; or if Mortgagee should institute a suit for collection of the Obligations or the foreclosure of this Mortgage, Mortgagee may at any time before the entry of final judgment in said suit dismiss the same and sell the Mortgaged Property in accordance with the provisions of this Mortgage.

(e) In the event any portion of the Mortgaged Property is subject to the provisions of the UCC, Mortgagee shall have the same authority, rights and obligation with respect to such property as to all other Mortgaged Property or, Mortgagee at its option may proceed directly with respect to the Mortgaged Property subject to the provisions of the UCC. In the event Mortgagee elects to sell that portion of the Mortgaged Property which is subject to the UCC, Mortgagee may elect to sell such property separately subject to the provisions of the UCC, or Mortgagee may sell all Mortgaged Property pursuant to the provisions of this Mortgage relating to sales of real property. Twenty (20) days prior written notice will be deemed commercially reasonable notice for sales held by Mortgagee pursuant to the UCC. Mortgagee may sell real and personal property separately and in any order or lots or coordinate the sales in any manner deemed advisable by Mortgagee. If Mortgagee is proceeding to sell property subject to the UCC, any sale held by Mortgagee may be held in conjunction with or separate from sales held by Mortgagee.

(f) In the event of any breach of any of the covenants, agreements, terms or conditions contained in this Mortgage, Mortgagee shall be entitled to enjoin such breach and obtain specific performance of any covenant, agreement, term or condition and Mortgagee shall have the right to invoke any equitable right or remedy as though other remedies were not provided for in this Mortgage.

17. Proceeds. Except as otherwise provided herein or required under applicable law, if an Event of Default shall have occurred and be continuing, the proceeds of any sale of, or other realization upon, all or any part of the Mortgaged Property hereunder, whether made pursuant to the power of sale hereunder, any judicial proceeding or any judgment or decree of foreclosure or sale or otherwise shall be applied and paid as follows:

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(a) First: to pay the payment of all expenses of such sale, including compensation of Mortgagee or such other Person conducting such sale, and the cost of title searches, foreclosure certificates and attorneys’ fees and expenses incurred by such Person, together with interest on any such expenses paid by such Person at the Default Rate from the date paid by such Person through the date repaid to such Person;

(b) Second: to the payment of the expenses and other amounts payable under Sections 13 and 16, if any; and

(c) Third: to the Collateral Agent to be held, applied and disbursed in accordance with the Guarantee.

18. Right of Mortgagee to Credit Sale. Upon the occurrence of any sale made under this Mortgage, whether made under the power of sale or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Mortgagee may bid for and acquire the Mortgaged Property or any part thereof. In lieu of paying cash therefor, Mortgagee may make settlement for the purchase price by crediting upon the Obligations or other sums secured by this Mortgage the net sales price after deducting therefrom the expenses of sale and the cost of the action and any other sums which Mortgagee is authorized to deduct under this Mortgage. In such event, this Mortgage, the Credit Agreement, the Guarantee and other Loan Documents evidencing expenditures secured hereby may be presented to the person or persons conducting the sale in order that the amount so used or applied may be credited upon the Obligations as having been paid.

19. Appointment of Receiver. If an Event of Default shall have occurred and be continuing, Mortgagee as a matter of right but upon advance written notice to Mortgagor, , and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Obligations or the interest of Mortgagor therein, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers or other manager of the Mortgaged Property, and Mortgagor hereby irrevocably consents to such appointment. Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Mortgagee in case of entry as provided in this Mortgage, including, without limitation and to the extent permitted by law, the right to enter into leases of all or any part of the Mortgaged Property, and shall continue as such and exercise all such powers until the date of confirmation of sale of the Mortgaged Property unless such receivership is sooner terminated.

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20. Extension, Release, etc. (a) Without affecting the lien, charge or priority of this Mortgage upon any portion of the Mortgaged Property not then or theretofore released as security for the full amount of the Obligations, Mortgagee may, from time to time and without notice, agree to (i) release any person liable for the Obligations, (ii) extend the maturity or alter any of the terms of the indebtedness evidenced by the Credit Agreement and the other Loan Documents and guaranteed under the Guarantee or any other guaranty thereof, (iii) grant other indulgences, (iv) release or reconvey, or cause to be released or reconveyed at any time at Mortgagee’s option any parcel, portion or all of the Mortgaged Property, (v) take or release any other or additional security for any obligation herein mentioned, or (vi) make compositions or other arrangements with debtors in relation thereto. If at any time this Mortgage shall secure less than all of the principal amount of the Obligations, it is expressly agreed that any repayments of the principal amount of the Obligations shall not reduce the amount of the lien of this Mortgage until the lien amount shall equal the principal amount of the Obligations outstanding.

(b) No recovery of any judgment by Mortgagee and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of Mortgagor shall affect the lien of this Mortgage or any liens, rights, powers or remedies of Mortgagee hereunder, and such liens, rights, powers and remedies shall continue unimpaired until the Obligations have been fully paid and performed.

(c) If Mortgagee shall have the right to foreclose this Mortgage, Mortgagor authorizes Mortgagee at its option to foreclose the lien of this Mortgage subject to the rights of any tenants of the Mortgaged Property. The failure to make any such tenants parties defendant to any such foreclosure proceeding and to foreclose their rights will not be asserted by Mortgagor as a defense to any proceeding instituted by Mortgagee to collect the Obligations or to foreclose the lien of this Mortgage.

(d) Unless expressly provided otherwise, in the event that ownership of this Mortgage and title to the Mortgaged Property or any estate therein shall become vested in the same person or entity, this Mortgage shall not merge in such title but shall continue as a valid lien on the Mortgaged Property for the amount secured hereby.

21. Security Agreement under Uniform Commercial Code. (a) It is the intention of the parties hereto that this Mortgage shall constitute a pledge and Security Agreement within the meaning of the Uniform Commercial Code (the “Code”) of the State of [Wisconsin] and Mortgagor hereby grants a security interest (and any proceeds thereof) in equipment and personal property, including goods or items of equipment or personal property which are or are to become fixtures. If an Event of Default shall occur and be continuing under this

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Mortgage, then in addition to having any other right or remedy available at law or in equity (and available under the Guarantee), Mortgagee shall have the option of either (i) proceeding under the Code and exercising such rights and remedies as may be provided to a secured party by the Code with respect to all or any portion of the Mortgaged Property which is personal property (including, without limitation, taking possession of and selling such property) or (ii) treating such property as real property and proceeding with respect to both the real and personal property constituting the Mortgaged Property in accordance with Mortgagee’s rights, powers and remedies with respect to the real property (in which event the default provisions of the Code shall not apply). If Mortgagee shall elect to proceed under the Code, then twenty (20) days’ notice of sale of the personal property shall be deemed reasonable notice and the reasonable expenses of retaking, holding, preparing for sale, selling and the like incurred by Mortgagee shall include, but not be limited to, reasonable attorneys’ fees and legal expenses. At Mortgagee’s request, Mortgagor shall assemble the personal property and make it available to Mortgagee at a place designated by Mortgagee which is reasonably convenient to both parties. If any Event of Default has occurred and is continuing, Mortgagee shall be the Mortgagor’s true and lawful attorney, with full power of substitution, with respect to any and all matters pertaining to the equipment and personal property (and any proceeds thereof) with full power and authority to give instructions with respect to the collection and remittance of payments, to endorse checks, to enforce the rights and remedies of the Mortgagor and to execute on behalf of the Mortgagor and in Mortgagor’s name any instruction, agreement or other writing required therefor. Mortgagor acknowledges and agrees that a disposition of the personal property in accordance with Mortgagee’s rights and remedies in respect to the Mortgaged Property as heretofore provided is a commercially reasonable disposition thereof. Notwithstanding the foregoing, to the extent that the Mortgaged Property includes [Collateral] (as defined in the Guarantee), the provisions of the Guarantee shall govern with respect to such property.

(b) Mortgagor and Mortgagee agree, to the extent permitted by law, that: (i) all of the goods and items of personal property described within the definition of the word “Equipment” are or are to become fixtures on the Real Estate (other than leased Equipment); (ii) this Mortgage upon recording or registration in the real estate records of the proper office shall constitute a financing statement filed as a “fixture filing” within the meaning of Sections 9-334, 9-501, 9-502 and 9-603 of the Code; (iii) Mortgagor is the record owner of the Real Estate; and (iv) the addresses of Mortgagor and Mortgagee are as set forth on the first page of this Mortgage and the organizational identification number of Mortgagor is [ ].

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(c) Mortgagor, upon written request by Mortgagee from time to time, shall execute, acknowledge and deliver to Mortgagee one or more separate security agreements, in form reasonably satisfactory to Mortgagee, covering all or any part of the Mortgaged Property and will further execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any financing statement, affidavit, continuation statement or certificate or other document as Mortgagee may reasonably request in order to perfect, preserve, maintain, continue or extend the security interest under and the priority of this Mortgage and such security instrument. Mortgagor further agrees to pay to Mortgagee within ten (10) days of written demand all reasonable costs and expenses incurred by Mortgagee in connection with the preparation, execution, recording, filing and re-filing of any such document and all reasonable costs and expenses of any record searches for financing statements Mortgagee shall reasonably require. If Mortgagor shall fail to furnish any financing or continuation statement within 10 days after written request by Mortgagee, then pursuant to the provisions of the Code, Mortgagor hereby appoints Mortgagee its attorney-in-fact and authorizes Mortgagee, without the signature of Mortgagor, to execute and file any such financing and continuation statements, all acts of such attorney being hereby ratified and confirmed; and such power, being coupled with an interest, shall be irrevocable until all Liens granted pursuant to the Security Documents terminate pursuant to the Loan Documents. The filing of any financing or continuation statements in the records relating to personal property or chattels shall not be construed as in any way impairing the right of Mortgagee to proceed against any personal property encumbered by this Mortgage as real property, as set forth above.

22. Assignment of Rents. Mortgagor hereby assigns to Mortgagee the Rents as further security for the payment and performance of the Obligations, and Mortgagor grants to Mortgagee the right to enter the Mortgaged Property for the purpose of collecting the same and to let the Mortgaged Property or any part thereof, and to apply the Rents on account of the Obligations. The foregoing assignment and grant is present, absolute and irrevocable and shall continue in effect until all of the Commitments (as defined in the Credit Agreement) have been terminated and the Obligations are paid and performed in full (excluding contingent indemnification obligations or obligations under or in respect of Specified Hedge Agreements), but Mortgagee hereby waives the right to enter the Mortgaged Property for the purpose of collecting the Rents and Mortgagor shall be entitled to collect, receive, use and retain the Rents until the occurrence and during the continuation of an Event of Default under this Mortgage; such right of Mortgagor to collect, receive, use and retain the Rents may be revoked by Mortgagee upon the occurrence and during the continuation of any Event of Default under this Mortgage and Mortgagee or a receiver shall have the absolute, immediate and continuing right to collect and receive the Rents now or hereafter, including during any period of redemption, accruing with respect to the Premises; in the event of such revocation, Mortgagor shall pay over to Mortgagee, or to any

24

receiver appointed to collect the Rents and any lease security deposits. Mortgagor shall not accept prepayments of installments of Rent to become due for a period of more than one month in advance (except for security deposits and estimated payments of percentage rent, if any). Mortgagor shall promptly execute, acknowledge, deliver, record, register and file such additional general assignment of the Leases or specific assignment of any Lease as may be reasonably necessary or required by applicable law from time to time in order to effectuate, complete, perfect, continue or preserve the assignments of the Leases and the Rents hereunder. None of the acceptance hereof, the exercise of the rights and remedies hereunder or any other action on the part of Mortgagee or any Person exercising the rights of Mortgagee hereunder shall be construed to be an assumption by Mortgagee or any such Person of, or to otherwise make Mortgagee or such Person liable or responsible for, any of the obligations of Mortgagor under or with respect to the Leases or for any Rent, security deposit or other amount delivered to Mortgagor, provided that Mortgagee or any such Person exercising the rights of Mortgagee hereunder shall be accountable for any Rents, security deposits or other amounts actually received by Mortgagee or such Person, as the case may be. None of the acceptance hereof, the exercise of the rights and remedies hereunder or any other action on the part of Mortgagee or any Person exercising the rights of Mortgagee hereunder shall be construed to obligate Mortgagee or any such Person to take any action under or with respect to the Leases or with respect to the Premises, to incur any expense or perform or discharge any duty or obligation under or with respect to the Leases or with respect to the Premises, to appear in or defend any action or proceeding relating to the Leases or the Premises, to constitute Mortgagee as a mortgagee-in-possession, or to be liable in any way for any injury or damage to person or property sustained by any Person in or about the Premises other than to the extent caused by the willful misconduct, bad faith or gross negligence of Mortgagee or any Person exercising the rights of Mortgagee hereunder.

23. Trust Funds. If required by applicable law, all lease security deposits of the Real Estate shall be treated as trust funds not to be commingled with any other funds of Mortgagor. Within 10 days after request by Mortgagee, Mortgagor shall furnish Mortgagee satisfactory evidence of compliance with this subsection, together with a statement of all lease security deposits by lessees and copies of all Leases not previously delivered to Mortgagee, which statement shall be certified by Mortgagor.

24. Additional Rights. The holder of any subordinate lien on the Mortgaged Property shall have no right to terminate any Lease whether or not such Lease is subordinate to this Mortgage nor shall any holder of any subordinate lien join any tenant under any Lease in any action to foreclose the lien or modify, interfere with, disturb or terminate the rights of any tenant under any Lease. By recordation of this Mortgage all subordinate lienholders are subject to and notified of this provision, and any action taken by any such lienholder

25

contrary to this provision shall be null and void. Upon the occurrence and during the continuation of any Event of Default, Mortgagee may, in its sole discretion and without regard to the adequacy of its security under this Mortgage, apply all or any part of any amounts on deposit with Mortgagee under this Mortgage against all or any part of the Obligations. Any such application shall not be construed to cure or waive any Default or Event of Default or invalidate any act taken by Mortgagee on account of such Default or Event of Default.

25. Notices. All notices, requests, demands and other communications hereunder shall be given in accordance with the provisions of Section 11.02 of the Credit Agreement to Mortgagor and to Mortgagee as specified therein.

26. No Oral Modification. This Mortgage may not be amended, supplemented or otherwise modified except in accordance with the provisions of Section 11.01 of the Credit Agreement. Any agreement made by Mortgagor and Mortgagee after the date of this Mortgage relating to this Mortgage shall be superior to the rights of the holder of any intervening or subordinate lien or encumbrance.

27. Partial Invalidity. In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but each shall be construed as if such invalid, illegal or unenforceable provision had never been included. Notwithstanding to the contrary anything contained in this Mortgage or in any provisions of the Obligations or Loan Documents, the obligations of Mortgagor and of any other obligor in respect of the Obligations or Loan Documents shall be subject to the limitation that Mortgagee shall not charge, take or receive, nor shall Mortgagor or any other obligor be obligated to pay to Mortgagee, any amounts constituting interest in excess of the maximum rate permitted by law to be charged by Mortgagee.

28. Mortgagor’s Waiver of Rights. To the fullest extent permitted by law, Mortgagor irrevocably waives any right, defense and the benefit of all laws now existing or that may subsequently be enacted providing for (i) any appraisement before sale of any portion of the Mortgaged Property, (ii) any extension of the time for the enforcement of the collection of the Obligations or the creation or extension of a period of redemption from any sale made in collecting such debt, (iii) exemption of the Mortgaged Property from attachment, levy or sale under execution or exemption from civil process, (iv) impairment of any right of subrogation or reimbursement, (v) any requirement that at any time any action must be taken against any other Person, any portion of the Mortgaged Property or any other asset of the Mortgagor or any other Person, (vi) any provision barring or limiting the right of the Mortgagee to sell any Mortgaged Property after any other sale of any other Mortgaged Property or any other action

26

against the Mortgagor or any other Person, (vii) any provision barring or limiting the recovery by the Mortgagee of a deficiency after any sale of the Mortgaged Property, (viii) any other provision of applicable law which might defeat, limit or adversely affect any right or remedy of the Mortgagee or the holders of the Obligations under or with respect to this Mortgage or any other Loan Document as it relates to any Mortgaged Property, or (ix) the right of the Mortgagee to foreclose this Mortgage in its own name on behalf of all the Secured Parties by judicial action as the real party in interest without the necessity of joining any other Secured Party. To the full extent Mortgagor may do so, Mortgagor agrees that Mortgagor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, exemption, extension or redemption, or requiring foreclosure of this Mortgage before exercising any other remedy granted hereunder and Mortgagor, for Mortgagor and its successors and assigns, and for any and all persons ever claiming any interest in the Mortgaged Property, to the extent permitted by law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of the secured indebtedness and marshalling in the event of foreclosure of the liens hereby created.

29. Remedies Not Exclusive. Mortgagee shall be entitled to enforce payment and performance of the Obligations and to exercise all rights and powers under this Mortgage or under any of the other Loan Documents or other agreement between Mortgagee and Mortgagor or any laws now or hereafter in force, notwithstanding some or all of the Obligations may now or hereafter be otherwise secured, whether by mortgage, security agreement, pledge, lien, assignment or otherwise. Neither the acceptance of this Mortgage nor its enforcement, shall prejudice or in any manner affect Mortgagee’s right to realize upon or enforce any other security now or hereafter held by Mortgagee, it being agreed that Mortgagee shall be entitled to enforce this Mortgage and any other security now or hereafter held by Mortgagee in such order and manner as Mortgagee may determine in its absolute discretion. No remedy herein conferred upon or reserved to Mortgagee is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Loan Documents to Mortgagee or to which it may otherwise be entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Mortgagee. In no event shall Mortgagee, in the exercise of the remedies provided in this Mortgage (including, without limitation, in connection with the assignment of Rents to Mortgagee, or the appointment of a receiver and the entry of such receiver on to all or any part of the Mortgaged Property), be deemed a “mortgagee in possession,” and Mortgagee shall not in any way be made liable for any act, either of commission or omission, in

27

connection with the exercise of such remedies, except to the extent resulting from the gross negligence or willful misconduct of Mortgagee, any other Indemnitee, or any contractor of Mortgagee or any Indemnitee. No failure to exercise or delay in exercising any remedy or right hereunder, under any other Loan Document or under applicable law shall be construed as a waiver of any Event of Default hereunder or under any other Loan Document. The acceptance by Mortgagee or the Secured Parties of any payment less than the amount of the Obligations in question shall be deemed to be an acceptance on account only and shall not be construed as a waiver of any Event Default hereunder or under any other Loan Document with respect thereto. If Mortgagee has proceeded to enforce any remedy or right hereunder or with respect hereto by foreclosure, sale, entry or otherwise, it may compromise, discontinue or abandon such proceeding for any reason without notice to Mortgagor or any other Person, other than as may be required under the Credit Agreement or the Guarantee, and, in the event that any such proceeding shall be discontinued, abandoned or determined adversely for any reason, Mortgagor and Mortgagee shall retain and be restored to their former positions and rights hereunder with respect to the Mortgaged Property, subject to the Lien hereof except to the extent any such adverse determination specifically provides to the contrary.

30. Multiple Security. If (a) the Premises shall consist of one or more parcels, whether or not contiguous and whether or not located in the same county, or (b) in addition to this Mortgage, Mortgagee shall now or hereafter hold one or more additional mortgages, liens, deeds of trust or other security (directly or indirectly) for the Obligations upon other property in the State in which the Premises are located (whether or not such property is owned by Mortgagor or by others) or (c) both the circumstances described in clauses (a) and (b) shall be true, then to the fullest extent permitted by law, Mortgagee may, at its election, commence or consolidate in a single foreclosure action all foreclosure proceedings against all such collateral securing the Obligations (including the Mortgaged Property), which action may be brought or consolidated in the courts of any county in which any of such collateral is located. Mortgagor acknowledges that the right to maintain a consolidated foreclosure action is a specific inducement to Mortgagee to extend the Loans, and Mortgagor expressly and irrevocably waives any objections to the commencement or consolidation of the foreclosure proceedings in a single action and any objections to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have. Mortgagor further agrees that if Mortgagee shall be prosecuting one or more foreclosure or other proceedings against a portion of the Mortgaged Property or against any collateral other than the Mortgaged Property, which collateral directly or indirectly secures the Obligations, or if Mortgagee shall have obtained a judgment of foreclosure and sale or similar judgment against such collateral, then, whether or not such proceedings are being maintained or judgments were obtained in or outside the State in which the Premises are located, Mortgagee may commence or continue foreclosure proceedings and exercise its

28

other remedies granted in this Mortgage against all or any part of the Mortgaged Property and Mortgagor waives any objections to the commencement or continuation of a foreclosure of this Mortgage or exercise of any other remedies hereunder based on such other proceedings or judgments, and waives any right to seek to dismiss, stay, remove, transfer or consolidate either any action under this Mortgage or such other proceedings on such basis. Neither the commencement nor continuation of proceedings to foreclose this Mortgage nor the exercise of any other rights hereunder nor the recovery of any judgment by Mortgagee in any such proceedings shall prejudice, limit or preclude Mortgagee’s right to commence or continue one or more foreclosure or other proceedings or obtain a judgment against any other collateral (either in or outside the State in which the Premises are located) which directly or indirectly secures the Obligations, and Mortgagor expressly waives any objections to the commencement of, continuation of, or entry of a judgment in such other proceedings or exercise of any remedies in such proceedings based upon any action or judgment connected to this Mortgage, and Mortgagor also waives any right to seek to dismiss, stay, remove, transfer or consolidate either such other proceedings or any action under this Mortgage on such basis. It is expressly understood and agreed that to the fullest extent permitted by law, Mortgagee may, at its election, cause the sale of all collateral which is the subject of a single foreclosure action at either a single sale or at multiple sales conducted simultaneously and take such other measures as are appropriate in order to effect the agreement of the parties to dispose of and administer all collateral securing the Obligations (directly or indirectly) in the most economical and least time-consuming manner.

31. Successors and Assigns. All covenants of Mortgagor contained in this Mortgage are imposed solely and exclusively for the benefit of Mortgagee and its successors and assigns, and no other person or entity shall have standing to require compliance with such covenants or be deemed, under any circumstances, to be a beneficiary of such covenants, any or all of which may be freely waived in whole or in part by Mortgagee at any time if in its sole discretion it deems such waiver advisable. All such covenants of Mortgagor shall run with the land and bind Mortgagor, the successors and assigns of Mortgagor (and each of them) with respect to the Mortgaged Property and all subsequent owners, encumbrancers and tenants of the Mortgaged Property, and shall inure to the benefit of Mortgagee, its successors and assigns. The word “Mortgagor” shall be construed as if it read “Mortgagors” whenever the sense of this Mortgage so requires and if there shall be more than one Mortgagor, the obligations of the Mortgagors shall be joint and several.

32. No Waivers, etc. Any failure by Mortgagee to insist upon the strict performance by Mortgagor of any of the terms and provisions of this Mortgage shall not be deemed to be a waiver of any of the terms and provisions hereof, and Mortgagee, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by Mortgagor of any and all of the terms and

29

provisions of this Mortgage to be performed by Mortgagor. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the security held for the obligations secured by this Mortgage without, as to the remainder of the security, in anywise impairing or affecting the lien of this Mortgage or the priority of such lien over any subordinate lien.

33. GOVERNING LAW, ETC. THIS MORTGAGE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE IN WHICH THE PREMISES IS LOCATED, EXCEPT THAT MORTGAGOR EXPRESSLY ACKNOWLEDGES THAT BY THEIR RESPECTIVE TERMS THE CREDIT AGREEMENT, THE GUARANTEE AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAW, AND FOR PURPOSES OF CONSISTENCY, MORTGAGOR AGREES THAT IN ANY IN PERSONAM PROCEEDING RELATED TO THIS MORTGAGE THE RIGHTS OF THE PARTIES TO THIS MORTGAGE SHALL ALSO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK GOVERNING CONTRACTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAW.

34. Certain Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Mortgage shall be used interchangeably in singular or plural form and the word “Mortgagor” shall mean “each Mortgagor or any subsequent owner or owners of the Mortgaged Property or any part thereof or interest therein,” the word “Mortgagee” shall mean “Mortgagee or any successor administrative agent for the Lenders,” the word “Guarantee” shall mean “the Guarantee, any Loan Document to which Mortgagor is a party or any other evidence of indebtedness secured by this Mortgage,” the word “person” shall include any individual, corporation, partnership, trust, unincorporated association, government, governmental authority, or other entity, and the words “Mortgaged Property” shall include any portion of the Mortgaged Property or interest therein. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. The captions in this Mortgage are for convenience or reference only and in no way limit or amplify the provisions hereof.

35. Receipt of Copy. Mortgagor acknowledges that it has received a true copy of this Mortgage.

30

36. Intercreditor Agreement. In the event of any conflict between the terms of an Intercreditor Agreement and the terms of this Mortgage, the terms of the Intercreditor Agreement shall govern.

37. Credit Agreement. In the event of any conflict between the terms of the Credit Agreement and the terms of this Mortgage, the terms of the Credit Agreement shall govern

31

This Mortgage has been duly executed by Mortgagor on             , 2014 and is intended to be effective as of the date first above written.

Mortgagor:

By:
Name:
Title:

32

STATE OF	)
: ss.:
COUNTY OF	)

On the             day of             , in the year 2014, before me, the undersigned, personally appeared                             , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that s/he executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, the person or entity upon behalf of which the individual acted, executed the instrument.

Notary Public
[affix stamp and seal]

33

Schedule A

Description of the Premises

[Attach Legal Description of all parcels]

34

Document Number	OPEN-END MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING

_________________________, as Mortgagor

To

CREDIT SUISSE AG, as Administrative and Collateral Agent, on behalf of the Secured Parties, as Mortgagee

This instrument was drafted by Benjamin J. Bibler, Esq. of Davis Polk & Wardwell LLP and                  of Whyte Hirschboeck Dudek S.C.

Recording Area

Name and Return Address Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Attention: Real Estate Department

Parcel Identification Number (PIN)

EXHIBIT F

FORM OF EXEMPTION CERTIFICATE

Reference is made to the Term Loan Credit Agreement, dated as of March 3, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ROUNDY’S SUPERMARKETS, INC., a Wisconsin corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent and collateral agent (in any such capacity, together with its successors in such capacity, the “Administrative Agent”). Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.                     (the “Non-U.S. Lender”) is providing this certificate pursuant to subsection 4.11 (f) of the Credit Agreement. The Non-U.S. Lender has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. The Non-U.S. Lender hereby represents and warrants that:

I.	The Non-U.S. Lender is the sole record and beneficial owner of the Loans or the obligations evidenced by Note(s) in respect of which it is providing this certificate;

II.	The Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Non-U.S. Lender further represents and warrants that:

(a)	the Non-U.S. Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b)	the Non-U.S. Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;

III.	The Non-U.S. Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code; and

IV.	The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U.S. LENDER]

By:
Name:
Title:

Date:

EXHIBIT G

FORM OF PROMISSORY NOTE (TRANCHE B TERM LOANS)

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	New York, New York ,20[ ]

FOR VALUE RECEIVED, the undersigned, Roundy’s Supermarkets, Inc., a Wisconsin corporation (the “Borrower”), hereby unconditionally promises to pay to                 (the “Lender”) or its registered assigns, in accordance with the provisions of the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, the principal amount of (a)                 DOLLARS ($        ), or, if less, (b) the unpaid principal amount of the Tranche B Term Loan of the Lender outstanding under the Credit Agreement. The principal amount shall be paid in the amounts and on the dates specified in Section 2.02 of the Credit Agreement. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 4.06 of the Credit Agreement.

The holder of this note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of the Tranche B Term Loan and the date and amount of each payment or prepayment of principal with respect thereto, each conversion of all or a portion thereof to another Type, each continuation of all or a portion thereof as the same Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of the Tranche B Term Loan.

This note (a) is one of the Loan Notes referred to in the Credit Agreement, dated as of March 3, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lender, the other banks and financial institutions or entities from time to time parties thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent (in any such capacity, together with its successors in such capacity, the “Administrative Agent”), (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this note in respect thereof.

Upon the occurrence and during the continuance of any one or more of the Events of Default, after notice to the Borrower from the Administrative Agent to the extent required under the Credit Agreement, all principal and all accrued interest then remaining unpaid on this note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 11.06 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

ROUNDY’S SUPERMARKETS, INC.

By:
Name:
Title:

Schedule A

to

Promissory Note

TRANCHE B TERM LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

Date	Amount of Base Rate Loans	Amount Converted to Base Rate Loans	Amount of Principal of Base Rate Loans Repaid	Amount of Base Rate Loans Converted to Eurodollar Loans	Unpaid Principal Balance of Base Rate Loans	Notation Made By

Schedule B

to

Promissory Note

TRANCHE B TERM LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to Base Rate Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

EXHIBIT H

FORM OF CLOSING CERTIFICATE

[DATE]

Pursuant to subsections 6.01(f) of each of (i) the Credit Agreement, dated as of the date first written above (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as therein defined), among ROUNDY’S SUPERMARKETS, INC., a Wisconsin corporation (the “Borrower”), as Borrower, the several lenders from time to time parties thereto (the “Lenders”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent and collateral agent (in any such capacity, together with its successors in such capacity, the “Administrative Agent”) and (ii) the Asset-Based Revolving Credit Agreement, dated as of the date first written above (the “ABL Credit Agreement”), among ROUNDY’S SUPERMARKETS, INC., a Wisconsin corporation (the “Company”), as Borrower, the several lenders from time to time parties thereto (the “ABL Lenders”), BMO HARRIS BANK, N.A., as documentation agent, BANK OF AMERICA, N.A, as syndication agent, JPMORGAN CHASE BANK, N.A., as administrative agent and collateral agent (in any such capacity, together with its successors in such capacity, the “ABL Agent”) and as an issuing lender.

The undersigned [Secretary] of [            ] (the “Company”) hereby certifies to the Administrative Agent, solely in his or her official capacity and not in any individual capacity, as follows as of the date hereof:

1. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Company, nor has any other event occurred materially adversely affecting or threatening the continued [corporate] existence of the Company.

2. The Company is a [corporation][limited liability company] duly [incorporated][formed], validly existing and in good standing under the laws of the jurisdiction of its [organization][formation]. Attached hereto as Annex 1 is a long form of good standing as of a recent date from the jurisdiction of the Company’s [organization][formation].

3. Attached hereto as Annex 2 is a true and complete copy of [resolutions][consents] duly adopted by the [Board of Directors][Members] of the Company on [INSERT DATE OF RESOLUTIONS]; such [resolutions][consents] have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only [corporate][company] proceedings of the Company now in force relating to or affecting the matters referred to therein.

4. Attached hereto as Annex 3 is a true and complete copy of the [By-Laws][Limited Liability Company Agreement] of the Company (including all amendments thereto) as in effect on the date hereof .

5. Attached hereto as Annex 4 is a true and complete copy of the Certificate of [Incorporation][Formation] of the Company (including all amendments thereto) as in effect on the date hereof, and such certificate has not otherwise been amended, repealed, modified or restated.

6. The following persons are now duly elected and qualified officers of the Company holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Company each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Company pursuant to the Loan Documents to which it is a party:

Name	Office	Signature

[signature page follows]

IN WITNESS WHEREOF, the undersigned have hereunto executed this certificate as of the date first above written.

Name:
Title:

The undersigned [INSERT TITLE OF OFFICER] of the Company hereby certifies to the Administrative Agent, solely in his or her official capacity and not in any individual capacity, as follows as of the date hereof:

[INSERT NAME OF SECRETARY] is the duly elected and qualified [Secretary] of the Company and the signature set forth for such officer above is such officer’s true and genuine signature.

IN WITNESS WHEREOF, the undersigned have hereunto executed this certificate as of the date first above written.

Name:
Title:

Annex 1

to

Closing Certificate

Good Standing Certificate

Annex 2

to

Closing Certificate

[Resolutions][Consent]

Annex 3

to

Closing Certificate

[By-Laws][Limited Liability Company Agreement]

Annex 4

to

Closing Certificate

Certificate of [Incorporation][Formation]

EXHIBIT I

FORM OF SOLVENCY CERTIFICATE

[            ], 2014

I, [            ], certify that I am the duly appointed, qualified and acting chief financial officer of Roundy’s Supermarkets, Inc. (“Borrower”), and in such capacity, that:

On the date hereof, Borrower and its Restricted Subsidiaries, taken as a whole, immediately after giving effect to the Refinancing and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith are Solvent

[Signature page follows]

ROUNDY’S SUPERMARKETS, INC.

By:
Name:
Title: